EXECUTION VERSION

CREDIT AGREEMENT

dated as of

November 5, 2015,

among

BIO-REFERENCE LABORATORIES, INC.,
as the Company,

The Subsidiaries from time to time party hereto as Subsidiary Borrowers,
The other Loan Parties party hereto,

The Lenders Party Hereto,

and

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent

___________________________

J.P. MORGAN SECURITIES LLC,
as Sole Bookrunner and Sole Lead Arranger

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Page

ARTICLE I	DEFINITIONS 1

Section 1.01.	Defined Terms 1

Section 1.02.	Classification of Loans and Borrowings 38

Section 1.03.	Terms Generally 38

Section 1.04.	Accounting Terms; GAAP 39

Section 1.05.	Status of Obligations 39

Section 1.06.	Adjustments for Acquisitions and Dispositions 40

ARTICLE II	THE CREDITS 40

Section 2.01.	Commitments 40

Section 2.02.	Loans and Borrowings 40

Section 2.03.	Requests for Borrowings 41

Section 2.04.	Protective Advances 42

Section 2.05.	Swingline Loans and Overadvances 43

Section 2.06.	Letters of Credit 44

Section 2.07.	Funding of Borrowings 49

Section 2.08.	Interest Elections 50

Section 2.09.	Termination and Reduction of Commitments; Increase in Revolving Commitments 51

Section 2.10.	Repayment and Amortization of Loans; Evidence of Debt 53

Section 2.11.	Prepayment of Loans 54

Section 2.12.	Fees 55

Section 2.13.	Interest 56

Section 2.14.	Alternate Rate of Interest 57

Section 2.15.	Increased Costs 57

Section 2.16.	Break Funding Payments 59

Section 2.17.	Withholding of Taxes; Gross-Up 59

Section 2.18.	Payments Generally; Allocation of Proceeds; Sharing of Set-offs 63

Section 2.19.	Mitigation Obligations; Replacement of Lenders 66

Section 2.20.	Defaulting Lenders 67

Section 2.21.	Returned Payments 68

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(continued)
Page

Section 2.22.	Banking Services and Swap Agreements 69

ARTICLE III	REPRESENTATIONS AND WARRANTIES 69

Section 3.01.	Organization; Powers 69

Section 3.02.	Authorization; Enforceability 69

Section 3.03.	Governmental Approvals; No Conflicts 70

Section 3.04.	Financial Condition; No Material Adverse Change 70

Section 3.05.	Properties 70

Section 3.06.	Litigation and Environmental Matters 70

Section 3.07.	Compliance with Laws and Agreements; No Default 71

Section 3.08.	Investment Company Status 71

Section 3.09.	Taxes 71

Section 3.10.	ERISA 71

Section 3.11.	Disclosure 72

Section 3.12.	[Reserved.] 72

Section 3.13.	Solvency 72

Section 3.14.	Insurance 72

Section 3.15.	Capitalization and Subsidiaries 72

Section 3.16.	Security Interest in Collateral 72

Section 3.17.	Employment Matters 73

Section 3.18.	Federal Reserve Regulations 73

Section 3.19.	Use of Proceeds 73

Section 3.20.	No Burdensome Restrictions 73

Section 3.21.	Anti-Corruption Laws and Sanctions 73

Section 3.22.	Common Enterprise 73

Section 3.23.	Healthcare Reimbursement Matters 74

ARTICLE IV	CONDITIONS 74

Section 4.01.	Effective Date 74

Section 4.02.	Each Credit Event 77

ARTICLE V	AFFIRMATIVE COVENANTS 78

Section 5.01.	Financial Statements; Borrowing Base and Other

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(continued)
Page

Information    78

Section 5.02.	Notices of Material Events 81

Section 5.03.	Existence; Conduct of Business; Fiscal Year 82

Section 5.04.	Payment of Obligations 82

Section 5.05.	Maintenance of Properties 82

Section 5.06.	Books and Records; Inspection Rights 83

Section 5.07.	Compliance with Laws 83

Section 5.08.	Use of Proceeds 84

Section 5.09.	Accuracy of Information 84

Section 5.10.	Insurance 84

Section 5.11.	Casualty and Condemnation 84

Section 5.12.	Additional Collateral; Further Assurances 85

Section 5.13.	Post Closing Covenants 86

ARTICLE VI	NEGATIVE COVENANTS 87

Section 6.01.	Indebtedness 87

Section 6.02.	Liens 89

Section 6.03.	Fundamental Changes 90

Section 6.04.	Investments, Loans, Advances, Guarantees and Acquisitions 91

Section 6.05.	Asset Sales 92

Section 6.06.	Sale and Leaseback Transactions 93

Section 6.07.	Swap Agreements 93

Section 6.08.	Restricted Payments; Certain Payments of Indebtedness 94

Section 6.09.	Transactions with Affiliates 94

Section 6.10.	Restrictive Agreements 94

Section 6.11.	Amendment of Organizational Documents 95

Section 6.12.	Fixed Charge Coverage Ratio 95

Section 6.13.	Holding Company 95

ARTICLE VII	EVENTS OF DEFAULT 96

ARTICLE VIII	THE ADMINISTRATIVE AGENT 99

Section 8.01.	Appointment 99

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(continued)
Page

Section 8.02.	Rights as a Lender 100

Section 8.03.	Duties and Obligations 100

Section 8.04.	Reliance 100

Section 8.05.	Actions through Sub-Agents 101

Section 8.06.	Resignation 101

Section 8.07.	Non-Reliance 102

Section 8.08.	Other Agency Titles 103

Section 8.09.	Not Partners or Co-Venturers; Administrative Agent as Representative of the Secured Parties 103

Section 8.10.	Flood Laws 103

ARTICLE IX	MISCELLANEOUS 104

Section 9.01.	Notices 104

Section 9.02.	Waivers; Amendments 106

Section 9.03.	Expenses; Indemnity; Damage Waiver 108

Section 9.04.	Successors and Assigns 111

Section 9.05.	Survival 115

Section 9.06.	Counterparts; Integration; Effectiveness; Electronic
Execution    115

Section 9.07.	Severability 116

Section 9.08.	Right of Setoff 116

Section 9.09.	Governing Law; Jurisdiction; Consent to Service of Process 116

Section 9.10.	WAIVER OF JURY TRIAL 117

Section 9.11.	Headings 117

Section 9.12.	Confidentiality 117

Section 9.13.	Several Obligations; Nonreliance; Violation of Law 118

Section 9.14.	USA PATRIOT Act 118

Section 9.15.	Disclosure 119

Section 9.16.	Appointment for Perfection 119

Section 9.17.	Interest Rate Limitation 119

Section 9.18.	Marketing Consent 119

ARTICLE X	LOAN GUARANTY 119

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(continued)
Page

Section 10.01.	Guaranty 119

Section 10.02.	Guaranty of Payment 120

Section 10.03.	No Discharge or Diminishment of Loan Guaranty 120

Section 10.04.	Defenses Waived 121

Section 10.05.	Rights of Subrogation 121

Section 10.06.	Reinstatement; Stay of Acceleration 121

Section 10.07.	Information 122

Section 10.08.	Termination 122

Section 10.09.	Taxes 122

Section 10.10.	Maximum Liability 122

Section 10.11.	Contribution 123

Section 10.12.	Liability Cumulative 123

Section 10.13.	Keepwell 124

ARTICLE XI	THE BORROWER REPRESENTATIVE 124

Section 11.01.	Appointment; Nature of Relationship 124

Section 11.02.	Powers 124

Section 11.03.	Employment of Agents 125

Section 11.04.	Notices 125

Section 11.05.	Successor Borrower Representative 125

Section 11.06.	Execution of Loan Documents; Borrowing Base Certificate 125

Section 11.07.	Reporting 125

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SCHEDULES:
Commitment Schedule
Schedule 3.05 -- Properties
Schedule 3.14 -- Insurance
Schedule 3.15 -- Capitalization and Subsidiaries
Schedule 6.01 -- Existing Indebtedness
Schedule 6.02 -- Existing Liens
Schedule 6.04 -- Existing Investments
Schedule 6.10 -- Existing Restrictions

EXHIBITS:
Exhibit A -- Form of Assignment and Assumption
Exhibit B -- Form of Borrowing Base Certificate
Exhibit C -- Form of Compliance Certificate
Exhibit D -- Joinder Agreement
Exhibit E-1 -- U.S. Tax Certificate (For Foreign Lenders that are not Partnerships for U.S. Federal Income Tax Purposes)
Exhibit E-2 -- U.S. Tax Certificate (For Foreign Participants that are not Partnerships for U.S. Federal Income Tax Purposes)
Exhibit E-3 -- U.S. Tax Certificate (For Foreign Participants that are Partnerships for U.S. Federal Income Tax Purposes)
Exhibit E-4 -- U.S. Tax Certificate (For Foreign that are Partnerships for U.S. Federal Income Tax Purposes)

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CREDIT AGREEMENT dated as of November 5, 2015 (this “Agreement”), among BIO-REFERENCE LABORATORIES, INC., a New Jersey corporation (the “Company”), the Subsidiary Borrowers party hereto, the other Loan Parties party hereto, the Lenders party hereto, and JPMORGAN CHASE BANK, N.A., as Administrative Agent.
The parties hereto agree as follows:
ARTICLE I

DEFINITIONS
Section 1.01.    Defined Terms. As used in this Agreement, the following terms have the meanings specified below:
“Account” has the meaning assigned to such term in the Security Agreement.
“Account Debtor” means any Person obligated on an Account.
“Acquisition” means any transaction, or any series of related transactions, consummated on or after the Effective Date, by which any Loan Party, directly or indirectly, acquires (in one transaction or as the most recent transaction in a series of transactions) (a) all or substantially all of the assets of any Person or of any business of any Person, whether through purchase of assets, merger or otherwise or (b) at least a majority (in voting power) of the Equity Interests of a Person which has ordinary voting power for the election of directors or other similar management personnel of a Person (other than Equity Interests having such power only by reason of the happening of a contingency) or a majority of the outstanding Equity Interests of a Person causing such Person to become a Subsidiary of a Loan Party.
“Adjusted LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period or for any CBFR Borrowing, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.
“Adjusted One Month LIBOR Rate” means, for any day, an interest rate per annum equal to the sum of (i) 2.50% plus (ii) the Adjusted LIBO Rate for a one month interest period on such day (or if such day is not a Business Day, the immediately preceding Business Day); provided that, for the avoidance of doubt, the Adjusted LIBO Rate for any day shall be based on the LIBO Screen Rate at approximately 11:00 a.m. London time on such day; provided further, that, if the LIBO Screen Rate at such time shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.
“Administrative Agent” means JPMorgan Chase Bank, N.A., in its capacity as administrative agent for the Lenders hereunder.
“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

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“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the specified Person.
“Aggregate Credit Exposure” means, at any time, the aggregate Credit Exposure of all the Lenders at such time.
“Aggregate Revolving Commitment” means, at any time, the aggregate of the Revolving Commitments of all of the Lenders, as increased or reduced from time to time pursuant to the terms and conditions hereof. As of the Effective Date, the Aggregate Revolving Commitment is $175,000,000.
“Aggregate Revolving Exposure” means, at any time, the aggregate Revolving Exposure of all the Lenders at such time.
“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Parent, Intermediate Holdco, the Borrower or any of its Subsidiaries from time to time concerning or relating to bribery or corruption.
“Applicable Percentage” means, with respect to any Lender, (a) with respect to Revolving Loans, LC Exposure, Overadvances or Swingline Loans, a percentage equal to a fraction the numerator of which is such Lender’s Revolving Commitment and the denominator of which is the Aggregate Revolving Commitment, provided that, if the Revolving Commitments have terminated or expired, the Applicable Percentages shall be determined based upon such Lender’s share of the Aggregate Revolving Exposure at that time), and (b) with respect to Protective Advances or with respect to the Aggregate Credit Exposure, a percentage based upon its share of the Aggregate Credit Exposure and the unused Commitments; provided that, in accordance with Section 2.20, so long as any Lender shall be a Defaulting Lender, such Defaulting Lender’s Commitment shall be disregarded in the calculations under clauses (a) and (b) above.
“Applicable Rate” means, for any day, (a) with respect to Eurodollar Loans and Letters of Credit, (i) until, but not including, the first anniversary of the Effective Date, 1.35% per annum, and (ii) thereafter, 1.50% per annum, and (b) with respect to CBFR Loans, (i) until, but not including, the first anniversary of the Effective Date, 0.35% per annum, and (ii) thereafter, 0.50% per annum.
“Approved Fund” has the meaning assigned to such term in Section 9.04.
“Assignment and Assumption” means an assignment and assumption agreement entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.
“Availability” means, at any time, an amount equal to (a) the lesser of (i) the Aggregate Revolving Commitment and (ii) the Borrowing Base minus (b) the Aggregate Revolving Exposure (calculated, with respect to any Defaulting Lender, as if such Defaulting Lender had funded its

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Applicable Percentage of all outstanding Borrowings), all as determined by the Administrative Agent in its Permitted Discretion in accordance with this Agreement.
“Availability Period” means the period from and including the Effective Date to but excluding the earlier of the Maturity Date and the date of termination of the Commitments.
“Available Revolving Commitment” means, at any time, the Aggregate Revolving Commitment minus the Aggregate Revolving Exposure (calculated, with respect to any Defaulting Lender, as if such Defaulting Lender had funded its Applicable Percentage of all outstanding Borrowings).
“Banking Services” means each and any of the following bank services provided to any Loan Party or its Subsidiaries by any Lender or any of its Affiliates: (a) credit cards for commercial customers (including, without limitation, “commercial credit cards” and purchasing cards), (b) stored value cards, (c) merchant processing services, and (d) treasury management services (including, without limitation, controlled disbursement, automated clearinghouse transactions, return items, any direct debit scheme or arrangement, overdrafts and interstate depository network services).
“Banking Services Obligations” means any and all obligations of the Loan Parties and their Subsidiaries, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor) in connection with Banking Services.
“Banking Services Reserves” means all Reserves which the Administrative Agent from time to time establishes in its Permitted Discretion for Banking Services then provided or outstanding.
“Bankruptcy Event” means, with respect to any Person, when such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business, appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, unless such ownership interest results in or provides such Person with immunity from the jurisdiction of courts within the U.S. or from the enforcement of judgments or writs of attachment on its assets or permits such Person (or such Governmental Authority or instrumentality), to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.
“Beneficial Owner” means, with respect to any U.S. Federal withholding Tax, the beneficial owner, for U.S. Federal income tax purposes, to whom such Tax relates.
“Board” means the Board of Governors of the Federal Reserve System of the U.S.

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“Borrower” or “Borrowers” means, individually and collectively as the context may require, the Company and each Subsidiary Borrower.
“Borrower Representative” has the meaning assigned to such term in Section 11.01.
“Borrowing” means (a) Revolving Loans of the same Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect, (b) Loans of the same Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect, (c) a Swingline Loan, (d) a Protective Advance and (e) an Overadvance.
“Borrowing Base” means, at any time, the sum of (a) the lesser of (i) 85% of the Borrowers’ Eligible Accounts at such time and (ii) the Borrowers’ Eligible Collected A/R Amount at such time minus (b) Reserves.
The aggregate amount of Eligible Accounts attributable to any Borrower at any time shall not exceed the aggregate amount of net Accounts calculated in accordance with GAAP attributable to such Borrower as set forth on the most recent Borrowing Base Certificate delivered to the Administrative Agent pursuant to Section 5.01(g) of this Agreement.
The Administrative Agent may, in its Permitted Discretion, reduce the advance rates set forth above, adjust Reserves or reduce one or more of the other elements used in computing the Borrowing Base, with any such changes to be effective three (3) Business Days after receipt of written notice thereof by the Borrower Representative and the Lenders. The Borrowing Base at any time shall be determined by reference to the most recent Borrowing Base Certificate delivered to the Administrative Agent pursuant to Section 5.01(g) of this Agreement.
“Borrowing Base Certificate” means a certificate, signed and certified as accurate and complete by a Financial Officer of the Borrower Representative, in substantially the form of Exhibit B or another form which is acceptable to the Administrative Agent in its sole discretion.
“Borrowing Base Reporting Date” means (a) during any period that is not an Increased Reporting Period, twenty (20) Business Days after the end of each fiscal month of the Company and (b) during any Increased Reporting Period, five (5) Business Days after the end of each week.
“Borrowing Request” means a request by the Borrower Representative for a Borrowing in accordance with Section 2.03.
“Burdensome Restrictions” means any consensual encumbrance or restriction of the type described in clause (a) or (b) of Section 6.10.
“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that, when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for general business in London.

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“Capital Expenditures” means, without duplication, any expenditure or commitment to expend money for any purchase or other acquisition of any asset which would be classified as a fixed or capital asset on a consolidated balance sheet of the Company and its Subsidiaries prepared in accordance with GAAP, including, without limitation, Capital Lease Obligations.
“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.
“Capped Adjustments” means (a) any additions to EBITDA pursuant to clause (a)(xii) of the definition of such term and (b) any Pro Forma Capped Adjustments.
“CB Floating Rate” means the Prime Rate; provided that the CB Floating Rate shall never be less than the Adjusted One Month LIBOR Rate on such day (or if such day is not a Business Day, the immediately preceding Business Day). Any change in the CB Floating Rate due to a change in the Prime Rate or the Adjusted One Month LIBOR Rate shall be effective from and including the effective date of such change in the Prime Rate or the Adjusted One Month LIBOR Rate, respectively.
“CBFR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, bear interest at a rate determined by reference to the CB Floating Rate.
“Change in Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of Section 13(d) of the Securities Exchange Act of 1934 and the rules of the SEC thereunder as in effect on the date hereof) (other than Dr. Phillip Frost, M.D. or any Person or group Controlled by Dr. Phillip Frost, M.D.), of Equity Interests representing more than 35% of the aggregate ordinary voting power (with equivalent economic interests) represented by the issued and outstanding Equity Interests of Parent; (b) the occupation of a majority of the seats (other than vacant seats) on the board of directors of the Parent by Persons who were neither (i) nominated, appointed and/or approved (or approved for election) by the board of directors of the Parent nor (ii) nominated, appointed and/or approved (or approved for election) by directors so nominated, appointed and/or approved; (c) either the Parent or Intermediate Holdco shall cease to own and Control directly, free and clear of all Liens or other encumbrances (other than Permitted Encumbrances and the Liens created pursuant the Loan Documents), 100% of the outstanding voting Equity Interests (with equivalent economic interests) of the Company on a fully diluted basis; (d) after the formation of Intermediate Holdco, the Parent shall cease to own and Control directly, free and clear of all Liens or other encumbrances (other than Permitted Encumbrances and the Liens created pursuant the Loan Documents), 100% of the outstanding voting Equity Interests (with equivalent economic interests) of Intermediate Holdco on a fully diluted basis; or (e) the Company shall cease to own and Control, directly, free and clear of all Liens or other encumbrances (other than Permitted Encumbrances and the Liens created pursuant the Loan Documents), 100% of the outstanding voting Equity Interests (with equivalent economic interests) of the other Borrowers on a fully diluted basis.

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“Change in Law” means the occurrence after the date of this Agreement (or, with respect to any Lender, such later date on which such Lender becomes a party to this Agreement) of any of the following: (a) the adoption of or taking effect of any law, rule, regulation or treaty; (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority; or (c) compliance by any Lender or the Issuing Bank (or, for purposes of Section 2.15(b), by any lending office of such Lender or by such Lender’s or the Issuing Bank’s holding company, if any) with any request, guideline, requirement or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements or directives thereunder or issued in connection therewith or in the implementation thereof, and (y) all requests, rules, guidelines, requirements or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted, issued or implemented.
“Charges” has the meaning assigned to such term in Section 9.17.
“Chase” means JPMorgan Chase Bank, N.A., a national banking association, in its individual capacity, and its successors.
“Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans, Swingline Loans or Protective Advances or Overadvances.
“Code” means the Internal Revenue Code of 1986, as amended from time to time.
“Collateral” means any and all property owned, leased or operated by a Person covered by the Collateral Documents and any and all other property of any Loan Party, now existing or hereafter acquired, that may at any time be, become or be intended to be, subject to a security interest or Lien in favor of the Administrative Agent, on behalf of itself and the Lenders and other Secured Parties, to secure the Secured Obligations, in each case to the extent not constituting Excluded Property (as defined in the Security Agreement).
“Collateral Access Agreement” has the meaning assigned to such term in the Security Agreement.
“Collateral Documents” means, collectively, the Security Agreement, the Parent Pledge Agreement, the Intermediate Holdco Pledge Agreement, and any other agreements, instruments and documents executed in connection with this Agreement that are intended to create, perfect or evidence Liens to secure the Secured Obligations, including, without limitation, all other security agreements, pledge agreements, mortgages, deeds of trust, loan agreements, notes, guarantees, subordination agreements, pledges, powers of attorney, consents, assignments, contracts, fee letters, notices, leases, financing statements and other documents whether theretofore, now or hereafter executed by any Loan Party and delivered to the Administrative Agent.

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“Collection Account” has the meaning assigned to such term in the Security Agreement.
“Commercial LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding commercial Letters of Credit plus (b) the aggregate amount of all LC Disbursements relating to commercial Letters of Credit that have not yet been reimbursed by or on behalf of the Borrowers. The Commercial LC Exposure of any Revolving Lender at any time shall be its Applicable Percentage of the aggregate Commercial LC Exposure at such time.
“Commitment” means, with respect to each Lender, the sum of such Lender’s Revolving Commitment, together with the commitment of such Lender to acquire participations in Protective Advances hereunder. The initial amount of each Lender’s Commitment is set forth on the Commitment Schedule, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Commitment, as applicable.
“Commitment Schedule” means the Schedule attached hereto identified as such.
“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.
“Communications” has the meaning assigned to such term in Section 9.01(d).
“Company” has the meaning assigned to such term in the preamble.
“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
“Credit Exposure” means, as to any Lender at any time, the sum of (a) such Lender’s Revolving Exposure at such time, plus (b) an amount equal to its Applicable Percentage, if any, of the aggregate principal amount of Protective Advances outstanding at such time.
“Credit Party” means the Administrative Agent, the Issuing Bank, the Swingline Lender or any other Lender.
“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.
“Defaulting Lender” means any Lender that (a) has failed, within two (2) Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its participations in Letters of Credit or Swingline Loans or (iii) pay over to any Credit Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular Default, if any) has not been satisfied; (b) has notified any Borrower or any Credit Party

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in writing, or has made a public statement, to the effect that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular Default, if any) to funding a Loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three (3) Business Days after request by a Credit Party, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Loans and participations in then outstanding Letters of Credit and Swingline Loans under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Credit Party’s receipt of such certification in form and substance satisfactory to it and the Administrative Agent, or (d) has become the subject of a Bankruptcy Event.
“Disqualified Stock” means any Equity Interests which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, (a) matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, or requires the payment of any cash dividend or any other scheduled payment constituting a return of capital, in each case at any time on or prior to the first anniversary of the Maturity Date, or (b) is convertible into or exchangeable (unless at the sole option of the issuer thereof) for (i) cash, (ii) debt securities or (iii) any Equity Interests referred to in (a) above, in each case at any time prior to the first anniversary of the Maturity Date. Notwithstanding the foregoing, any Equity Interests that would constitute Disqualified Stock solely because holders of the Equity Interests have the right to require the issuer of such Equity Interests to repurchase such Equity Interests upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if the terms of such Equity Interests provide that the issuer may not repurchase or redeem any such Equity Interests pursuant to such provisions unless such repurchase or redemption is permitted under the terms of this Agreement.
“dollars” or “$” refers to lawful money of the U.S.
“Domestic Subsidiary” means a Subsidiary organized under the laws of a jurisdiction located in the U.S.
“Dominion Period” means (a) any period during which any Event of Default has occurred and is continuing or (b) any period (i) commencing at any time when Availability shall be less than the greater of (A) $22,500,000 and (B) 12.5% of the Aggregate Revolving Commitment, in each case under this clause (b), for a period of at least five (5) consecutive Business Days, and (ii) ending when Availability shall have been greater than the greater of (A) $22,500,000 and (B) 12.5% of the Aggregate Revolving Commitment for a period of thirty (30) consecutive days.
“EBITDA” means, for any period, Net Income for such period plus
(a)    without duplication and to the extent deducted in determining Net Income for such period, the sum of

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(i)    Interest Expense for such period,
(ii)    income tax expense for such period,
(iii)    all amounts attributable to depreciation and amortization expense for such period, including, without limitation, amortization of financing costs of the Company and its Subsidiaries for such period,
(iv)    any extraordinary non-cash charges for such period,
(v)    any other non-cash charges for such period (but excluding any non-cash charge in respect of an item that was included in Net Income in a prior period),
(vi)    out-of-pocket fees, costs and expenses incurred in connection with the Merger,
(vii)    prepayment premiums, fees, penalties, yield maintenance charges and similar costs incurred in connection with the repayment or prepayment of any existing Indebtedness to be repaid from the proceeds of the initial Borrowing and any other Indebtedness permitted to be repaid or prepaid pursuant to the terms of this Agreement,
(viii)    out-of-pocket fees and expenses payable in connection with (1) the issuance of any stock or stock equivalents permitted by this Agreement, (2) any Permitted Acquisition to the extent such fees and expenses are disclosed to and approved by Agent, in its reasonable credit judgment and (3) the incurrence of any Indebtedness permitted by this Agreement (in each case whether or not consummated), to the extent not included in interest expense,
(ix)    out-of-pocket costs, fees, and expenses incurred in connection with the Transactions occurring in connection with the initial closing of this Agreement,
(x)    expenses with respect to liability or casualty events solely to the extent (A) deducted in computing Net Income for such period and (B) insurance proceeds in the amount of such expenses shall have been received during such period,
(xi)    charges, losses, lost profits, expenses or write-offs to the extent actually indemnified or insured by third parties and the related proceeds paid to a Loan Party, and
(xii)    one-time non-recurring or unusual expenses not otherwise added back to EBITDA and certified as such in a certificate of an officer of the Borrower Representative describing such expenses in reasonable detail, including, without limitation, restructuring expenses, severance expenses, relocation expenses, acquisition costs, integration costs, business optimization costs or signing, retention or completion bonuses, and approved by Agent, in its reasonable credit judgment; provided, that the amount of charges, costs and expenses added back pursuant to this clause (xii) for such period, together with the aggregate amount of all other Capped Adjustments for such period, shall not exceed 10% of EBITDA for such period determined prior to giving effect to any addback for any Capped Adjustments,

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minus
(b)    without duplication and to the extent included in Net Income,
(i)    any cash payments made during such period in respect of non-cash charges described in clause (a)(v) taken in a prior period and
(ii)    any extraordinary gains and any non-cash items of income for such period, all calculated for the Company and its Subsidiaries on a consolidated basis in accordance with GAAP;
provided that, during any period that includes an Acquisition or disposition permitted under this Agreement, such calculation shall be subject to the adjustments set forth in Section 1.06.
“ECP” means an “eligible contract participant” as defined in Section 1(a)(18) of the Commodity Exchange Act or any regulations promulgated thereunder and the applicable rules issued by the Commodity Futures Trading Commission and/or the SEC.
“Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02).
“Effective Date EBITDA” means $90,500,000.
“Effective Date Fixed Charges” means $29,100,000.
“Effective Date Unfinanced Capital Expenditures” means $24,300,000.
“Electronic Signature” means an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record.
“Electronic System” means any electronic system, including e-mail, e-fax, Intralinks®, ClearPar®, Debt Domain, Syndtrak and any other Internet or extranet-based site, whether such electronic system is owned, operated or hosted by the Administrative Agent and the Issuing Bank and any of its respective Related Parties or any other Person, providing for access to data protected by passcodes or other security system.
“Eligible Account Debtor” means each Account Debtor (other than a natural person) that is a Third Party Payor.
“Eligible Accounts” means each Account of a Borrower owing by an Eligible Account Debtor that, at the time of creation and at all times thereafter is not ineligible for inclusion in the calculation of the Borrowing Base pursuant to any of clauses below. Without limiting the Administrative Agent’s discretion provided herein, Eligible Accounts shall not include any Account:
(a)    which is not subject to a first priority perfected security interest in favor of the Administrative Agent;

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(b)    which is subject to any Lien other than (i) a Lien in favor of the Administrative Agent and (ii) a Permitted Encumbrance which does not have priority over the Lien in favor of the Administrative Agent;
(c)    (i) except as set forth in the proviso below, with respect to which the scheduled due date is more than 120 days after the date that the initial services giving rise to such Account are performed (e.g., the date specimens are first collected or procedures first performed) (the “Service Performance Date”), or (ii) which is unpaid more than 120 days after the Service Performance Date (“Overage”) (when calculating the amount under this clause (ii), for the same Account Debtor, the Administrative Agent shall include the net amount of such Overage and add back any credits, but only to the extent that such credits do not exceed the total gross receivables from such Account Debtor), or (iii) which has been written off the books of such Borrower or otherwise designated as uncollectible; provided that Accounts owing to GeneDX which are unpaid more than 120 days after the Service Performance Date but less than 150 days after the Service Performance Date and that otherwise constitute Eligible Accounts (such Accounts, “Specified GeneDX Accounts”) shall not be excluded pursuant to clauses (c)(i) or (ii) above except to the extent that such Accounts exceed 10% of the Borrowing Base (but only to the extent of such excess and as such percentage shall be calculated before giving Borrowing Base credit to the Specified GeneDX Accounts);
(d)    (i) which is owing by an Account Debtor (other than Government Account Debtors) with an Investment Grade Rating to the extent the aggregate amount of Accounts owing from such Account Debtor and its Affiliates to (A) such Borrower exceeds 20% of the aggregate amount of all Accounts of such Borrower or (B) all Borrowers exceeds 20% of the aggregate amount of all Accounts of all Borrowers or (ii) which is owing by an Account Debtor (other than Government Account Debtors or Account Debtors with an Investment Grade Rating) to the extent the aggregate amount of Accounts owing from such Account Debtor and its Affiliates to (A) such Borrower exceeds 15% of the aggregate amount of all Accounts of such Borrower or (B) all Borrowers exceeds 15% of the aggregate amount of all Accounts of all Borrowers;
(e)    with respect to which any covenant contained in this Agreement or in the Security Agreement has been breached or any representation or warranty contained in this Agreement is not true in any material respect;
(f)    which (i) does not arise from the sale of goods or performance of services in the ordinary course of business, (ii) is not evidenced by an invoice or other documentation satisfactory to the Administrative Agent which has been sent to the Account Debtor, (iii) represents a progress billing, (iv) is contingent upon such Borrower’s completion of any further performance, or (v) represents a sale on a bill-and-hold, guaranteed sale, sale-and-return, sale on approval, consignment, cash-on-delivery or any other repurchase or return basis;
(g)    with respect to which any check or other instrument of payment has been returned uncollected for any reason;
(h)    which is owed by an Account Debtor which has (i) applied for, suffered, or consented to the appointment of any receiver, custodian, trustee, or liquidator of its assets, (ii) had possession of all or a material part of its property taken by any receiver, custodian, trustee or liquidator, (iii)

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filed, or had filed against it, any request or petition for liquidation, reorganization, arrangement, adjustment of debts, adjudication as bankrupt, winding-up, or voluntary or involuntary case under any state or federal bankruptcy laws, (iv) admitted in writing its inability, or is generally unable to, pay its debts as they become due, (v) become insolvent, or (vi) ceased operation of its business;
(i)    which is owed by any Account Debtor which has sold all or substantially all of its assets;
(j)    which is owed by an Account Debtor which (i) does not maintain its chief executive office in the U.S. or (ii) is not organized under applicable law of the U.S., any state of the U.S., or the District of Columbia unless, in any such case, such Account is backed by a Letter of Credit acceptable to the Administrative Agent which is in the possession of, and is directly drawable by, the Administrative Agent;
(k)    which is owed in any currency other than U.S. dollars;
(l)    which is owed by (i) any Governmental Authority of any country other than the U.S., or (ii) any Governmental Authority of the U.S., or any department, agency, public corporation, or instrumentality thereof (other than any Government Account Debtor), unless the Federal Assignment of Claims Act of 1940, as amended (31 U.S.C. § 3727 et seq. and 41 U.S.C. § 15 et seq.), and any other steps necessary to perfect the Lien of the Administrative Agent in such Account have been complied with to the Administrative Agent’s reasonable satisfaction;
(m)    which is owed by any Affiliate of any Loan Party or any employee, officer, director, agent or stockholder of any Loan Party or any of its Affiliates;
(n)    which is owed by an Account Debtor or any Affiliate of such Account Debtor to which any Loan Party is indebted, but only to the extent of such indebtedness, or is subject to any security, deposit, progress payment, retainage or other similar advance made by or for the benefit of an Account Debtor, in each case to the extent thereof;
(o)    which is subject to any good faith counterclaim, deduction, defense, setoff or dispute but only to the extent of any such counterclaim, deduction, defense, setoff or dispute, in each case, whether in favor of the Account Debtor, any of its Affiliates, or otherwise;
(p)    which is evidenced by any promissory note, chattel paper or instrument;
(q)    (i) which is owed by an Account Debtor located in any jurisdiction which requires filing of a “Notice of Business Activities Report” or other similar report in order to permit such Borrower to seek judicial enforcement in such jurisdiction of payment of such Account, unless such Borrower has filed such report or qualified to do business in such jurisdiction or (ii) which is a Sanctioned Person;
(r)    with respect to which such Borrower has made any agreement with the Account Debtor for any reduction thereof, other than discounts and adjustments given in the ordinary course

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of business but only to the extent of any such reduction, or any Account which was partially paid and such Borrower created a new receivable for the unpaid portion of such Account;
(s)    which does not comply in all material respects with the requirements of all applicable laws and regulations, whether Federal, state or local, including without limitation the Federal Consumer Credit Protection Act, the Federal Truth in Lending Act and Regulation Z of the Board;
(t)    which (i) relates to goods sold or services provided through discontinued operations (e.g., The Genetics Center) or other assets and operations currently held for sale, (ii) for which Natera is the Account Debtor, (iii) was billed under the Hunter Labs legacy billing system, or (iv) relates to the CareEvolve.com business;
(u)    as to which such Borrower is or has been audited by any Third Party Payor of such Account and either (i) any of such audits provides for adjustments in reimbursable costs or asserts claims for reimbursement or repayment by such Borrower of costs and/or payments theretofore made by such Third Party Payor that, if adversely determined, in the aggregate would reasonably be expected to have a Material Adverse Effect or (ii) such Borrower has had requests or assertions of claims for reimbursement or repayment by it of costs and/or payments theretofore made by any Third Party Payor that, if adversely determined, in the aggregate would reasonably be expected to have a Material Adverse Effect; and
(v)    which exceeds the amount such Borrower is entitled to receive under any capitation arrangement, fee schedule, discount formula, cost-based reimbursement or other adjustment or limitation to such Person’s usual charges (to the extent of such excess).
In the event that an Account of a Borrower which was previously an Eligible Account ceases to be an Eligible Account hereunder, such Borrower or the Borrower Representative shall notify the Administrative Agent thereof on and at the time of submission to the Administrative Agent of the next Borrowing Base Certificate. In determining the amount of an Eligible Account of a Borrower, the face amount of an Account may, in the Administrative Agent’s Permitted Discretion, be reduced by, without duplication, to the extent not reflected in such face amount, (i) the amount of all accrued, actual, or anticipated discounts, claims, credits or credits pending, contractual allowances, price adjustments, finance charges or other allowances (including any amount that such Borrower may be obligated to rebate to an Account Debtor pursuant to the terms of any agreement or understanding (written or oral)) and (ii) the aggregate amount of all cash received in respect of such Account but not yet applied by such Borrower to reduce the amount of such Account. Standards of eligibility may be made more restrictive from time to time by the Administrative Agent in the exercise of its Permitted Discretion, with any such changes to be effective three (3) Business Days after receipt of written notice thereof by the Borrower Representative and the Lenders.
“Eligible Collected A/R Amount” means, at any time of determination and as reported in the most recent Borrowing Base Certificate delivered pursuant to Section 5.01(g), (a) with respect to Borrowing Base Certificates delivered during the fiscal months of February, March, April, or May, the aggregate cash proceeds of Eligible Accounts of a Borrower paid by the applicable Account Debtors during the 75 consecutive calendar day period ending on the last day of the period for which such Borrowing Base Certificate is delivered and (b) with respect to Borrowing Base Certificates

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delivered during any fiscal month (other than the fiscal months of February, March, April, or May), the aggregate cash proceeds of Eligible Accounts of a Borrower paid by the applicable Account Debtors during the 60 consecutive calendar day period ending on the last day of the period for which such Borrowing Base Certificate is delivered.
“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, Release or threatened Release of any Hazardous Material or to health and safety matters.
“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of any Borrower or Subsidiary directly or indirectly resulting from or based upon (a) any violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) any exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any of the foregoing.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.
“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with a Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.
“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder, with respect to a Plan (other than an event for which the 30‑day notice period is waived); (b) the failure to satisfy the “minimum funding standard” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by any Borrower or any ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by any Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by any Borrower or any ERISA Affiliate of any liability with respect to the withdrawal or partial withdrawal of any Borrower or any ERISA Affiliate from any Plan or Multiemployer Plan; or (g) the receipt by any Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from any Borrower or any ERISA Affiliate of any notice,

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concerning the imposition upon any Borrower or any ERISA Affiliate of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.
“Eurodollar”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, bear interest at a rate determined by reference to the Adjusted LIBO Rate.
“Event of Default” has the meaning assigned to such term in Article VII.
“Excluded Subsidiary” means (a) any Subsidiary that is prohibited by applicable law (or, with respect to any joint venture, by any Requirement of Law) from guaranteeing or securing the Obligations or for which a guaranty of, or security interest with respect to, the Obligations would require the consent, license, approval, or authorization of a Governmental Authority (or in the case of any joint venture, any other Person) (but only for so long as such prohibition exists or such consent, license, approval, or authorization is required), (b) any Foreign Subsidiary, (c) any Subsidiary that is not a Material Subsidiary, (d) any Domestic Subsidiary that is a Subsidiary of a Foreign Subsidiary, (e) any Domestic Subsidiary substantially all the assets of which consist of the Equity Interests of Foreign Subsidiaries and, if applicable, debt of such Foreign Subsidiaries, and (f) any other Subsidiary with respect to which, in the reasonable judgment of the Administrative Agent and the Borrower Representative, the cost or burden of providing a guarantee shall outweigh the benefits to be obtained by the Lenders therefrom.
“Excluded Swap Obligation” means, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an ECP at the time the Guarantee of such Guarantor or the grant of such security interest becomes or would become effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guarantee or security interest is or becomes illegal.
“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient: (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes; (b) in the case of a Lender, U.S. Federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan, Letter of Credit or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan, Letter of Credit or Commitment (other than pursuant to an assignment request by the Borrowers under Section 2.19(b)) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.17, amounts with respect to such Taxes were payable either

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to such Lender’s assignor immediately before such Lender acquired the applicable interest in a Loan, Letter of Credit or Commitment or to such Lender immediately before it changed its lending office; (c) Taxes attributable to such Recipient’s failure to comply with Section 2.17(f); and (d) any U.S. Federal withholding Taxes imposed under FATCA.
“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreement entered into pursuant to Section 1471(b)(1) of the Code.
“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it; provided, that, if the Federal Funds Effective Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.
“Financial Officer” means the chief financial officer, principal accounting officer, treasurer, controller, or any vice president (who is familiar with the business and financial condition of the Company and its Subsidiaries) of the Company or the Borrower Representative, as applicable.
“Fixed Charge Coverage Ratio” means, at any date, the ratio of (a) LTM EBITDA minus LTM Unfinanced Capital Expenditures to (b) LTM Fixed Charges.
“Fixed Charges” means, for any period, without duplication, cash Interest Expense, plus scheduled principal payments on Indebtedness, plus expenses for taxes paid in cash, plus dividends or distributions paid in cash (other than the Initial Post Closing Dividend), plus Capital Lease Obligation payments, all calculated for the Company and its Subsidiaries on a consolidated basis in accordance with GAAP.
“Flood Laws” has the meaning assigned to such term in Section 8.10.
“Foreign Lender” means (a) if a Borrower is a U.S. Person, a Lender, with respect to such Borrower, that is not a U.S. Person, and (b) if a Borrower is not a U.S. Person, a Lender, with respect to such Borrower, that is resident or organized under the laws of a jurisdiction other than that in which such Borrower is resident for tax purposes.
“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.
“Funding Account” has the meaning assigned to such term in Section 4.01(h).
“GAAP” means generally accepted accounting principles in the U.S.
“GeneDX” means GeneDx, Inc., a New Jersey corporation.

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“Government Account Debtors” means, collectively, (a) Medicare, (b) Medicaid, and (c) any other a Governmental Authority acceptable to the Administrative Agent in its Permitted Discretion.
“Governmental Authority” means the government of the U.S., any other nation or any political subdivision thereof, whether state or local, and any agency, authority, contractor, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.
“Government Receivables Account Agreements” has the meaning assigned to such term in the Security Agreement.
“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.
“Guaranteed Obligations” has the meaning assigned to such term in Section 10.01.
“Guarantors” means (a) all Loan Guarantors, (b) only to the extent of its non-recourse obligations under the Parent Pledge Agreement, the Parent, (c) only to the extent of its non-recourse obligations under the Intermediate Holdco Pledge Agreement, Intermediate Holdco, and (d) any other Person that has delivered an Obligation Guaranty, and the term “Guarantor” means each or any one of them individually. For the avoidance of doubt, in no event shall (i) the Parent’s liability for the Obligations, as a Guarantor or otherwise, exceed its non-recourse pledge of the equity interests in the Company or Intermediate Holdco, as applicable, pursuant to the Parent Pledge Agreement, other than as expressly set forth in the Parent Pledge Agreement or (ii) Intermediate Holdco’s liability for the Obligations, as a Guarantor or otherwise, exceed its non-recourse pledge of the equity interests in the Company pursuant to the Intermediate Holdco Pledge Agreement, other than as expressly set forth in the Intermediate Holdco Pledge Agreement.
“Hazardous Materials” means: (a) any substance, material, or waste that is included within the definitions of “hazardous substances,” “hazardous materials,” “hazardous waste,” “toxic substances,” “toxic materials,” “toxic waste,” or words of similar import in any Environmental Law; (b) those substances listed as hazardous substances by the United States Department of Transportation (or any successor agency) (49 C.F.R. 172.101 and amendments thereto) or by the Environmental Protection Agency (or any successor agency) (40 C.F.R. Part 302 and amendments

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thereto); and (c) any substance, material, or waste that is petroleum, petroleum-related, or a petroleum by-product, asbestos or asbestos-containing material, polychlorinated biphenyls, flammable, explosive, radioactive, freon gas, radon, or a pesticide, herbicide, or any other agricultural chemical.
“Healthcare Facility” or “Healthcare Facilities” means, as applicable, any one or more of the healthcare facilities owned, operated or managed by the Company or its Subsidiaries and licensed under Healthcare Laws as a Healthcare Facility.
“Healthcare Laws” means applicable laws relating to laboratory testing, patient healthcare, patient healthcare information, the quality and adequacy of medical care, rate setting, equipment, personnel, operating policies, fee splitting, claims submissions, billing, reimbursement recordkeeping, referrals, the hiring of employees or acquisition of services or supplies from those who have been excluded from government healthcare programs, including, without limitation, (a) all federal and state fraud and abuse laws, including, without limitation, the Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b)) and state equivalents, the Stark Law (42 U.S.C. §1395nn), the civil False Claims Act (31 U.S.C. § 3729 et seq.) and state equivalents, (b) TRICARE, (c) HIPAA, HITECH Act, and all applicable federal and state laws, regulations and requirements for the protection of privacy and security of personal and medical information and data breach notification, (d) Medicare, (e) Medicaid, (f) accreditation standards and requirements of all applicable state laws or regulatory bodies, (g) all laws, policies, procedures, requirements and regulations pursuant to which Healthcare Permits are issued, (h) the Federal Program Fraud Civil Remedies Act (31 U.S.C. §§ 3801-3812), (i) the Federal Civil Monetary Penalties Laws (42 U.S.C. § 1320a-7a), (j) the Exclusion Laws (42 U.S.C. § 1320a-7), (k) rules promulgated by the Food and Drug Administration, Centers for Medicare & Medicaid Services, and/or Drug Enforcement Agency, (l) the Clinical Laboratory Improvement Amendments, and (m) any and all other applicable health care laws, regulations, manual provisions, policies and administrative guidance, where such policies and administrative guidance have the force and effect of law, each of (a) through (l) as may be amended from time to time.
“HIPAA” means the Health Insurance Portability and Accountability Act of 1996 and its Standards for Privacy of individually Identifiable Health Information and Security Standards for the Protection of Electronic Protected Health Information, as may be amended or otherwise modified by the Health Information Technology for Economic and Clinical Health (“HITECH”) Act of 2009, or as amended, modified or supplemented from time to time, and any successor statute thereto, and any and all rules or regulations promulgated from time to time thereunder.
“Impacted Interest Period” has the meaning assigned to such term in the definition of “LIBO Rate”.
“Increased Reporting Period” means any period (a) commencing on the date when Availability is less than the greater of (i) $35,000,000 and (ii) 20% of the Aggregate Revolving Commitment, in each case for a period of five (5) consecutive Business Days, or an Event of Default occurs and is continuing, and (b) ending on the date when Availability shall have been equal to or greater than the greater of (i) $35,000,000 and (ii) 20% of the Aggregate Revolving Commitment for a period of ten (10) consecutive days and no Event of Default is in existence.

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“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person in respect of the deferred purchase price of property or services (excluding accrued expenses and current accounts payable incurred in the ordinary course of business) which would appear as liabilities on a balance sheet of such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (g) all Guarantees by such Person of Indebtedness of others, (h) the principal portion of all Capital Lease Obligations of such Person, (i) the face amount of all letters of credit issued for the account of such Person and without duplication, all drafts drawn thereunder and all reimbursement or payment obligations with respect to letters of credit and letters of guaranty, (j) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, (k) obligations under any liquidated earn-out, (l) any other Off-Balance Sheet Liability, (m) obligations, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (i) any and all Swap Agreements, and (ii) any and all cancellations, buy backs, reversals, terminations or assignments of any Swap Agreement transaction, and (n) obligations, contingent or otherwise, with respect to Disqualified Stock. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.
“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by, or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in the foregoing clause (a) hereof, Other Taxes.
“Indemnitee” has the meaning assigned to such term in Section 9.03(b).
“Ineligible Institution” has the meaning assigned to such term in Section 9.04(b).
“Information” has the meaning assigned to such term in Section 9.12.
“Information and Collateral Disclosure Certificate” means each Information and Collateral Disclosure Certificate (including all schedules thereto), dated as of the date hereof, executed by the Loan Parties, as the same may be amended, restated, supplemented or otherwise modified from time to time.
“Initial Post Closing Dividend” has the meaning assigned to such term in the definition of Specified Post Closing Dividend.

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“Interest Election Request” means a request by the Borrower Representative to convert or continue a Borrowing in accordance with Section 2.08.
“Interest Expense” means, for any period, total interest expense (including that attributable to Capital Lease Obligations) of the Company and its Subsidiaries for such period with respect to all outstanding Indebtedness of the Company and its Subsidiaries (including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptances and net costs under Swap Agreements in respect of interest rates to the extent such net costs are allocable to such period in accordance with GAAP), calculated on a consolidated basis for the Company and its Subsidiaries for such period in accordance with GAAP.
“Interest Payment Date” means (a) with respect to any CBFR Loan (other than a Swingline Loan), the first day of each calendar month and the Maturity Date, and (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part (and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period) and the Maturity Date.
“Interest Period” means, with respect to any Eurodollar Borrowing, the period commencing on the date of such Eurodollar Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter, as the Borrower Representative may elect; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.
“Intermediate Holdco” means a direct domestic Subsidiary of the Parent formed after the Effective Date as a holding company to directly own 100% of the outstanding Equity Interest of the Company.
“Intermediate Holdco Pledge Agreement” has the meaning assigned to such term in Section 5.12.
“Interpolated Rate” means, at any time, for any Interest Period, the rate per annum (rounded to the same number of decimal places as the LIBO Screen Rate) determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the LIBO Screen Rate for the longest period (for which the LIBO Screen Rate is available) that is shorter than the Impacted Interest Period and (b) the LIBO Screen Rate for the shortest period (for which the LIBO Screen Rate is available) that exceeds the Impacted Interest Period, in each case, at such time.

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“Inventory” has the meaning assigned to such term in the Security Agreement.
“Investment Grade Rating” means a rating of Baa3 or higher from Moody’s Investors Service, Inc., and its successors, or a rating of BBB- or higher from Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw-Hill Companies, Inc., and its successors. References herein to a Person having an Investment Grade Rating includes when the Person’s direct or indirect wholly-owning parent company holds (or its long-term senior unsecured debt holds) an Investment Grade Rating.
“IRS” means the United States Internal Revenue Service.
“Issuing Bank” means Chase, in its capacity as the issuer of Letters of Credit hereunder, and its successors in such capacity as provided in Section 2.06(i). The Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by its Affiliates, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate (it being agreed that such Issuing Bank shall, or shall cause such Affiliate to, comply with the requirements of Section 2.06 with respect to such Letters of Credit).
“Joinder Agreement” means a Joinder Agreement in substantially the form of Exhibit D.
“LC Collateral Account” has the meaning assigned to such term in Section 2.06(j).
“LC Disbursement” means any payment made by an Issuing Bank pursuant to a Letter of Credit.
“LC Exposure” means, at any time, the sum of the Commercial LC Exposure and the Standby LC Exposure at such time. The LC Exposure of any Revolving Lender at any time shall be its Applicable Percentage of the aggregate LC Exposure at such time.
“Lender Parent” means, with respect to any Lender, any Person as to which such Lender is, directly or indirectly, a subsidiary.
“Lenders” means the Persons listed on the Commitment Schedule and any other Person that shall have become a Lender hereunder pursuant to Section 2.09 or an Assignment and Assumption, other than any such Person that ceases to be a Lender hereunder pursuant to an Assignment and Assumption. Unless the context otherwise requires, the term “Lenders” includes the Swingline Lender and the Issuing Bank.
“Letters of Credit” means the letters of credit issued pursuant to this Agreement, and the term “Letter of Credit” means any one of them or each of them singularly, as the context may require.
“LIBO Rate” means, with respect to any Eurodollar Borrowing for any applicable Interest Period or for any CBFR Borrowing, the London interbank offered rate as administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate for Dollars) for a period equal in length to such Interest Period as displayed on pages LIBOR01 or LIBOR02 of the Reuters screen that displays such rate (or, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute page on such screen that displays such

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rate, or on the appropriate page of such other information service that publishes such rate from time to time as shall be selected by the Administrative Agent in its reasonable discretion), in each case at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period (the “LIBO Screen Rate”); provided that, (x) if the LIBO Screen Rate shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement and (y) if the LIBO Screen Rate shall not be available at such time for a period equal in length to such Interest Period (an “Impacted Interest Period”), then the LIBO Rate shall be the Interpolated Rate at such time, subject to Section 2.14 in the event that the Administrative Agent shall conclude that it shall not be possible to determine such Interpolated Rate (which conclusion shall be conclusive and binding absent manifest error); provided further, that, if any Interpolated Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement. Notwithstanding the above, to the extent that “LIBO Rate” or “Adjusted LIBO Rate” is used in connection with a CBFR Borrowing, such rate shall be determined as modified by the definition of Adjusted One Month LIBOR Rate.
“LIBO Screen Rate” has the meaning assigned to such term in the definition of “LIBO Rate”.
“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.
“Loan Documents” means, collectively, this Agreement, any promissory notes issued pursuant to this Agreement, any Letter of Credit applications, the Collateral Documents, the Loan Guaranty, any Obligation Guaranty, the Information and Collateral Disclosure Certificates, and all other agreements, instruments, documents and certificates identified in Section 4.01 executed and delivered to, or in favor of, the Administrative Agent or any Lender and including all other pledges, powers of attorney, consents, assignments, contracts, notices, letter of credit agreements and all other written matter whether heretofore, now or hereafter executed by or on behalf of any Loan Party, or any employee of any Loan Party, and delivered to the Administrative Agent or any Lender in connection with this Agreement or the transactions contemplated hereby. Any reference in this Agreement or any other Loan Document to a Loan Document shall include all appendices, exhibits or schedules thereto, and all amendments, restatements, supplements or other modifications thereto, and shall refer to this Agreement or such Loan Document as the same may be in effect at any and all times such reference becomes operative.
“Loan Guarantor” means each Loan Party that has executed and delivered a Loan Guaranty (including, without limitation, pursuant to a Joinder Agreement).
“Loan Guaranty” means Article X of this Agreement.
“Loan Parties” means, collectively, the Borrowers, the Borrowers’ Domestic Subsidiaries party hereto and any other Person who becomes a party to this Agreement pursuant to a Joinder

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Agreement and their successors and assigns, and the term “Loan Party” shall mean any one of them or all of them individually, as the context may require.
“Loans” means the loans and advances made by the Lenders pursuant to this Agreement, including Swingline Loans, Overadvances and Protective Advances.
“LTM EBITDA” means (a) for any date prior to, but not including, the last day of the fiscal quarter ending December 31, 2015, Effective Date EBITDA, (b) for the fiscal quarter ending December 31, 2015, EBITDA for such fiscal quarter multiplied by four, (c) for the fiscal quarter ending March 31, 2016, EBITDA for the most recently completed two consecutive fiscal quarters multiplied by two, (d) for the fiscal quarter ending June 30, 2016, EBITDA for the most recently completed three consecutive fiscal quarters multiplied by four-thirds, and (e) for the fiscal quarter ending September 30, 2016, and for each fiscal quarter thereafter, EBITDA for the most recently completed four consecutive fiscal quarters.
“LTM Fixed Charges” means (a) for any date prior to, but not including, the last day of the fiscal quarter ending December 31, 2015, Effective Date Fixed Charges, (b) for the fiscal quarter ending December 31, 2015, Fixed Charges for such fiscal quarter multiplied by four, (c) for the fiscal quarter ending March 31, 2016, Fixed Charges for the most recently completed two consecutive fiscal quarters multiplied by two, (d) for the fiscal quarter ending June 30, 2016, Fixed Charges for the most recently completed three consecutive fiscal quarters multiplied by four-thirds, and (e) for the Fiscal Quarter ending September 30, 2016, and for each fiscal quarter thereafter, Fixed Charges for the most recently completed four consecutive fiscal quarters; provided that, for the purposes of (b) through (d) above, dividends and distributions included in the definition of Fixed Charges shall not be annualized but shall be included in the amount actually paid in cash during the period from the Effective Date to the last day of the relevant fiscal quarter.
“LTM Unfinanced Capital Expenditures” means (a) for any date prior to, but not including, the last day of the fiscal quarter ending December 31, 2015, Effective Date Unfinanced Capital Expenditures, (b) for the fiscal quarter ending December 31, 2015, Unfinanced Capital Expenditures for such fiscal quarter multiplied by four, (c) for the fiscal quarter ending March 31, 2016, Unfinanced Capital Expenditures for the most recently completed two consecutive fiscal quarters multiplied by two, (d) for the fiscal quarter ending June 30, 2016, Unfinanced Capital Expenditures for the most recently completed three consecutive fiscal quarters multiplied by four-thirds, and (e) for the Fiscal Quarter ending September 30, 2016, and for each fiscal quarter thereafter, Unfinanced Capital Expenditures for the most recently completed four consecutive fiscal quarters.
“Material Acquisition” means any Acquisition by the Company or any of its Subsidiaries for which the total consideration paid or payable (including, without limitation, any earn-outs (calculated, for purposes of this definition only, at the time of incurrence as the aggregate amount reasonably expected to be paid by the Company or its Subsidiaries in connection with such earn-out, as determined by the Company in its reasonable business judgment)) with respect to, and all Indebtedness and other liabilities assumed in connection with, such Acquisition exceeds $5,000,000.
“Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations, prospects or condition, financial or otherwise, of the Company and its Subsidiaries taken

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as a whole, (b) the ability of any Loan Party to perform any of its obligations under the Loan Documents to which it is a party, (c) the Collateral, or the Administrative Agent’s Liens (on behalf of itself and other Secured Parties) on the Collateral or the priority of such Liens, or (d) the rights of or benefits available to the Administrative Agent, the Issuing Bank or the Lenders under any of the Loan Documents.
“Material Indebtedness” means Indebtedness (other than the Loans, the Letters of Credit and the Obligations), or obligations in respect of one or more Swap Agreements, of any one or more of the Company and its Subsidiaries in an aggregate principal amount exceeding $7,500,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Company or any Subsidiary in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Company or such Subsidiary would be required to pay if such Swap Agreement were terminated at such time.
“Material Subsidiary” means, at any date of determination, each Subsidiary of the Company (a) whose total assets at the last day of the fiscal quarter ending on the last day of the most recent fiscal period for which the financial statements under Sections 5.01(a) or (b) have been delivered were equal to or greater than 1% of the consolidated total assets of the Company and its Subsidiaries at such date or (b) whose revenues as of the end of such period were equal to or greater than 1% of the consolidated revenues of the Company and its Subsidiaries for the four fiscal quarters then ending, in each case determined in accordance with GAAP.
“Maturity Date” means November 5, 2020, or any earlier date on which the Commitments are reduced to zero or otherwise terminated pursuant to the terms hereof.
“Maximum Rate” has the meaning assigned to such term in Section 9.17.
“Merger” means the acquisition of the Company and its subsidiaries by Parent pursuant to that certain Agreement and Plan of Merger, dated as of June 3, 2015, by and among the Company, the Parent and Bamboo Acquisition, Inc.
“Moody’s” means Moody’s Investors Service, Inc.
“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.
“Net Income” means, for any period, the consolidated net income (or loss) of the Company and its Subsidiaries, determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded (a) the income (or deficit) of any Person accrued prior to the date it becomes a Subsidiary or is merged into or consolidated with the Company or any of its Subsidiaries, (b) the income (or deficit) of any Person (other than a Subsidiary) in which the Company or any of its Subsidiaries has an ownership interest, except to the extent that any such income is actually received by the Company or such Subsidiary in the form of dividends or similar distributions and (c) the undistributed earnings of any Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any contractual

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obligation (other than under any Loan Document) or Requirement of Law applicable to such Subsidiary.
“Net Proceeds” means, with respect to any event, (a) the cash proceeds received in respect of such event including (i) any cash received in respect of any non-cash proceeds (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but excluding any interest payments), but only as and when received, (ii) in the case of a casualty, insurance proceeds and (iii) in the case of a condemnation or similar event, condemnation awards and similar payments, minus (b) the sum of (i) all fees and out-of-pocket expenses paid to third parties (other than Affiliates) in connection with such event, (ii) in the case of a sale, transfer or other disposition of an asset (including pursuant to a sale and leaseback transaction or a casualty or a condemnation or similar proceeding), the amount of all payments required to be made as a result of such event to repay Indebtedness (other than Loans) secured by such asset or otherwise subject to mandatory prepayment as a result of such event and (iii) the amount of all taxes paid (or reasonably estimated to be payable) and the amount of any reserves established to fund contingent liabilities reasonably estimated to be payable, in each case during the year that such event occurred or the next succeeding year and that are directly attributable to such event (as determined reasonably and in good faith by a Financial Officer of the Borrower Representative).
“Non-Consenting Lender” has the meaning assigned to such term in Section 9.02(d).
“Non-U.S. Lender” means a Lender that is not a U.S. Person.
“Obligated Party” has the meaning assigned to such term in Section 10.02.
“Obligation Guaranty” means (i) with respect to the Parent, the Parent Pledge Agreement, (ii) with respect to Intermediate Holdco, the Intermediate Holdco Pledge Agreement, and (iii) with respect to any other Person, any Guarantee of all or any portion of the Secured Obligations executed and delivered to the Administrative Agent for the benefit of the Secured Parties by a Person that is not a Loan Party, the Parent, or Intermediate Holdco.
“Obligations” means all unpaid principal of and accrued and unpaid interest on the Loans, all LC Exposure, all accrued and unpaid fees and all expenses, reimbursements, indemnities and other obligations and indebtedness (including interest and fees accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), obligations and liabilities of any of the Loan Parties to any of the Lenders, the Administrative Agent, the Issuing Bank or any indemnified party, individually or collectively, existing on the Effective Date or arising thereafter, direct or indirect, joint or several, absolute or contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured, arising by contract, operation of law or otherwise, arising or incurred under this Agreement or any of the other Loan Documents or in respect of any of the Loans made or reimbursement or other obligations incurred or any of the Letters of Credit or other instruments at any time evidencing any thereof.

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“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.
“Off-Balance Sheet Liability” of a Person means (a) any repurchase obligation or liability of such Person with respect to accounts or notes receivable sold by such Person, (b) any indebtedness, liability or obligation under any so-called “synthetic lease” transaction entered into by such Person, or (c) any indebtedness, liability or obligation arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the balance sheet of such Person (other than operating leases).
“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Taxes (other than a connection arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to, or enforced, any Loan Document, or sold or assigned an interest in any Loan, Letter of Credit or any Loan Document).
“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.19).
“Overadvance” has the meaning assigned to such term in Section 2.05(b).
“Parent” means OPKO Health, Inc., a Delaware corporation.
“Parent Pledge Agreement” means that certain Non-Recourse Pledge Agreement (including any and all supplements thereto), dated as of the date hereof, between Parent and the Administrative Agent, for the benefit of the Administrative Agent and the other Secured Parties, as the same may be amended, restated, supplemented or otherwise modified from time to time.
“Participant” has the meaning assigned to such term in Section 9.04(c).
“Participant Register” has the meaning assigned to such term in Section 9.04(c).
“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.
“Permitted Acquisition” means any Acquisition by the Company or any of its Subsidiaries in a transaction that satisfies each of the following requirements:
(a)    such Acquisition is not a hostile or contested acquisition;
(b)    the business acquired in connection with such Acquisition is not engaged, directly or indirectly, in any material line of business other than the businesses in which the Loan Parties

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are engaged on the Effective Date and any business activities that are substantially similar, related, or incidental thereto or a reasonable extension thereof;
(c)    both before and after giving effect to such Acquisition and the Loans (if any) requested to be made in connection therewith, each of the representations and warranties in the Loan Documents is true and correct in all material respects (except any such representation or warranty which relates to a specified prior date) and no Default or Event of Default exists or would exist after giving effect thereto;
(d)    with respect to any Material Acquisition, at least five (5) days prior to the consummation of such Acquisition, the Borrower Representative shall have (i) notified the Administrative Agent of such proposed Acquisition and (ii) furnished to the Administrative Agent a copy of all business and financial information reasonably requested by the Administrative Agent including pro forma financial statements, statements of cash flow, and Availability projections;
(e)    if the Accounts acquired in connection with such Acquisition are proposed to be included in the determination of the Borrowing Base, prior to including such Accounts in the determination of the Borrowing Base, the Administrative Agent shall have conducted a field examination of such Accounts, the results of which shall be satisfactory to the Administrative Agent in its Permitted Discretion;
(f)    if such Acquisition is an acquisition of the Equity Interests of a Person, such Acquisition is structured so that the acquired Person shall become a wholly-owned Subsidiary of a Loan Party;
(g)    if such Acquisition is an acquisition of Equity Interests, such Acquisition will not result in any violation of Regulation U;
(h)    if such Acquisition involves a merger or a consolidation involving a Borrower or any other Loan Party, such Borrower or such Loan Party, as applicable, shall be the surviving entity;
(i)    no Loan Party shall, as a result of or in connection with any such Acquisition, assume or incur any direct or contingent liabilities (whether relating to environmental, tax, litigation, or other matters) that could have a Material Adverse Effect;
(j)    in connection with an Acquisition of the Equity Interests of any Person, all Liens on property of such Person shall be terminated unless the Administrative Agent and the Lenders in their sole discretion consent otherwise, and in connection with an Acquisition of the assets of any Person, all Liens on such assets shall be terminated unless such Liens are permitted under Section 6.02(k);
(k)    the Fixed Charge Coverage Ratio on a pro forma basis after giving effect to such Acquisition shall be greater than 1.15 to 1.00 for the most recently completed four quarter period prior to such acquisition for which financial statements and a Compliance Certificate have been delivered pursuant to Section 5.01(a) or (b) and (d);

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(l)    the Borrower Representative shall certify to the Administrative Agent and the Lenders (and provide the Administrative Agent with a pro forma calculation in form and substance reasonably satisfactory to the Administrative Agent) that, after giving effect to the completion of such Acquisition, (i) Availability will not be less than $50,000,000 on a pro forma basis which includes all consideration given in connection with such Acquisition, other than Equity Interests of the applicable Loan Party delivered to the seller(s) in such Acquisition, as having been paid in cash at the time of making such Acquisition and (ii) the Borrowers will be in compliance, on a pro forma basis, with the covenants contained in Section 6.12;
(m)    to the extent applicable, any such newly acquired or formed wholly-owned Subsidiary of a Borrower or a Loan Party, as applicable, shall comply with the requirements of Section 5.12; and
(n)    (i) with respect to any Material Acquisition, the Borrower Representative shall have delivered to the Administrative Agent the final executed material documentation relating to such Acquisition within 10 days following the consummation thereof and (ii) with respect to any other Acquisition, the Borrower Representative shall have delivered to the Administrative Agent the final executed material documentation relating to such Acquisition within 45 days following the consummation thereof.
“Permitted Discretion” means a determination made in good faith and in the exercise of reasonable (from the perspective of a secured asset-based lender) business judgment.
“Permitted Encumbrances” means:
(a)    Liens imposed by law for Taxes that are not yet due or remain payable without penalty, or are being contested in compliance with Section 5.04;
(b)    carriers’, warehousemen’s, mechanics’, landlords’, materialmen’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than sixty (60) days or are being contested in compliance with Section 5.04;
(c)    pledges and deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security laws or regulations;
(d)    deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety, stay, customs and appeal bonds, performance and return of money bonds, governmental contracts, trade contracts and other obligations of a like nature or to secure liability to insurance carriers, in each case in the ordinary course of business;
(e)    Liens consisting of judgment, appeal bonds or judicial attachment liens that do not constitute an Event of Default under clause (k) of Article VII;
(f)    (i) easements, zoning restrictions, rights-of-way, site plan agreements, development agreements, cross-easement or reciprocal agreements, and similar encumbrances on real property

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imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not interfere with the ordinary conduct of business of any Borrower or any Subsidiary or the ordinary operation of such real property or (ii) title defects or irregularities with respect to real property which do not interfere with the ordinary conduct of business of any Borrower or any Subsidiary; and
(g)    Liens representing any interest or title of, or granted by, a licensor, lessor or sublicensor or sublessor, or a licensee, lessee or sublicensee or sublessee, in the property subject to any lease (other than Capital Lease Obligations), license or sublicense or concession agreement not otherwise prohibited by this Agreement;
(h)    Liens arising from precautionary UCC financing statement filings regarding “true” operating leases; and
(i)    Bankers’ liens, rights of setoff and other similar Liens in the ordinary course of business in favor of a bank or institution with which accounts or deposits are maintained, liens in favor of collecting banks arising under the UCC in the ordinary course of business, and other Liens that are contractual rights of set-off;
provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness, except with respect to clause (e) above.
“Permitted Investments” means:
(a)    investments in cash;
(b)    direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the U.S. (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the U.S.), in each case maturing within one year from the date of acquisition thereof;
(c)    investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from S&P or from Moody’s;
(d)    investments in certificates of deposit, bankers’ acceptances and time deposits maturing within 180 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the U.S. or any State thereof which has a combined capital and surplus and undivided profits of not less than $500,000,000;
(e)    fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above; and

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(f)    money market funds that (i) comply with the criteria set forth in Securities and Exchange Commission Rule 2a‑7 under the Investment Company Act of 1940, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000.
“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which any Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.
“Platform” means Debt Domain, Intralinks, Syndtrak or a substantially similar electronic transmission system.
“Prepayment Event” means the incurrence by any Loan Party or any Subsidiary of any Indebtedness, other than Indebtedness permitted under Section 6.01.
“Prime Rate” means the rate of interest per annum publicly announced from time to time by Chase as its prime rate in effect at its principal offices in New York City. Each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.
“Pro Forma Capped Adjustments” has the meaning assigned to such term in Section 1.06.
“Projections” has the meaning assigned to such term in Section 5.01(f).
“Protective Advance” has the meaning assigned to such term in Section 2.04.
“Public-Sider” means any representative of a Lender that does not want to receive material non-public information within the meaning of federal and state securities laws.
“Qualified ECP Guarantor” means, in respect of any Swap Obligation, each Loan Guarantor or other Guarantor (other than Parent or Intermediate Holdco) that has total assets exceeding $10,000,000 at the time the relevant Loan Guaranty or Obligation Guaranty or grant of the relevant security interest becomes or would become effective with respect to such Swap Obligation or such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.
“Recipient” means, as applicable, (a) the Administrative Agent, (b) any Lender and (c) any Issuing Bank, or any combination thereof (as the context requires).
“Refinance Indebtedness” has the meaning assigned to such term in Section 6.01(f).
“Register” has the meaning assigned to such term in Section 9.04(b).

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“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, partners, members, trustees, employees, agents, administrators, managers, representatives and advisors of such Person and such Person’s Affiliates.
“Release” means any releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, migrating, disposing or dumping of any substance into the environment.
“Report” means reports prepared by the Administrative Agent or another Person showing the results of appraisals, field examinations or audits pertaining to the assets of the Borrowers from information furnished by or on behalf of the Borrowers, after the Administrative Agent has exercised its rights of inspection pursuant to this Agreement, which Reports may be distributed to the Lenders by the Administrative Agent subject to the confidentiality provisions herein.
“Required Lenders” means, at any time, Lenders (other than Defaulting Lenders) having Credit Exposures and unused Commitments representing more than 50% of the sum of the Aggregate Credit Exposure and unused Commitments at such time.
“Requirement of Law” means, with respect to any Person, (a) the charter, articles or certificate of organization or incorporation and bylaws or other organizational or governing documents of such Person and (b) any statute, law (including common law), treaty, rule, regulation, code, ordinance, order, decree, writ, judgment, injunction or determination of any arbitrator or court or other Governmental Authority (including Environmental Laws), in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.
“Reserves” means any and all reserves which the Administrative Agent deems necessary, in its Permitted Discretion, to maintain with respect to the Collateral or any Loan Party (including, without limitation, rent reserves for any location for which the Company is required to use commercially reasonable efforts to obtain a Collateral Access Agreement pursuant to the Security Agreement but such Collateral Access Agreement has not been obtained, reserves for accrued and unpaid interest on the Secured Obligations, Banking Services Reserves, reserves for dilution of Accounts, reserves for Swap Agreement Obligations, reserves for contingent liabilities of any Loan Party, reserves for uninsured losses of any Loan Party, reserves for uninsured, underinsured, un-indemnified or under-indemnified liabilities or potential liabilities with respect to any investigation or litigation and reserves for taxes, fees, assessments, and other governmental charges).
“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the Company or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in the Company or any option, warrant or other right to acquire any such Equity Interests in the Company.
“Revolving Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make Revolving Loans and to acquire participations in Letters of Credit,

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Overadvances and Swingline Loans hereunder, expressed as an amount representing the maximum aggregate permitted amount of such Lender’s Revolving Exposure hereunder, as such commitment may be reduced or increased from time to time pursuant to (a) Section 2.09 and (b) assignments by or to such Lender pursuant to Section 9.04. The initial amount of each Lender’s Revolving Commitment is set forth on the Commitment Schedule, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Revolving Commitment, as applicable.
“Revolving Exposure” means, with respect to any Lender at any time, the sum of (a) the outstanding principal amount of such Lender’s Revolving Loans, LC Exposure and Swingline Exposure at such time, plus (b) an amount equal to its Applicable Percentage of the aggregate principal amount of Overadvances outstanding at such time.
“Revolving Lender” means, as of any date of determination, a Lender with a Revolving Commitment or, if the Revolving Commitments have terminated or expired, a Lender with Revolving Exposure.
“Revolving Loan” means a Loan made pursuant to Section 2.01(a).
“S&P” means Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business.
“Sale and Leaseback Transaction” has the meaning assigned to such term in Section 6.06.
“Sanctioned Country” means, at any time, a country or territory which is itself the subject or target of any Sanctions (at the time of this Agreement, Cuba, Iran, North Korea, Sudan and Syria).
“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC, the U.S. Department of State or by the United Nations Security Council, the European Union or any European Union member state, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person owned or controlled by any such Person or Persons described in the foregoing clauses (a) or (b).
“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC or the U.S. Department of State, or (b) the United Nations Security Council, the European Union, any European Union member state or Her Majesty’s Treasury of the United Kingdom.
“SEC” means the Securities and Exchange Commission of the U.S.
“Secured Obligations” means all Obligations, together with all (i) Banking Services Obligations and (ii) Swap Agreement Obligations owing to one or more Lenders or their respective Affiliates; provided, however, that the definition of “Secured Obligations” shall not create any guarantee by any Guarantor of (or grant of security interest by any Guarantor to support, as applicable) any Excluded Swap Obligations of such Guarantor for purposes of determining any obligations of any Guarantor.

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“Secured Parties” means (a) the Administrative Agent, (b) the Lenders, (c) the Issuing Bank, (d) each provider of Banking Services, to the extent the Banking Services Obligations in respect thereof constitute Secured Obligations, (e) each counterparty to any Swap Agreement, to the extent the obligations thereunder constitute Secured Obligations, (f) the beneficiaries of each indemnification obligation undertaken by any Loan Party under any Loan Document, and (g) the successors and assigns of each of the foregoing.
“Security Agreement” means that certain Pledge and Security Agreement (including any and all supplements thereto), dated as of the date hereof, among the Loan Parties and the Administrative Agent, for the benefit of the Administrative Agent and the other Secured Parties, and any other pledge or security agreement entered into, after the date of this Agreement by any other Loan Party (as required by this Agreement or any other Loan Document) or any other Person for the benefit of the Administrative Agent and the other Secured Parties, as the same may be amended, restated, supplemented or otherwise modified from time to time.
“Settlement” has the meaning assigned to such term in Section 2.05(d).
“Settlement Date” has the meaning assigned to such term in Section 2.05(d).
“Solvent” means, as to any Person, that (a) the fair value of the assets of such Person, at a fair valuation, will exceed its debts and liabilities, subordinated, contingent or otherwise; (b) the present fair saleable value of the property of such Person will be greater than the amount that will be required to pay the probable liability of its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (c) such Person will be able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (d) such Person will not have unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted after the Effective Date.
“Specified Audited Annual Financial Statements” means, with respect to each fiscal year, either (a) the audited consolidated balance sheets and related statements of operations, stockholders’ equity and cash flows of Parent and its Subsidiaries as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, and containing a note setting forth the consolidating balance sheets and related statements of operations, stockholders’ equity and cash flows of the Company and its Subsidiaries as of the end of and for such year, all reported on by independent public accountants of recognized national standing (without a “going concern” or like qualification, commentary or exception and without any qualification or exception as to the scope of such audit) to the effect that such financial statements present fairly in all material respects the financial condition and results of operations of the Parent and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied or (b) the audited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows of the Company and its Subsidiaries as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by independent public accountants of recognized national standing (without a “going concern” or like qualification, commentary or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the

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financial condition and results of operations of the Company and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied.
“Specified Monthly Financial Statements” means, with respect to each applicable fiscal month, either (a) the unaudited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows of Parent and its Subsidiaries as of the end of and for such fiscal month and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, and containing a note setting forth the consolidating balance sheets and related statements of operations, stockholders’ equity and cash flows of the Company and its Subsidiaries as of the end of and for such fiscal month and the then elapsed portion of such fiscal year, all certified by a Financial Officer of the Borrower Representative as presenting fairly in all material respects the financial condition and results of operations of (i) Parent and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes, and (ii) the Company and its Subsidiaries in accordance with Parent’s standard internal practices consistently applied, subject to normal year-end audit adjustments and the absence of footnotes, or (b) the unaudited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows of the Company and its Subsidiaries as of the end of and for such fiscal month and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by a Financial Officer of the Borrower Representative as presenting fairly in all material respects the financial condition and results of operations of the Company and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes.
“Specified Post Closing Dividends” means the following:
(a)    a one-time cash dividend by the Company to Parent so long as (i) such dividend is made within fifteen (15) calendar days after the Effective Date, (ii) immediately before and after giving effect to such dividend no Default shall exist, (iii) after giving effect to such dividend the Company is Solvent, (iv) after giving effect to such dividend, Availability shall not be less than the greater of (A) $50,000,000 and (B) 25% of the Aggregate Revolving Commitment, and (v) prior to such dividend, the Borrower Representative shall have delivered to the Administrative Agent an officer’s certificate from a Financial Officer of the Borrower Representative, in form and substance reasonably satisfactory to the Administrative Agent, certifying that all of the foregoing conditions are satisfied (such dividend, the “Initial Post Closing Dividend”); and
(b)    other cash dividends by the Company to Parent (through Intermediate Holdco if Intermediate Holdco is in existence) made after the date that is fifteen (15) calendar days after the Effective Date so long as (i) immediately before and after giving effect to such dividend no Default shall exist, (ii) after giving effect to such dividend Availability shall not be less than the greater of (A) $50,000,000 and (B) 25% of the Aggregate Revolving Commitment, (iii) after giving pro forma effect to such dividend, the Company shall have a Fixed Charge Coverage Ratio of not less than 1.15 to 1.00 as of the last day of the most recent fiscal quarter or year, as applicable, for which

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financial statements and a Compliance Certificate have been delivered to the Administrative Agent pursuant to Sections 5.01(a) or (b) and (d), and (iv) prior to such dividend, the Borrower Representative shall have delivered to the Administrative Agent an officer’s certificate from a Financial Officer of the Borrower Representative, containing calculations with respect to clause (iii) and otherwise in form and substance reasonably satisfactory to the Administrative Agent, certifying that all of the foregoing conditions are satisfied.
“Specified Quarterly Financial Statements” means, with respect to each applicable fiscal quarter, either (a) the unaudited consolidated balance sheets and related statements of operations, stockholders’ equity and cash flows of Parent and its Subsidiaries as of the end of and for such fiscal quarter and the then elapsed portion of such fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, and containing a note setting forth the consolidating balance sheets and related statements of operations, stockholders’ equity and cash flows of the Company and its Subsidiaries as of the end of and for such fiscal quarter and the then elapsed portion of such fiscal year, all certified by a Financial Officer of the Borrower Representative as presenting fairly in all material respects the financial condition and results of operations of (i) Parent and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes, and (ii) the Company and its Subsidiaries in accordance with Parent’s standard internal practices consistently applied, subject to normal year-end audit adjustments and the absence of footnotes, or (b) the unaudited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows of the Company and its Subsidiaries as of the end of and for such fiscal quarter and the then elapsed portion of such fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by a Financial Officer of the Borrower Representative as presenting fairly in all material respects the financial condition and results of operations of the Company and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes.
“Standby LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all standby Letters of Credit outstanding at such time plus (b) the aggregate amount of all LC Disbursements relating to standby Letters of Credit that have not yet been reimbursed by or on behalf of the Borrowers at such time. The Standby LC Exposure of any Revolving Lender at any time shall be its Applicable Percentage of the aggregate Standby LC Exposure at such time.
“Statements” has the meaning assigned to such term in Section 2.18(g).

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentage (including any marginal, special, emergency or supplemental reserves) established by the Board to which the Administrative Agent is subject with respect to the Adjusted LIBO Rate, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D of the Board. Eurodollar Loans shall be deemed to constitute eurocurrency funding

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and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D of the Board or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.
“Subordinated Indebtedness” of a Person means any Indebtedness of such Person the payment of which is subordinated to payment of the Secured Obligations to the written satisfaction of the Administrative Agent.
“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.
“Subsidiary” means any direct or indirect subsidiary of the Company or another Loan Party, as applicable, or, to the extent the context requires, the Parent.
“Subsidiary Borrowers” means, collectively (a) each Domestic Subsidiary of the Company that is a party to this Agreement as a “Borrower” on the Effective Date and (b) each Domestic Subsidiary of the Company that becomes a party to this Agreement as a “Borrower” following the Effective Date pursuant to Section 5.12, in each case, until such time as such Domestic Subsidiary is released from its obligations under the Loan Documents in accordance with this Agreement.
“Supermajority Revolving Lenders” means, at any time, Lenders (other than Defaulting Lenders) having Revolving Exposures and unused Revolving Commitments representing at least 66 2/3% of the sum of the Aggregate Revolving Exposure and unused Revolving Commitments at such time.
“Swap Agreement” means any agreement with respect to any swap, forward, spot, future, credit default or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrowers or the Subsidiaries shall be a Swap Agreement.
“Swap Agreement Obligations” means any and all obligations of the Loan Parties, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (a) any and all Swap Agreements permitted hereunder with a Lender or an Affiliate of a Lender, and

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(b) any and all cancellations, buy backs, reversals, terminations or assignments of any such Swap Agreement transaction.
“Swap Obligation” means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act or any rules or regulations promulgated thereunder.
“Swingline Exposure” means, at any time, the aggregate principal amount of all Swingline Loans outstanding at such time. The Swingline Exposure of any Revolving Lender at any time shall be its Applicable Percentage of the total Swingline Exposure at such time.
“Swingline Lender” means Chase, in its capacity as lender of Swingline Loans hereunder. Any consent required of the Administrative Agent or the Issuing Bank shall be deemed to be required of the Swingline Lender and any consent given by Chase in its capacity as Administrative Agent or Issuing Bank shall be deemed given by Chase in its capacity as Swingline Lender.
“Swingline Loan” has the meaning assigned to such term in Section 2.05(a).
“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, withholdings, (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Third Party Payor” means any Governmental Authority, commercial insurance company, health maintenance organization, professional provider organization or similar entity that is obligated to make payments on any Account.
“Third Party Payor Programs” means all payment and reimbursement programs sponsored by a Third Party Payor in which the Company or any of its Subsidiaries participates.
“Transactions” means the execution, delivery and performance by the Loan Parties and Parent of this Agreement and the other Loan Documents (as applicable), the borrowing of Loans and other credit extensions, the use of the proceeds thereof, the payment of the Initial Post Closing Dividend and the issuance of Letters of Credit hereunder.
“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the CB Floating Rate.
“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York or in any other state the laws of which are required to be applied in connection with the issue of perfection of security interests.
“Unfinanced Capital Expenditures” means, for any period, Capital Expenditures made during such period which are not financed from the proceeds of any Indebtedness (other than the Revolving Loans; it being understood and agreed that, to the extent any Capital Expenditures are financed with Revolving Loans, such Capital Expenditures shall be deemed Unfinanced Capital

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Expenditures) or new equity financing of the Borrowers and their Subsidiaries provided by a Person that is not a Loan Party.
“Unliquidated Obligations” means, at any time, any Secured Obligations (or portion thereof) that are contingent in nature or unliquidated at such time, including any Secured Obligation that is: (i) an obligation to reimburse a bank for drawings not yet made under a letter of credit issued by it; (ii) any other obligation (including any guarantee) that is contingent in nature at such time; or (iii) an obligation to provide collateral to secure any of the foregoing types of obligations.
“U.S.” means the United States of America.
“U.S. Person” means a “United States person” within the meaning of Section 7701(a)(30) of the Code.
“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 2.17(f)(ii)(B)(3).
“USA PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001.
“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.
Section 1.02.    Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “Eurodollar Loan”) or by Class and Type (e.g., a “Eurodollar Revolving Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing”) or by Type (e.g., a “Eurodollar Borrowing”) or by Class and Type (e.g., a “Eurodollar Revolving Borrowing”).
Section 1.03.    Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “law” shall be construed as referring to all statutes, rules, regulations, codes and other laws (including official rulings and interpretations thereunder having the force of law or with which affected Persons customarily comply) and all judgments, orders and decrees of all Governmental Authorities. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements, supplements or modifications set forth herein), (b) any definition of or reference to any statute, rule or regulation shall be construed as referring thereto as from time to time amended, supplemented or otherwise modified (including by succession of comparable successor laws), (c) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to any restrictions on assignments

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set forth herein) and, in the case of any Governmental Authority, any other Governmental Authority that shall have succeeded to any or all functions thereof, (d) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (e) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (f) any reference in any definition to the phrase “at any time” or “for any period” shall refer to the same time or period for all calculations or determinations within such definition, and (g) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.
Section 1.04.    Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if after the date hereof there occurs any change in GAAP or in the application thereof on the operation of any provision hereof and the Borrower Representative notifies the Administrative Agent that the Borrowers request an amendment to any provision hereof to eliminate the effect of such change in GAAP or in the application thereof (or if the Administrative Agent notifies the Borrower Representative that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made (i) without giving effect to any election under Financial Accounting Standards Board Accounting Standards Codification 825-10-25 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Company or any Subsidiary at “fair value”, as defined therein and (ii) without giving effect to any treatment of Indebtedness in respect of convertible debt instruments under Financial Accounting Standards Board Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof.
Section 1.05.    Status of Obligations. In the event that any Borrower or any other Loan Party shall at any time issue or have outstanding any Subordinated Indebtedness, such Borrower shall take or cause such other Loan Party to take all such actions as shall be necessary to cause the Secured Obligations to constitute senior indebtedness (however denominated) in respect of such Subordinated Indebtedness and to enable the Administrative Agent and the Lenders to have and exercise any payment blockage or other remedies available or potentially available to holders of senior indebtedness under the terms of such Subordinated Indebtedness. Without limiting the foregoing, the Secured Obligations are hereby designated as “senior indebtedness” and as “designated senior indebtedness” and words of similar import under and in respect of any indenture or other agreement or instrument under which such Subordinated Indebtedness is outstanding and

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are further given all such other designations as shall be required under the terms of any such Subordinated Indebtedness in order that the Lenders may have and exercise any payment blockage or other remedies available or potentially available to holders of senior indebtedness under the terms of such Subordinated Indebtedness.
Section 1.06.    Adjustments for Acquisitions and Dispositions. For each period of four consecutive fiscal quarter ending following the date of any Acquisition or disposition permitted hereunder, for the purposes of determining EBITDA, the consolidated results of operations of the Company and its Subsidiaries or the Loan Parties, as the case may be, shall include the results of operations of the Person or assets subject to such Acquisition or exclude the results of operation of the Person or assets subject to such disposition, as the case may be, on a historical pro forma basis to the extent information in sufficient detail concerning such historical results of such Person or assets is reasonably available, and which amounts shall include expected cost savings, operating expense reductions, restructuring charges and expenses and cost-saving synergies projected by the Company in good faith to result from actions with respect to which substantial steps have been, will be, or are expected to be, taken (in the good faith determination of the Company and evidence by a certificate of a Financial Officer of the Company) within 12 months after such transaction; provided, that the aggregate additions to EBITDA, for any period being tested, pursuant to this Section 1.06 (the “Pro Forma Capped Adjustments”), together with the aggregate amount of all other Capped Adjustments for such period, shall not exceed 10% of EBITDA for such period determined prior to giving effect to any addback for any Capped Adjustments.
ARTICLE II
THE CREDITS
Section 2.01.    Commitments. Subject to the terms and conditions set forth herein, each Lender severally (and not jointly) agrees to make Revolving Loans in dollars to the Borrowers from time to time during the Availability Period in an aggregate principal amount that will not result in (i) such Lender’s Revolving Exposure exceeding such Lender’s Revolving Commitment or (ii) the Aggregate Revolving Exposure exceeding the lesser of (x) the Aggregate Revolving Commitment and (y) the Borrowing Base, subject to the Administrative Agent’s authority, in its sole discretion, to make Protective Advances and Overadvances pursuant to the terms of Sections 2.04 and 2.05. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrowers may borrow, prepay and reborrow Revolving Loans.
Section 2.02.    Loans and Borrowings. (a) Each Loan (other than a Swingline Loan) shall be made as part of a Borrowing consisting of Loans of the same Class and Type made by the Lenders ratably in accordance with their respective Commitments of the applicable Class. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required. Any Protective Advance, any Overadvance and any Swingline Loan shall be made in accordance with the procedures set forth in Sections 2.04 and 2.05.

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(b)    Subject to Section 2.14, each Revolving Borrowing shall be comprised entirely of CBFR Loans or Eurodollar Loans as the Borrower Representative may request in accordance herewith, provided that all Borrowings made on the Effective Date must be made as CBFR Borrowings but may be converted into Eurodollar Borrowings in accordance with Section 2.08. Each Swingline Loan shall be a CBFR Loan. Each Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan (and in the case of an Affiliate, the provisions of Sections 2.14, 2.15, 2.16, 2.17 and 2.19 shall apply to such Affiliate to the same extent as to such Lender); provided that any exercise of such option shall not affect the obligation of the Borrowers to repay such Loan in accordance with the terms of this Agreement.
(c)    At the commencement of each Interest Period for any Eurodollar Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $5,000,000; provided that a Eurodollar Borrowing may be in an aggregate amount that is equal to the entire unused balance of the Aggregate Revolving Commitment. At the time that each CBFR Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $500,000 and not less than $1,000,000; provided that a CBFR Revolving Borrowing may be in an aggregate amount that is equal to the entire unused balance of the Aggregate Revolving Commitment or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.06(e). Each Swingline Loan shall be in an amount that is an integral multiple of $100,000 and not less than $200,000. Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of seven Eurodollar Borrowings outstanding.
(d)    Notwithstanding any other provision of this Agreement, the Borrower Representative shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.
Section 2.03.    Requests for Borrowings. To request a Borrowing, the Borrower Representative shall notify the Administrative Agent of such request either in writing (delivered by hand or facsimile) in a form approved by the Administrative Agent and signed by the Borrower Representative or by telephone not later than (a) in the case of a Eurodollar Borrowing, 11:00 a.m., New York time, three (3) Business Days before the date of the proposed Borrowing or (b) in the case of a CBFR Borrowing, 1:00 p.m., New York time, on the date of the proposed Borrowing; provided that any such notice of a CBFR Revolving Borrowing to finance the reimbursement of an LC Disbursement as contemplated by Section 2.06(e) may be given not later than 10:00 a.m., New York time, on the date of such proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or facsimile to the Administrative Agent of a written Borrowing Request in a form approved by the Administrative Agent and signed by the Borrower Representative. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:
(i)    the name of the applicable Borrower(s);
(ii)    the aggregate amount of the requested Borrowing and a breakdown of the separate wires comprising such Borrowing;

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(iii)    the date of such Borrowing, which shall be a Business Day;
(iv)    whether such Borrowing is to be a CBFR Borrowing or a Eurodollar Borrowing; and
(v)    in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period.”
If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be a CBFR Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Borrowing, then the applicable Borrower(s) shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.
Section 2.04.    Protective Advances. (a) Subject to the limitations set forth below, the Administrative Agent is authorized by the Borrowers and the Lenders, from time to time in the Administrative Agent’s sole discretion (but shall have absolutely no obligation to), to make Loans to the Borrowers, on behalf of all Lenders, which the Administrative Agent, in its Permitted Discretion, deems necessary or desirable (i) to preserve or protect the Collateral, or any portion thereof, (ii) to enhance the likelihood of, or maximize the amount of, repayment of the Loans and other Obligations, or (iii) to pay any other amount chargeable to or required to be paid by the Borrowers pursuant to the terms of this Agreement, including payments of reimbursable expenses (including costs, fees, and expenses as described in Section 9.03) and other sums payable under the Loan Documents (any of such Loans are herein referred to as “Protective Advances”); provided that the aggregate principal amount of outstanding Protective Advances shall not, at any time, exceed (x) 5% of the Aggregate Commitments then in effect or (y) when aggregated with the aggregate outstanding principal amount of Overadvances, 10% of the Aggregate Commitments then in effect; provided further that, the aggregate amount of outstanding Protective Advances plus the Aggregate Revolving Exposure shall not exceed the Aggregate Revolving Commitment. The Administrative Agent shall promptly notify the Borrowers and Lenders of any such Protective Advances. Protective Advances may be made even if the conditions precedent set forth in Section 4.02 have not been satisfied; provided, that, any such Protective Advance shall not, itself, result in a Default hereunder. The Protective Advances shall be secured by the Liens in favor of the Administrative Agent in and to the Collateral and shall constitute Obligations hereunder. All Protective Advances shall be CBFR Borrowings. The Administrative Agent’s authorization to make Protective Advances may be revoked at any time by the Required Lenders. Any such revocation must be in writing and shall become effective prospectively upon the Administrative Agent’s receipt thereof and the Administrative Agent shall promptly notify the Borrowers of any such revocation. At any time that there is sufficient Availability and the conditions precedent set forth in Section 4.02 have been satisfied, the Administrative Agent may request the Revolving Lenders to make a Revolving Loan to repay a Protective Advance. At any other time the Administrative Agent may require the Lenders to fund their risk participations described in Section 2.04(b).

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(b)    Upon the making of a Protective Advance by the Administrative Agent (whether before or after the occurrence of a Default), each Lender shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably purchased from the Administrative Agent, without recourse or warranty, an undivided interest and participation in such Protective Advance in proportion to its Applicable Percentage. From and after the date, if any, on which any Lender is required to fund its participation in any Protective Advance purchased hereunder, the Administrative Agent shall promptly distribute to such Lender, such Lender’s Applicable Percentage of all payments of principal and interest and all proceeds of Collateral received by the Administrative Agent in respect of such Protective Advance.
Section 2.05.    Swingline Loans and Overadvances.
(a)    The Administrative Agent, the Swingline Lender and the Revolving Lenders agree that in order to facilitate the administration of this Agreement and the other Loan Documents, promptly after the Borrower Representative requests a CBFR Borrowing, the Swingline Lender may elect to have the terms of this Section 2.05(a) apply to such Borrowing Request by advancing, on behalf of the Revolving Lenders and in the amount requested, same day funds to the Borrowers, on the date of the applicable Borrowing to the Funding Account(s) (each such Loan made solely by the Swingline Lender pursuant to this Section 2.05(a) is referred to in this Agreement as a “Swingline Loan”), with settlement among them as to the Swingline Loans to take place on a periodic basis as set forth in Section 2.05(d). Each Swingline Loan shall be subject to all the terms and conditions applicable to other CBFR Loans funded by the Revolving Lenders, except that all payments thereon shall be payable to the Swingline Lender solely for its own account. The aggregate amount of Swingline Loans outstanding at any time shall not exceed $20,000,000. The Swingline Lender shall not make any Swingline Loan if the requested Swingline Loan exceeds Availability (before or after giving effect to such Swingline Loan). All Swingline Loans shall be CBFR Borrowings.
(b)    Any provision of this Agreement to the contrary notwithstanding, at the request of the Borrower Representative, the Administrative Agent may in its sole discretion (but with absolutely no obligation), make Revolving Loans to the Borrowers, on behalf of the Revolving Lenders, in amounts that exceed Availability (any such excess Revolving Loans are herein referred to collectively as “Overadvances”); provided that, no Overadvance shall result in a Default or Event of Default due to Borrowers’ failure to comply with Section 2.01 for so long as such Overadvance remains outstanding in accordance with the terms of this paragraph, but solely with respect to the amount of such Overadvance. In addition, Overadvances may be made even if the condition precedent set forth in Section 4.02(c) has not been satisfied. All Overadvances shall constitute CBFR Borrowings. The authority of the Administrative Agent to make Overadvances is limited to an aggregate amount not to exceed at any time (x) 5% of the Aggregate Commitments then in effect or (y) when aggregated with the aggregate outstanding amount of Protective Advances then outstanding, 10% of the Aggregate Commitments then in effect, no Overadvance may remain outstanding for more than thirty (30) days and no Overadvance shall cause any Revolving Lender’s Revolving Exposure to exceed its Revolving Commitment; provided that, the Required Revolving Lenders may at any time revoke the Administrative Agent’s authorization to make Overadvances.

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Any such revocation must be in writing and shall become effective prospectively upon the Administrative Agent’s receipt thereof.
(c)    Upon the making of a Swingline Loan or an Overadvance (whether before or after the occurrence of a Default and regardless of whether a Settlement has been requested with respect to such Swingline Loan or Overadvance), each Revolving Lender shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably purchased from the Swingline Lender or the Administrative Agent, as the case may be, without recourse or warranty, an undivided interest and participation in such Swingline Loan or Overadvance in proportion to its Applicable Percentage of the Revolving Commitment. The Swingline Lender or the Administrative Agent may, at any time, require the Revolving Lenders to fund their participations. From and after the date, if any, on which any Revolving Lender is required to fund its participation in any Swingline Loan or Overadvance purchased hereunder, the Administrative Agent shall promptly distribute to such Lender, such Lender’s Applicable Percentage of all payments of principal and interest and all proceeds of Collateral received by the Administrative Agent in respect of such Swingline Loan or Overadvance.
(d)    The Administrative Agent, on behalf of the Swingline Lender, shall request settlement (a “Settlement”) with the Revolving Lenders on at least a weekly basis or on any date that the Administrative Agent elects, by notifying the Revolving Lenders of such requested Settlement by facsimile, telephone, or e-mail no later than 1:00 p.m. New York time on the date of such requested Settlement (the “Settlement Date”). Each Revolving Lender (other than the Swingline Lender, in the case of the Swingline Loans) shall transfer the amount of such Revolving Lender’s Applicable Percentage of the outstanding principal amount of the applicable Loan with respect to which Settlement is requested to the Administrative Agent, to such account of the Administrative Agent as the Administrative Agent may designate, not later than 3:00 p.m., New York time, on such Settlement Date. Settlements may occur during the existence of a Default and whether or not the applicable conditions precedent set forth in Section 4.02 have then been satisfied. Such amounts transferred to the Administrative Agent shall be applied against the amounts of the Swingline Lender’s Swingline Loans and, together with Swingline Lender’s Applicable Percentage of such Swingline Loan, shall constitute Revolving Loans of such Revolving Lenders, respectively. If any such amount is not transferred to the Administrative Agent by any Revolving Lender on such Settlement Date, the Swingline Lender shall be entitled to recover from such Lender on demand such amount, together with interest thereon, as specified in Section 2.07.
Section 2.06.    Letters of Credit. (a) General. Subject to the terms and conditions set forth herein, the Borrower Representative may request the issuance of Letters of Credit for its own account or for the account of another Borrower denominated in dollars as the applicant thereof for the support of its or its Subsidiaries’ obligations, in a form reasonably acceptable to the Administrative Agent and the Issuing Bank, at any time and from time to time during the Availability Period. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrowers to, or entered into by the Borrowers with, the Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control. Each Borrower unconditionally and irrevocably agrees that, in connection with any Letter of Credit issued for the support of any Subsidiary’s

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obligations as provided in the first sentence of this paragraph, such Borrower will be fully responsible for the reimbursement of LC Disbursements in accordance with the terms hereof, the payment of interest thereon and the payment of fees due under Section 2.12(b) to the same extent as if it were the sole account party in respect of such Letter of Credit (such Borrower hereby irrevocably waiving any defenses that might otherwise be available to it as a guarantor or surety of the obligations of such Subsidiary that is an account party in respect of any such Letter of Credit). Notwithstanding anything herein to the contrary, the Issuing Bank shall have no obligation hereunder to issue, and shall not issue, any Letter of Credit (i) the proceeds of which would be made available to any Person (A) to fund any activity or business of or with any Sanctioned Person, or in any country or territory that, at the time of such funding, is the subject of any Sanctions or (B) in any manner that would result in a violation of any Sanctions by any party to this Agreement, (ii) if any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the Issuing Bank from issuing such Letter of Credit, or any Requirement of Law relating to the Issuing Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the Issuing Bank shall prohibit, or request that the Issuing Bank refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the Issuing Bank with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the Issuing Bank is not otherwise compensated hereunder) not in effect on the Effective Date, or shall impose upon the Issuing Bank any unreimbursed loss, cost or expense which was not applicable on the Effective Date and which the Issuing Bank in good faith deems material to it, or (iii) if the issuance of such Letter of Credit would violate one or more policies of the Issuing Bank applicable to letters of credit generally; provided that, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements or directives thereunder or issued in connection therewith or in the implementation thereof, and (y) all requests, rules, guidelines, requirements or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed not to be in effect on the Effective Date for purposes of clause (ii) above, regardless of the date enacted, adopted, issued or implemented.
(b)    Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower Representative shall deliver by hand or facsimile (or transmit by electronic communication, if arrangements for doing so have been approved by the Issuing Bank) to the Issuing Bank and the Administrative Agent (prior to 10:00 am, New York time, at least three (3) Business Days prior to the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. If requested by the Issuing Bank, the applicable Borrower also shall submit a letter of credit application on the Issuing Bank’s standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended

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only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrowers shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension the aggregate LC Exposure shall not exceed $20,000,000, (iv) no Revolving Lender’s Revolving Exposure shall exceed its Revolving Commitment and (v) the Aggregate Revolving Exposure shall not exceed the lesser of the Aggregate Revolving Commitment and the Borrowing Base.
(c)    Expiration Date. Each Letter of Credit shall expire (or be subject to termination or non-renewal by notice from the Issuing Bank to the beneficiary thereof) at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, including, without limitation, any automatic renewal provision, one year after such renewal or extension) and (ii) the date that is five Business Days prior to the Maturity Date.
(d)    Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Bank or the Revolving Lenders, the Issuing Bank hereby grants to each Revolving Lender, and each Revolving Lender hereby acquires from the Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Revolving Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the Issuing Bank, such Lender’s Applicable Percentage of each LC Disbursement made by the Issuing Bank and not reimbursed by the Borrowers on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the Borrowers for any reason. Each Revolving Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.
(e)    Reimbursement. If the Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Borrowers shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement (i) not later than 12:00 p.m., New York time, on the date that such LC Disbursement is made, if the Borrower Representative shall have received notice of such LC Disbursement prior to 10:00 a.m., New York time, on such date, or, (ii) if such notice has not been received by the Borrower Representative prior to such time on such date, then not later than 12:00 p.m., New York time, on (A) the Business Day that the Borrower Representative receives such notice, if such notice is received prior to 10:00 a.m., New York time, on the day of receipt, or (B) the Business Day immediately following the day that the Borrower Representative receives such notice, if such notice is not received prior to such time on the day of receipt; provided that the Borrowers may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 or 2.05 that such payment be financed with a CBFR Revolving Borrowing or Swingline Loan in an equivalent amount and, to the extent so financed, the Borrowers’ obligation to make such payment shall be discharged and replaced by the resulting

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CBFR Revolving Borrowing or Swingline Loan. If the Borrowers fail to make such payment when due, the Administrative Agent shall notify each Revolving Lender of the applicable LC Disbursement, the payment then due from the Borrowers in respect thereof and such Lender’s Applicable Percentage thereof. Promptly following receipt of such notice, each Revolving Lender shall pay to the Administrative Agent its Applicable Percentage of the payment then due from the Borrowers, in the same manner as provided in Section 2.07 with respect to Loans made by such Lender (and Section 2.07 shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders), and the Administrative Agent shall promptly pay to the Issuing Bank the amounts so received by it from the Revolving Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrowers pursuant to this paragraph, the Administrative Agent shall distribute such payment to the Issuing Bank or, to the extent that Revolving Lenders have made payments pursuant to this paragraph to reimburse the Issuing Bank, then to such Lenders and the Issuing Bank as their interests may appear. Any payment made by a Revolving Lender pursuant to this paragraph to reimburse the Issuing Bank for any LC Disbursement (other than the funding of CBFR Revolving Loans or a Swingline Loan as contemplated above) shall not constitute a Loan and shall not relieve the Borrowers of their obligation to reimburse such LC Disbursement.
(f)    Obligations Absolute. The Borrowers’ joint and several obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein or herein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) any payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrowers’ obligations hereunder. None of the Administrative Agent, the Revolving Lenders, the Issuing Bank or any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Bank; provided that the foregoing shall not be construed to excuse (i) any gross negligence, bad faith or willful misconduct on behalf of any of the Administrative Agent, the Revolving Lenders, the Issuing Bank or any of their Related Parties, as determined by a final nonappealable judgment of a court of competent jurisdiction, and (ii) the Issuing Bank from liability to the Borrowers to the extent of any direct damages (as opposed to special, indirect, consequential or punitive damages, claims in respect of which are hereby waived by the Borrowers to the extent permitted by applicable law) suffered by any Borrower that are caused by the Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence, bad faith or willful misconduct on the part

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of the Issuing Bank (as finally determined by a court of competent jurisdiction), the Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.
(g)    Disbursement Procedures. The Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The Issuing Bank shall promptly notify the Administrative Agent and the applicable Borrower by telephone (confirmed by facsimile) of such demand for payment and whether the Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrowers of their obligation to reimburse the Issuing Bank and the Revolving Lenders with respect to any such LC Disbursement.
(h)    Interim Interest. If the Issuing Bank shall make any LC Disbursement, then, unless the Borrowers shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrowers reimburse such LC Disbursement, at the rate per annum then applicable to CBFR Revolving Loans and such interest shall be payable on the date when such reimbursement is due; provided that, if the Borrowers fail to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section, then Section 2.13(d) shall apply. Interest accrued pursuant to this paragraph shall be for the account of the Issuing Bank, except that interest accrued on and after the date of payment by any Revolving Lender pursuant to paragraph (e) of this Section to reimburse the Issuing Bank shall be for the account of such Lender to the extent of such payment.
(i)    Replacement of the Issuing Bank. The Issuing Bank may be replaced at any time by written agreement among the Borrower Representative, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank. The Administrative Agent shall notify the Revolving Lenders of any such replacement of the Issuing Bank. At the time any such replacement shall become effective, the Borrowers shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.12(b). From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of the Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit then outstanding and issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

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(j)    Cash Collateralization. If any Event of Default shall occur and be continuing, on the Business Day that the Borrower Representative receives notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, Revolving Lenders with LC Exposure representing greater than 50% of the aggregate LC Exposure) demanding the deposit of cash collateral pursuant to this paragraph, the Borrowers shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Revolving Lenders (the “LC Collateral Account”), an amount in cash equal to 103% of the amount of the LC Exposure as of such date plus accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to any Borrower described in clause (h) or (i) of Article VII. Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the Secured Obligations. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over the LC Collateral Account and the Borrowers hereby grant the Administrative Agent a security interest in the LC Collateral Account and all money or other assets on deposit therein or credited thereto. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrowers’ risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in the LC Collateral Account. Moneys in the LC Collateral Account shall be applied by the Administrative Agent to reimburse the Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrowers for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Revolving Lenders with LC Exposure representing greater than 50% of the aggregate LC Exposure), be applied to satisfy other Secured Obligations. If the Borrowers are required to provide an amount of cash collateral hereunder as a result of the occurrence and continuance of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrowers within three (3) Business Days after all such Events of Default have been cured or waived as confirmed in writing by the Administrative Agent.
(k)    LC Exposure Determination. For all purposes of this Agreement, the amount of a Letter of Credit that, by its terms or the terms of any document related thereto, provides for one or more automatic increases in the stated amount thereof shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at the time of determination.
Section 2.07.    Funding of Borrowings. (a) Each Lender shall make each Loan to be made by such Lender hereunder on the proposed date thereof by wire transfer of immediately available funds by 2:00 p.m., New York time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders in an amount equal to such Lender’s Applicable Percentage; provided that, Swingline Loans shall be made as provided in Section 2.05. The Administrative Agent will make such Loans available to the Borrower Representative by promptly crediting the amounts so received, in like funds, to the Funding Account; provided that CBFR Revolving Loans made to finance the reimbursement of (i) an LC Disbursement as provided

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in Section 2.06(e) shall be remitted by the Administrative Agent to the Issuing Bank and (ii) a Protective Advance or an Overadvance shall be retained by the Administrative Agent.
(b)    Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the applicable Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrowers severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the applicable Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrowers, the interest rate applicable to the Loans comprising such Borrowing. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.
Section 2.08.    Interest Elections. (a) Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower Representative may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrower Representative may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. This Section shall not apply to Swingline Borrowings, Overadvances or Protective Advances, which may not be converted or continued.
(b)    To make an election pursuant to this Section, the Borrower Representative shall notify the Administrative Agent of such election (an “Interest Election Request”) by telephone by the time that a Borrowing Request would be required under Section 2.03 if the Borrowers were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or facsimile to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the Borrower Representative.
(c)    Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:
(i)    the name of the applicable Borrower and the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which

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case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);
(ii)    the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;
(iii)    whether the resulting Borrowing is to be a CBFR Borrowing or a Eurodollar Borrowing; and
(iv)    if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.
If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrowers shall be deemed to have selected an Interest Period of one month’s duration.
(d)    Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.
(e)    If the Borrower Representative fails to deliver a timely Interest Election Request with respect to a Eurodollar Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to a CBFR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower Representative, then, so long as an Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing and (ii) unless repaid, each Eurodollar Borrowing shall be converted to a CBFR Borrowing at the end of the Interest Period applicable thereto.
Section 2.09.    Termination and Reduction of Commitments; Increase in Revolving Commitments. (a) Unless previously terminated, the Revolving Commitments shall terminate on the Maturity Date.
(b)    The Borrowers may at any time terminate the Revolving Commitments upon (i) the payment in full of all outstanding Revolving Loans, together with accrued and unpaid interest thereon and on any LC Exposure, (ii) the cancellation and return of all outstanding Letters of Credit (or alternatively, with respect to each such Letter of Credit, the furnishing to the Administrative Agent of a cash deposit (or at the discretion of the Administrative Agent a back up standby letter of credit satisfactory to the Administrative Agent and the Issuing Bank) in an amount equal to 103% of the LC Exposure as of such date), (iii) the payment in full of the accrued and unpaid fees, including any amounts payable pursuant to Section 2.16, and (iv) the payment in full of all reimbursable expenses (as provided herein) and other Obligations, together with accrued and unpaid interest thereon.

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(c)    The Borrowers may from time to time reduce the Revolving Commitments; provided that (i) each reduction of the Revolving Commitments shall be in an amount that is an integral multiple of $1,000,000 and (ii) the Borrowers shall not terminate or reduce the Revolving Commitments if, after giving effect to any concurrent prepayment of the Revolving Loans in accordance with Section 2.11, the Aggregate Revolving Exposure would exceed the lesser of the Aggregate Revolving Commitment and the Borrowing Base.
(d)    The Borrower Representative shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraph (b) or (c) of this Section at least three (3) Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower Representative pursuant to this Section shall be irrevocable; provided that a notice of termination of the Commitments delivered by the Borrower Representative may state that such notice is conditioned upon the effectiveness of other credit facilities or the consummation of a transaction, the proceeds of which shall be used to repay the Obligations in full or in part, in which case such notice may be revoked by the Borrower Representative (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments shall be permanent. Each reduction of the Commitments shall be made ratably among the Lenders in accordance with their respective Commitments.
(e)    The Borrowers shall have the right to increase the Revolving Commitments by obtaining additional Revolving Commitments, either from one or more of the Lenders or another lending institution; provided that (i) any such request for an increase shall be in a minimum amount of $25,000,000, (ii) the Borrower Representative, on behalf of the Borrowers, may make a maximum of four such requests, (iii) after giving effect thereto, the sum of the total of the additional Commitments does not exceed $100,000,000, (iv) the Administrative Agent and the Issuing Bank have approved the identity of any such new Lender, such approvals not to be unreasonably withheld or delayed, (v) any such new Lender assumes all of the rights and obligations of a “Lender” hereunder, and (vi) the procedure described in Section 2.09(f) have been satisfied. Nothing contained in this Section 2.09 shall constitute, or otherwise be deemed to be, a commitment on the part of any Lender to increase its Commitment hereunder at any time.
(f)    Any amendment hereto for such an increase or addition shall be in form and substance reasonably satisfactory to the Administrative Agent and shall only require the written signatures of the Administrative Agent, the Borrowers and each Lender being added or increasing its Commitment, subject only to the approval of the Required Lenders if any such increase or addition would cause the Revolving Commitments to exceed $300,000,000. As a condition precedent to such an increase or addition, the Borrowers shall deliver to the Administrative Agent (i) a certificate of each Loan Party signed by an authorized officer of such Loan Party (A) certifying and attaching the resolutions adopted by such Loan Party approving or consenting to such increase, and (B) in the case of the Borrowers, certifying that, before and after giving effect to such increase or addition, (1) the representations and warranties contained in Article III and the other Loan Documents are true and correct in all material respects, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects

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as of such earlier date, (2) no Default exists and (3) the Borrowers are in compliance (on a pro forma basis) with the covenants contained in Section 6.12 and (ii) legal opinions and documents consistent with those delivered on the Effective Date, to the extent requested by the Administrative Agent.
(g)    On the effective date of any such increase or addition, (i) any Lender increasing (or, in the case of any newly added Lender, extending) its Revolving Commitment shall make available to the Administrative Agent such amounts in immediately available funds as the Administrative Agent shall determine, for the benefit of the other Lenders, as being required in order to cause, after giving effect to such increase or addition and the use of such amounts to make payments to such other Lenders, each Lender’s portion of the outstanding Revolving Loans of all the Lenders to equal its revised Applicable Percentage of such outstanding Revolving Loans, and the Administrative Agent shall make such other adjustments among the Lenders with respect to the Revolving Loans then outstanding and amounts of principal, interest, commitment fees and other amounts paid or payable with respect thereto as shall be necessary, in the opinion of the Administrative Agent, in order to effect such reallocation and (ii)  the Borrowers shall be deemed to have repaid and reborrowed all outstanding Revolving Loans as of the date of any increase (or addition) in the Revolving Commitments (with such reborrowing to consist of the Types of Revolving Loans, with related Interest Periods if applicable, specified in a notice delivered by the Borrower Representative, in accordance with the requirements of Section 2.03). The deemed payments made pursuant to clause (ii) of the immediately preceding sentence shall be accompanied by payment of all accrued interest on the amount prepaid and, in respect of each Eurodollar Loan, shall be subject to indemnification by the Borrowers pursuant to the provisions of Section 2.16 if the deemed payment occurs other than on the last day of the related Interest Periods. Within a reasonable time after the effective date of any increase or addition, the Administrative Agent shall, and is hereby authorized and directed to, revise the Commitment Schedule to reflect such increase or addition and shall distribute such revised Commitment Schedule to each of the Lenders and the Borrower Representative, whereupon such revised Commitment Schedule shall replace the old Commitment Schedule and become part of this Agreement.
Section 2.10.    Repayment and Amortization of Loans; Evidence of Debt. (a) The Borrowers hereby unconditionally promise to pay (i) to the Administrative Agent for the account of each Revolving Lender the then unpaid principal amount of each Revolving Loan on the Maturity Date, (ii) to the Administrative Agent the then unpaid amount of each Protective Advance on the earlier of the Maturity Date and demand by the Administrative Agent, (iii) to the Swingline Lender the then unpaid principal amount of each Swingline Loan on the earlier of the Maturity Date and the fifth Business Day after such Swingline Loan is made; provided that on each date that a Revolving Loan is made, the Borrower shall repay all Swingline Loans then outstanding and the proceeds of any such Revolving Loan shall be applied by the Administrative Agent to repay any Swingline Loans outstanding, and (iv) to the Administrative Agent the then unpaid principal amount of each Overadvance on the earlier of the Maturity Date and the demand by the Administrative Agent.
(b)    On each Business Day during a Dominion Period, the Administrative Agent shall apply all funds credited to the Collection Account on such Business Day or the immediately preceding Business Day (at the discretion of the Administrative Agent, whether or not immediately available) first to prepay any Protective Advances and Overadvances that may be outstanding, pro

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rata, and second to prepay the Revolving Loans (including Swingline Loans) and to cash collateralize outstanding LC Exposure. Notwithstanding the foregoing, to the extent any funds credited to the Collection Account constitute Net Proceeds in respect of any Prepayment Event, the application of such Net Proceeds shall be subject to Section 2.11(c).
(c)    Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the Indebtedness of the Borrowers to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.
(d)    The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class and Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrowers to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.
(e)    The entries made in the accounts maintained pursuant to paragraph (c) or (d) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrowers to repay the Loans in accordance with the terms of this Agreement.
(f)    Any Lender may request that Loans made by it be evidenced by a promissory note. In such event, the Borrowers shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).
Section 2.11.    Prepayment of Loans. (a) The Borrowers shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to prior notice in accordance with paragraph (e) of this Section and, if applicable, payment of any break funding expenses under Section 2.16.
(b)    Except for Overadvances permitted under Section 2.05, in the event and on such occasion that the Aggregate Revolving Exposure exceeds the lesser of (A) the Aggregate Revolving Commitment and (B) the Borrowing Base, the Borrowers shall prepay the Revolving Loans, LC Exposure and/or Swingline Loans or cash collateralize LC Exposure in an account with the Administrative Agent pursuant to Section 2.06(j), as applicable, in an aggregate amount equal to such excess.
(c)    In the event and on each occasion that any Net Proceeds are received by or on behalf of the Company or any Subsidiary in respect of any Prepayment Event, the Borrowers shall, immediately after such Net Proceeds are received by the Company or any Subsidiary, prepay the

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Obligations and cash collateralize the LC Exposure as set forth in Section 2.11(d) below in an aggregate amount equal to 100% of such Net Proceeds.
(d)    All such amounts pursuant to Section 2.11(c) shall be applied, first to prepay any Protective Advances and Overadvances that may be outstanding, pro rata, and second to prepay the Revolving Loans (including Swingline Loans) without a corresponding reduction in the Revolving Commitments and to cash collateralize outstanding LC Exposure.
(e)    The Borrower Representative shall notify the Administrative Agent (and, in the case of prepayment of a Swingline Loan, the Swingline Lender) by telephone (confirmed by facsimile) of any prepayment hereunder not later than 11:00 a.m., New York time, (A) in the case of prepayment of a Eurodollar Revolving Borrowing, three (3) Business Days before the date of prepayment, or (B) in the case of prepayment of a CBFR Revolving Borrowing, on the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Revolving Commitments as contemplated by Section 2.09, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.09. Promptly following receipt of any such notice relating to a Revolving Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Revolving Borrowing shall be in an amount that would be permitted in the case of an advance of a Revolving Borrowing of the same Type as provided in Section 2.02. Each prepayment of a Revolving Borrowing shall be applied ratably to the Revolving Loans included in the prepaid Borrowing. Prepayments shall be accompanied by (i) accrued interest to the extent required by Section 2.13 and (ii) break funding payments pursuant to Section 2.16.
Section 2.12.    Fees. (a) The Borrowers agree to pay to the Administrative Agent for the account of each Lender a commitment fee, which shall accrue at 0.25% per annum on the average daily amount of the Available Revolving Commitment of such Lender during the period from and including the Effective Date to but excluding the date on which the Revolving Commitments terminate. Accrued commitment fees shall be payable in arrears on the first day of each calendar month and on the date on which the Revolving Commitments terminate, commencing on the first such date to occur after the date hereof. All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed, (including the first day but excluding the last day).
(b)    The Borrowers agree to pay (i) to the Administrative Agent for the account of each Revolving Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at the same Applicable Rate used to determine the interest rate applicable to Eurodollar Revolving Loans on the average daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date on which such Lender’s Revolving Commitment terminates and the date on which such Lender ceases to have any LC Exposure, and (ii) to the Issuing Bank a fronting fee, which shall accrue at the rate of 0.125% per annum on the average daily amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) attributable to Letters of Credit issued by the Issuing Bank during the period from

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and including the Effective Date to but excluding the later of the date of termination of the Revolving Commitments and the date on which there ceases to be any LC Exposure, as well as the Issuing Bank’s standard fees and commissions with respect to the issuance, amendment, cancellation, negotiation, transfer, presentment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Participation fees and fronting fees accrued through and including the last day of each calendar month shall be payable on the first day of each calendar month following such last day, commencing on the first such date to occur after the Effective Date; provided that all such fees shall be payable on the date on which the Revolving Commitments terminate and any such fees accruing after the date on which the Revolving Commitments terminate shall be payable on demand. Any other fees payable to the Issuing Bank pursuant to this paragraph shall be payable within ten (10) days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).
(c)    The Borrowers agree to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrowers and the Administrative Agent.
(d)    All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent (or to the Issuing Bank, in the case of fees payable to it) for distribution, in the case of commitment fees and participation fees, to the Lenders. Fees paid shall not be refundable under any circumstances.
Section 2.13.    Interest. (a) The Loans comprising each CBFR Borrowing (including each Swingline Loan) shall bear interest at the CB Floating Rate plus the Applicable Rate.
(b)    The Loans comprising each Eurodollar Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.
(c)    Each Protective Advance and each Overadvance shall bear interest at the CB Floating Rate plus the Applicable Rate for Revolving Loans plus 2%.
(d)    Notwithstanding the foregoing, during the occurrence and continuance of an Event of Default (other than with respect to an Event of Default under clauses (h) and (i) of Article VII) the Administrative Agent or the Required Lenders may, at their option, by notice to the Borrower Representative (which notice may be revoked at the option of the Required Lenders notwithstanding any provision of Section 9.02 requiring the consent of “each Lender affected thereby” for reductions in interest rates), declare that (i) all Loans shall bear interest at 2% plus the rate otherwise applicable to such Loans as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount outstanding hereunder, such amount shall accrue at 2% plus the rate applicable to such fee or other obligation as provided hereunder, provided that the interest increases in (i) and (ii) shall occur automatically without notice to or action by any Person with respect to an Event of Default under clauses (h) and (i) of Article VII.
(e)    Accrued interest on each Loan (for CBFR Loans, accrued through the last day of the prior calendar month) shall be payable in arrears on each Interest Payment Date for such Loan

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and upon termination of the Commitments; provided that (i) interest accrued pursuant to paragraph (d) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of a CBFR Revolving Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.
(f)    All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the CB Floating Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable CB Floating Rate, Adjusted LIBO Rate or LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.
Section 2.14.    Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurodollar Borrowing:
(a)    the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that adequate and reasonable means do not exist for ascertaining, (including, without limitation, by means of an Interpolated Rate) the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period; or
(b)    the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate or the LIBO Rate, as applicable, for the applicable Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans included in such Borrowing for such Interest Period;
then the Administrative Agent shall give notice thereof to the Borrower Representative and the Lenders by electronic communication as provided in Section 9.01 as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower Representative and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective and any such Eurodollar Borrowing shall be repaid on the last day of the then current Interest Period applicable thereto, and (ii) if any Borrowing Request requests a Eurodollar Borrowing, such Borrowing shall be made as a CBFR Borrowing.
Section 2.15.    Increased Costs. (a) If any Change in Law shall:
(i)    impose, modify or deem applicable any reserve, special deposit, liquidity or similar requirement (including any compulsory loan requirement, insurance charge or other assessment) against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate) or the Issuing Bank;

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(ii)    impose on any Lender or the Issuing Bank or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender or any Letter of Credit or participation therein; or
(iii)    subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;
and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, continuing, converting into or maintaining any Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender, the Issuing Bank or such other Recipient of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender, the Issuing Bank or such other Recipient hereunder (whether of principal, interest or otherwise), then, subject to Section 2.19 and clause (d) below, the Borrowers will pay to such Lender, the Issuing Bank or such other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender, the Issuing Bank or such other Recipient, as the case may be, for such additional costs incurred or reduction suffered.
(b)    If any Lender or the Issuing Bank determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Bank’s capital or on the capital of such Lender’s or the Issuing Bank’s holding company, if any, as a consequence of this Agreement, the Commitments of, or the Loans made by, or participations in Letters of Credit or Swingline Loans held by, such Lender, or the Letters of Credit issued by the Issuing Bank, to a level below that which such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Bank’s policies and the policies of such Lender’s or the Issuing Bank’s holding company with respect to capital adequacy and liquidity), then, subject to Section 2.19 and clause (d) below, from time to time the Borrowers will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company for any such reduction suffered.
(c)    A certificate of a Lender or the Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or the Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower Representative and shall be conclusive absent manifest error. The Borrowers shall pay such Lender or the Issuing Bank, as the case may be, the amount shown as due on any such certificate within thirty (30) days after receipt thereof.
(d)    Failure or delay on the part of any Lender or the Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or the Issuing Bank’s right to demand such compensation; provided that the Borrowers shall not be required to compensate a Lender or the Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender or the Issuing Bank, as the case may be, notifies the Borrower Representative of the Change in Law giving rise to such

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increased costs or reductions and of such Lender’s or the Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.
Section 2.16.    Break Funding Payments. In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default or as a result of any prepayment pursuant to Section 2.11), (b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurodollar Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.09(d) and is revoked in accordance therewith), or (d) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower Representative pursuant to Section 2.19 or 9.02(d), then, in any such event, the Borrowers shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a Eurodollar Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Eurodollar Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Eurodollar Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Eurodollar Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the eurodollar market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower Representative and shall be conclusive absent manifest error. The Borrowers shall pay such Lender the amount shown as due on any such certificate within thirty (30) days after receipt thereof.
Section 2.17.    Withholding of Taxes; Gross-Up. (a) Payments Free of Taxes. Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable withholding agent) requires the deduction or withholding of any Tax from any such payment by a withholding agent, then the applicable withholding agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 2.17) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.
(b)    Payment of Other Taxes by the Borrowers. The Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for, Other Taxes.

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(c)    Evidence of Payment. As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 2.17, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
(d)    Indemnification by the Loan Parties. The Loan Parties shall jointly and severally indemnify each Recipient, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Loan Party by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.
(e)    Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.04(c) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to such Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).
(f)    Status of Lenders. (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower Representative and the Administrative Agent, at the time or times reasonably requested by the Borrower Representative or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower Representative or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower Representative or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower Representative or the Administrative Agent as will enable the Borrowers or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such

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documentation (other than such documentation set forth in Section 2.17(f)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.
(ii)    Without limiting the generality of the foregoing, in the event that any Borrower is a U.S. Person,
(A)    any Lender that is a U.S. Person shall deliver to the Borrower Representative and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower Representative or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. Federal backup withholding tax;
(B)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower Representative and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower Representative or the Administrative Agent), whichever of the following is applicable:
(1)    in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN or W-8BEN-E, as applicable (or successor form), establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or W-8BEN-E, as applicable (or successor form), establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;
(2)    in the case of a Foreign Lender claiming that its extension of credit will generate U.S. effectively connected income, executed originals of IRS Form W-8ECI;
(3)    in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit E-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of a Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN or W-8BEN-E, as applicable (or successor form); or

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(4)    to the extent a Foreign Lender is not the Beneficial Owner, executed originals of IRS Form W‑8IMY, accompanied by IRS Form W‑8ECI, IRS Form W‑8BEN or W‑8BEN‑E, as applicable (or successor form), a U.S. Tax Compliance Certificate substantially in the form of Exhibit E‑2 or Exhibit E‑3, IRS Form W‑9, and/or other certification documents from each Beneficial Owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit E-4 on behalf of each such direct and indirect partner;
(C)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower Representative and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower Representative or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. Federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrowers or the Administrative Agent to determine the withholding or deduction required to be made; and
(D)    if a payment made to a Lender under any Loan Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower Representative and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower Representative or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower Representative or the Administrative Agent as may be necessary for the Borrowers and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower Representative and the Administrative Agent in writing of its legal inability to do so.
(g)    Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant

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to this Section 2.17 (including by the payment of additional amounts pursuant to this Section 2.17), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.17 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts giving rise to such refund had never been paid. This paragraph (g) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.
(h)    Survival. Each party’s obligations under this Section 2.17 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.
(i)    Defined Terms. For purposes of this Section 2.17, the term “Lender” includes any Issuing Bank and the term “applicable law” includes FATCA.
Section 2.18.    Payments Generally; Allocation of Proceeds; Sharing of Set-offs. (a) The Borrowers shall make each payment required to be made by them hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.15, 2.16 or 2.17, or otherwise) prior to 3:00 p.m., New York time, on the date when due, in immediately available funds, without set‑off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices at 10 South Dearborn Street, 22nd Floor, New York, New York, except payments to be made directly to the Issuing Bank or Swingline Lender as expressly provided herein and except that payments pursuant to Sections 2.15, 2.16, 2.17 and 9.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in dollars.
(b)    Any proceeds of Collateral received by the Administrative Agent (i) not constituting either (A) a specific payment of principal, interest, fees or other sum payable under the Loan

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Documents (which shall be applied as specified by the Borrowers), (B) a mandatory prepayment (which shall be applied in accordance with Section 2.11) or (C) amounts to be applied from the Collection Account during a Dominion Period (which shall be applied in accordance with Section 2.10(b)) or (ii) after an Event of Default has occurred and is continuing and the Administrative Agent so elects or the Required Lenders so direct, shall be applied ratably first, to pay any fees, indemnities, or expense reimbursements including amounts then due to the Administrative Agent and the Issuing Bank from the Borrowers (other than in connection with Banking Services Obligations or Swap Agreement Obligations), second, to pay any fees or expense reimbursements then due to the Lenders from the Borrowers (other than in connection with Banking Services Obligations or Swap Agreement Obligations), third, to pay interest due in respect of the Overadvances and Protective Advances, fourth, to pay the principal of the Overadvances and Protective Advances, fifth, to pay interest then due and payable on the Loans (other than the Overadvances and Protective Advances) ratably, sixth, to prepay principal on the Loans (other than the Overadvances and Protective Advances) and unreimbursed LC Disbursements ratably, seventh, to pay an amount to the Administrative Agent equal to one hundred three percent (103%) of the aggregate LC Exposure, to be held as cash collateral for such Obligations, eighth, to payment of any amounts owing with respect to Banking Services Obligations and Swap Agreement Obligations up to and including the amount most recently provided to the Administrative Agent pursuant to Section 2.22, and ninth, to the payment of any other Secured Obligation due to the Administrative Agent or any Lender by the Borrowers. Notwithstanding the foregoing amounts received from any Loan Party shall not be applied to any Excluded Swap Obligation of such Loan Party. Notwithstanding anything to the contrary contained in this Agreement, unless so directed by the Borrower Representative, or unless an Event of Default is in existence, neither the Administrative Agent nor any Lender shall apply any payment which it receives to any Eurodollar Loan of a Class, except (a) on the expiration date of the Interest Period applicable thereto or (b) in the event, and only to the extent, that there are no outstanding CBFR Loans of the same Class and, in any such event, the Borrowers shall pay the break funding payment required in accordance with Section 2.16. The Administrative Agent and the Lenders shall have the continuing and exclusive right to apply and reverse and reapply any and all such proceeds and payments to any portion of the Secured Obligations.
(c)    At the election of the Administrative Agent, all payments of principal, interest, LC Disbursements, fees, premiums, reimbursable expenses (including, without limitation, all reimbursement for fees, costs and expenses pursuant to Section 9.03), and other sums payable under the Loan Documents, may be paid from the proceeds of Borrowings made hereunder whether made following a request by the Borrower Representative pursuant to Section 2.03 or a deemed request as provided in this Section or may be deducted from any deposit account of any Borrower maintained with the Administrative Agent. The Borrowers hereby irrevocably authorize (i) the Administrative Agent to make a Borrowing for the purpose of paying each payment of principal, interest and fees as it becomes due hereunder or any other amount due under the Loan Documents and agrees that all such amounts charged shall constitute Loans (including Swingline Loans and Overadvances, but such a Borrowing may only constitute a Protective Advance if it is to reimburse costs, fees and expenses as described in Section 9.03) and that all such Borrowings shall be deemed to have been requested pursuant to Section 2.03, 2.04 or 2.05, as applicable, and (ii) the Administrative Agent to charge any deposit account of any Borrower maintained with the Administrative Agent for each

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payment of principal, interest and fees as it becomes due hereunder or any other amount due under the Loan Documents.
(d)    If, except as otherwise expressly provided herein, any Lender shall, by exercising any right of set‑off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or participations in LC Disbursements resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and participations in LC Disbursements and Swingline Loans and accrued interest thereon than the proportion received by any other similarly situated Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans and participations in LC Disbursements and Swingline Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by all such Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and participations in LC Disbursements and Swingline Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrowers pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements or Swingline Loans to any assignee or participant, other than to the Borrowers or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). Each Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Borrower in the amount of such participation.
(e)    Unless the Administrative Agent shall have received notice from the Borrower Representative prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Bank hereunder that the Borrowers will not make such payment, the Administrative Agent may assume that the Borrowers have made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Bank, as the case may be, the amount due. In such event, if the Borrowers have not in fact made such payment, then each of the Lenders or the Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.
(f)    If any Lender shall fail to make any payment required to be made by it hereunder, then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), (i) apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations hereunder until all such unsatisfied obligations are fully paid and/or (ii) hold any such amounts in a segregated account as cash collateral for, and application to,

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any future funding obligations of such Lender hereunder. Application of amounts pursuant to (i) and (ii) above shall be made in any order determined by the Administrative Agent in its discretion.
(g)    The Administrative Agent may from time to time provide the Borrowers with account statements or invoices with respect to any of the Secured Obligations (the “Statements”). The Administrative Agent is under no duty or obligation to provide Statements, which, if provided, will be solely for the Borrowers’ convenience. Statements may contain estimates of the amounts owed during the relevant billing period, whether of principal, interest, fees or other Secured Obligations. If the Borrowers pay the full amount indicated on a Statement on or before the due date indicated on such Statement, the Borrowers shall not be in default; provided, that acceptance by the Administrative Agent, on behalf of the Lenders, of any payment that is less than the total amount actually due at that time (including but not limited to any past due amounts) shall not constitute a waiver of the Administrative Agent’s or the Lenders’ right to receive payment in full at another time.
Section 2.19.    Mitigation Obligations; Replacement of Lenders.
(a)    If any Lender requests compensation under Section 2.15, or if the Borrowers are required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or 2.17, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrowers hereby agree to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.
(b)    If any Lender requests compensation under Section 2.15, or if the Borrowers are required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, or if any Lender becomes a Defaulting Lender, then the Borrowers may, at their sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights (other than its existing rights to payments pursuant to Section 2.15 or 2.17) and obligations under this Agreement and other Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrowers shall have received the prior written consent of the Administrative Agent (and in circumstances where its consent would be required under Section 9.04, the Issuing Bank and the Swingline Lender), which consent shall not unreasonably be withheld or delayed, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and funded participations in LC Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.15

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or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrowers to require such assignment and delegation cease to apply.
Section 2.20.    Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:
(a)    fees shall cease to accrue on the unfunded portion of the Revolving Commitment of such Defaulting Lender pursuant to Section 2.12(a);
(b)    such Defaulting Lender shall not have the right to vote on any issue on which voting is required (other than to the extent expressly provided in Section 9.02(b)) and the Commitment and Revolving Exposure of such Defaulting Lender shall not be included in determining whether the Required Lenders or the Supermajority Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 9.02) or under any other Loan Document; provided, that, except as otherwise provided in Section 9.02, this clause (b) shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification requiring the consent of such Lender or each Lender directly affected thereby;
(c)    if any Swingline Exposure or LC Exposure exists at the time a Lender becomes a Defaulting Lender then:
(i)    all or any part of the Swingline Exposure and LC Exposure of such Defaulting Lender shall be reallocated among the non-Defaulting Lenders in accordance with their respective Applicable Percentages but only (x) to the extent that the conditions set forth in Section 4.02 are satisfied at the time of such reallocation (and, unless the Borrower Representative shall have otherwise notified the Administrative Agent at such time, the Borrowers shall be deemed to have represented and warranted that such conditions are satisfied at such time) and (y) to the extent that such reallocation does not, as to any non-Defaulting Lender, cause such Defaulting Lender’s Revolving Exposure and to exceed its Revolving Commitment;
(ii)    if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrowers shall within one (1) Business Day following notice by the Administrative Agent (x) first, prepay such Swingline Exposure and (y) second, cash collateralize, for the benefit of the Issuing Bank, the Borrowers’ obligations corresponding to such Defaulting Lender’s LC Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 2.06(j) for so long as such LC Exposure is outstanding;
(iii)    if the Borrowers cash collateralize any portion of such Defaulting Lender’s LC Exposure pursuant to clause (ii) above, the Borrowers shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.12(b) with respect to such Defaulting

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Lender’s LC Exposure during the period such Defaulting Lender’s LC Exposure is cash collateralized;
(d)    if the LC Exposure of the non-Defaulting Lenders is reallocated pursuant to clause (i) above, then the fees payable to the Lenders pursuant to Sections 2.12(a) and 2.12(b) shall be adjusted in accordance with such non-Defaulting Lenders’ Applicable Percentages; and
(i)    if all or any portion of such Defaulting Lender’s LC Exposure is neither reallocated nor cash collateralized pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of the Issuing Bank or any other Lender hereunder, all letter of credit fees payable under Section 2.12(b) with respect to such Defaulting Lender’s LC Exposure shall be payable to the Issuing Bank until and to the extent that such LC Exposure is reallocated and/or cash collateralized; and
(e)    so long as such Lender is a Defaulting Lender, the Swingline Lender shall not be required to fund any Swingline Loan (if otherwise required to do so) and the Issuing Bank shall not be required to issue, amend, renew, extend or increase any Letter of Credit, unless it is satisfied that the related exposure and such Defaulting Lender’s then outstanding LC Exposure will be 100% covered by the Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the Borrowers in accordance with Section 2.20(c), and Swingline Exposure related to any such newly made Swingline Loan or LC Exposure related to any newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.20(c)(i) (and such Defaulting Lender shall not participate therein).
If (i) a Bankruptcy Event with respect to a Lender Parent shall occur following the date hereof and for so long as such event shall continue or (ii) the Swingline Lender or the Issuing Bank has a good faith belief that any Lender has defaulted in fulfilling its obligations under one or more other agreements in which such Lender commits to extend credit, the Swingline Lender shall not be required to fund any Swingline Loan (if otherwise required to do so) and the Issuing Bank shall not be required to issue, amend or increase any Letter of Credit, unless the Swingline Lender or the Issuing Bank, as the case may be, shall have entered into arrangements with the Borrowers or such Lender, satisfactory to the Swingline Lender or the Issuing Bank, as the case may be, to defease any risk to it in respect of such Lender hereunder.
In the event that each of the Administrative Agent, the Borrower, the Swingline Lender and the Issuing Bank agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Swingline Exposure and LC Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Revolving Commitment and on the date of such readjustment such Lender shall purchase at par such of the Loans of the other Lenders (other than Swingline Loans) as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Applicable Percentage.
Section 2.21.    Returned Payments. If after receipt of any payment which is applied to the payment of all or any part of the Obligations (including a payment effected through exercise of a right of setoff), the Administrative Agent or any Lender is for any reason compelled to surrender such payment or proceeds to any Person because such payment or application of proceeds is

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invalidated, declared fraudulent, set aside, determined to be void or voidable as a preference, impermissible setoff, or a diversion of trust funds, or for any other reason (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion), then the Obligations or part thereof intended to be satisfied shall be revived and continued and this Agreement shall continue in full force as if such payment or proceeds had not been received by the Administrative Agent or such Lender. The provisions of this Section 2.21 shall be and remain effective notwithstanding any contrary action which may have been taken by the Administrative Agent or any Lender in reliance upon such payment or application of proceeds. The provisions of this Section 2.21 shall survive the termination of this Agreement.
Section 2.22.    Banking Services and Swap Agreements. Each Lender or Affiliate thereof providing Banking Services for, or having Swap Agreements with, any Loan Party or any Subsidiary or Affiliate of a Loan Party shall deliver to the Administrative Agent, promptly after entering into such Banking Services or Swap Agreements, written notice setting forth the aggregate amount of all Banking Services Obligations and Swap Agreement Obligations of such Loan Party or Subsidiary or Affiliate thereof to such Lender or Affiliate (whether matured or unmatured, absolute or contingent). In addition, each such Lender or Affiliate thereof shall deliver to the Administrative Agent, following the end of each calendar month, a summary of the amounts due or to become due in respect of such Banking Services Obligations and Swap Agreement Obligations. The most recent information provided to the Administrative Agent shall be used in determining the amounts to be applied in respect of such Banking Services Obligations and/or Swap Agreement Obligations pursuant to Section 2.18(b) and, if applicable, which tier of the waterfall, contained in Section 2.18(b), such Banking Services Obligations and/or Swap Agreement Obligations will be placed.
ARTICLE III
REPRESENTATIONS AND WARRANTIES
Each Loan Party represents and warrants to the Lenders that:
Section 3.01.    Organization; Powers. Each Loan Party and each Subsidiary is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business, and is in good standing, in every jurisdiction where such qualification is required.
Section 3.02.    Authorization; Enforceability. The Transactions are within each Loan Party’s organizational powers and have been duly authorized by all necessary organizational actions and, if required, actions by equity holders. Each Loan Document to which each Loan Party is a party has been duly executed and delivered by such Loan Party and constitutes a legal, valid and binding obligation of such Loan Party, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

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Section 3.03.    Governmental Approvals; No Conflicts. The Transactions (a) do not require any material consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect and except for filings necessary to perfect Liens created pursuant to the Loan Documents, (b) will not violate the charter, articles or certificate of organization or incorporation and bylaws or other organizational or governing documents of any Loan Party or any Subsidiary or any other material Requirement of Law applicable to any Loan Party or any Subsidiary, (c) will not violate or result in a default under any material indenture, agreement or other instrument binding upon any Loan Party or any Subsidiary or the assets of any Loan Party or any Subsidiary, or give rise to a right thereunder to require any payment to be made by any Loan Party or any Subsidiary, and (d) will not result in the creation or imposition of any Lien on any asset of any Loan Party or any Subsidiary, except Liens created pursuant to the Loan Documents.
Section 3.04.    Financial Condition; No Material Adverse Change. (a) The Company has heretofore furnished to the Lenders its consolidated balance sheet and statements of income, stockholders equity and cash flows (i) as of and for the fiscal year ended October 31, 2014, reported on by MSPC Certified Public Accountants and Advisors, P.C., independent public accountants, and (ii) as of and for the fiscal quarter and the portion of the fiscal year ended July 31, 2015, certified by its Financial Officer. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Company and its consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to normal year‑end audit adjustments and the absence of footnotes in the case of the statements referred to in clause (ii) above.
(b)    Other than the disclosure made in writing by the Company to the Administrative Agent on or prior to the date hereof, no event, change or condition has occurred that has had, or would reasonably be expected to have, a Material Adverse Effect since October 31, 2014.
Section 3.05.    Properties. (a) As of the date of this Agreement, Schedule 3.05 sets forth the address of each material parcel of real property that is owned or leased by any Loan Party. Each of such leases and subleases is valid and enforceable in accordance with its terms and is in full force and effect, and no material default by the applicable Loan Party, or to such Loan Party’s knowledge, by any other party to any such lease or sublease exists. Each of the Loan Parties and each of its Subsidiaries has good and indefeasible title to, or except where the failure to do so could not reasonably be expected to have a Material Adverse Effect, valid leasehold interests in, all of its real and personal property, free of all Liens other than those permitted by Section 6.02.
(b)    Each Loan Party and each Subsidiary owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property necessary to its business as currently conducted, a correct and complete list of which, as of the date of this Agreement, is set forth on Schedule 3.05, and the use thereof by each Loan Party and each Subsidiary, to the best of their knowledge, does not infringe in any material respect upon the rights of any other Person, and, except as would not reasonably be expected to result in a Material Adverse Effect, each Loan Party’s and each Subsidiary’s rights thereto are not subject to any licensing agreement or similar arrangement.
Section 3.06.    Litigation and Environmental Matters. (a) There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the

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knowledge of any Loan Party, threatened (in writing) against or affecting any Loan Party or any Subsidiary (i)  that would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or (ii) that challenge any Loan Document or the Transactions.
(b)    (i) No Loan Party or any Subsidiary has received notice of any claim with respect to any material Environmental Liability or knows of any basis for any material Environmental Liability and (ii) except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, no Loan Party or any Subsidiary (A) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (B) has become subject to any Environmental Liability, (C) has received notice of any claim with respect to any Environmental Liability or (D) knows of any basis for any Environmental Liability.
Section 3.07.    Compliance with Laws and Agreements; No Default. Except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, each Loan Party and each Subsidiary is in compliance with (i) all Requirements of Law (including without limitation Environmental Laws, but excluding Healthcare Laws) applicable to it or its property and (ii) all indentures, agreements and other instruments binding upon it or its property. Each Loan Party and each Subsidiary is in compliance with all Healthcare Laws, except where the failure to be in compliance, individually or in the aggregate, (i) could not reasonably be expected to result in a Material Adverse Effect and (ii) could not reasonably be expected to result in (x) a settlement or judgment with any Governmental Authority and/or any Person who constitutes a “whistleblower” in respect of any such matter or (y) fines, in each case, in excess of $10,000,000. No Default has occurred and is continuing.
Section 3.08.    Investment Company Status. No Loan Party or any Subsidiary is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.
Section 3.09.    Taxes. Each Loan Party and each Subsidiary has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which such Loan Party or such Subsidiary, as applicable, has set aside on its books adequate reserves or (b) to the extent that the failure to do so could not be expected to result in a Material Adverse Effect. No tax liens with respect to any such taxes have been filed and no claims are being asserted with respect to any such taxes.
Section 3.10.    ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, would reasonably be expected to result in a Material Adverse Effect. The present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of such Plan by an amount that would reasonably be expected to result in a Material Adverse Effect.

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Section 3.11.    Disclosure. As of the Effective Date, the Loan Parties have disclosed to the Lenders all agreements, instruments and corporate or other restrictions to which any Loan Party or any Subsidiary is subject, and all other matters known to it, that, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect. None of the reports, financial statements, certificates or other information furnished by or on behalf of any Loan Party or any Subsidiary to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or any other Loan Document (as modified or supplemented by other information so furnished), when taken as a whole, contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Loan Parties represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time made or delivered.
Section 3.12.    [Reserved.]
Section 3.13.    Solvency. (1) Immediately after the consummation of the Transactions to occur on the Effective Date, the Loan Parties and their Subsidiaries, taken as a whole, will be Solvent and (b) no Loan Party intends to, nor will permit any Subsidiary to, and no Loan Party believes that it or any Subsidiary will, incur debts beyond its ability to pay such debts as they mature, taking into account the timing of and amounts of cash to be received by it or any such Subsidiary and the timing of the amounts of cash to be payable on or in respect of its Indebtedness or the Indebtedness of any such Subsidiary.
Section 3.14.    Insurance. Schedule 3.14 sets forth a description of all insurance maintained by or on behalf of the Loan Parties and their Subsidiaries as of the Effective Date. As of the Effective Date, all premiums in respect of such insurance have been paid. Each Borrower maintains, and has caused each Subsidiary to maintain, with, to the Borrower’s knowledge, financially sound and reputable insurance companies, insurance on all their real and personal property in such amounts, subject to such deductibles and self-insurance retentions and covering such properties and risks as are commercially prudent for similarly situated companies engaged in the same or similar businesses operating in the same or similar locations.
Section 3.15.    Capitalization and Subsidiaries. Schedule 3.15 sets forth (a) a correct and complete list of the name and relationship to the Company of each and all of the Company’s Subsidiaries, (b) a true and complete listing of each class of each Borrower’s authorized Equity Interests, all of which issued Equity Interests are validly issued, outstanding, fully paid and non-assessable, and owned beneficially and of record by the Persons identified on Schedule 3.15, and (c) the type of entity of the Company and each of its Subsidiaries. All of the issued and outstanding Equity Interests owned by any Loan Party have been (to the extent such concepts are relevant with respect to such ownership interests) duly authorized and issued and are fully paid and non‑assessable. Except as set forth on Schedule 3.15, there are no outstanding commitments or other obligations of any Loan Party to issue, and no options, warrants or other rights of any Person to acquire, any shares of any class of capital stock or other equity interests of any Loan Party.
Section 3.16.    Security Interest in Collateral. The provisions of this Agreement and the other Loan Documents create legal and valid Liens on all of the Collateral in favor of the

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Administrative Agent, for the benefit of the Secured Parties, and such Liens constitute perfected and continuing Liens on the Collateral, securing the Secured Obligations, enforceable against the applicable Loan Party and all third parties, and having priority over all other Liens on the Collateral except in the case of (a) Permitted Encumbrances, to the extent any such Permitted Encumbrances would have priority over the Liens in favor of the Administrative Agent pursuant to any applicable law and (b) Liens perfected only by possession (including possession of any certificate of title) to the extent the Administrative Agent has not obtained or does not maintain possession of such Collateral.
Section 3.17.    Employment Matters. As of the Effective Date, there are no strikes, lockouts or slowdowns against any Loan Party or any Subsidiary pending or, to the knowledge of any Loan Party, threatened (in writing), which could reasonably be expected to result in a Material Adverse Effect. The hours worked by and payments made to employees of the Loan Parties and their Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Federal, state, local or foreign law dealing with such matters other than any violations which could not reasonably be expected to result in a Material Adverse Effect. All payments due from any Loan Party or any Subsidiary, or for which any claim may reasonably be expected to be made against any Loan Party or any Subsidiary, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of such Loan Party or such Subsidiary.
Section 3.18.    Federal Reserve Regulations. No part of the proceeds of any Loan or Letter of Credit has been used or will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X.
Section 3.19.    Use of Proceeds. The proceeds of the Loans have been used and will be used, whether directly or indirectly as set forth in Section 5.08.
Section 3.20.    No Burdensome Restrictions. No Loan Party is subject to any Burdensome Restrictions except Burdensome Restrictions permitted under Section 6.10.
Section 3.21.    Anti-Corruption Laws and Sanctions. Each Loan Party has implemented and maintains in effect policies and procedures designed to ensure compliance by such Loan Party, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and such Loan Party, its Subsidiaries and their respective officers and employees and, to the knowledge of such Loan Party, its directors and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of (a) any Loan Party, any Subsidiary or any of their respective directors, officers or employees, or (b) to the knowledge of any such Loan Party or Subsidiary, any agent of such Loan Party or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. No Borrowing or Letter of Credit, use of proceeds, Transaction or other transaction contemplated by this Agreement or the other Loan Documents will violate Anti-Corruption Laws or applicable Sanctions.
Section 3.22.    Common Enterprise. The successful operation and condition of each of the Loan Parties is dependent on the continued successful performance of the functions of the group

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of the Loan Parties as a whole and the successful operation of each of the Loan Parties is dependent on the successful performance and operation of each other Loan Party. Each Loan Party expects to derive benefit (and its board of directors or other governing body has determined that it may reasonably be expected to derive benefit), directly and indirectly, from (i) successful operations of each of the other Loan Parties and (ii) the credit extended by the Lenders to the Borrowers hereunder, both in their separate capacities and as members of the group of companies. Each Loan Party has determined that execution, delivery, and performance of this Agreement and any other Loan Documents to be executed by such Loan Party is within its purpose, in furtherance of its direct and/or indirect business interests, will be of direct and/or indirect benefit to such Loan Party, and is in its best interest.
Section 3.23.    Healthcare Reimbursement Matters. Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect, (a) the Company and its Subsidiaries maintains in full force and effect, and free from restrictions, probations, conditions or known conflicts which would materially impair the operation of their business or the use or operation of any Healthcare Facility for its current use, all permits necessary under Healthcare Laws to continue to receive reimbursement under all material Third Party Payor Programs in which the Company or any of its Subsidiaries or any Healthcare Facility participates, and (b) the services provided by the Company and its Subsidiaries and the Healthcare Facilities operated by the Company or any of its Subsidiaries are qualified for participation in the Third Party Payor Programs, and the Company and its Subsidiaries are entitled to reimbursement under the Third Party Payor Programs for services rendered by them at such Healthcare Facilities or otherwise.
ARTICLE IV
CONDITIONS
Section 4.01.    Effective Date. The obligations of the Lenders to make Loans and of the Issuing Bank to issue Letters of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02):
(a)    Credit Agreement and Other Loan Documents. The Administrative Agent (or its counsel) shall have received (i) from each party hereto either (A) a counterpart of this Agreement signed on behalf of such party or (B) written evidence satisfactory to the Administrative Agent (which may include facsimile or other electronic transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement, (ii) either (A) a counterpart of each other Loan Document signed on behalf of each party thereto or (B) written evidence satisfactory to the Administrative Agent (which may include facsimile or other electronic transmission of a signed signature page thereof) that each such party has signed a counterpart of such Loan Document and (iii) such other certificates, documents, instruments and agreements as the Administrative Agent shall reasonably request in connection with the transactions contemplated by this Agreement and the other Loan Documents, including any promissory notes requested by a Lender pursuant to Section 2.10 payable to the order of each such requesting Lender and a written opinion of the Loan Parties’ and Parent’s counsel, addressed to the Administrative Agent, the Issuing Bank and the Lenders, all in form and substance reasonably satisfactory to the Administrative Agent and its counsel.

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(b)    Financial Statements and Projections. The Lenders shall have received (i) audited consolidated financial statements of the Company and its Subsidiaries for the fiscal year ending October 31, 2014 and (ii) unaudited interim consolidated financial statements of the Company and its Subsidiaries for each fiscal quarter ended after the date of the latest applicable financial statements delivered pursuant to clause (i) of this paragraph as to which such financial statements are available.
(c)    Closing Certificates; Certified Certificate of Incorporation; Good Standing Certificates. The Administrative Agent shall have received (i) a certificate of each Loan Party and Parent, dated the Effective Date and executed by its Secretary or Assistant Secretary, which shall (A) certify the resolutions of its Board of Directors, members or other body authorizing the execution, delivery and performance of the Loan Documents to which it is a party, (B) identify by name and title and bear the signatures of the officers of such Loan Party and Parent authorized to sign the Loan Documents to which it is a party and, in the case of the Borrower, its Financial Officers, and (C) contain appropriate attachments, including the certificate or articles of incorporation or organization of each Loan Party and Parent certified by the relevant authority of the jurisdiction of organization of such Loan Party or Parent and a true and correct copy of its by‑laws or operating, management or partnership agreement, or other organizational or governing documents, and (ii) a good standing certificate for each Loan Party and Parent from its jurisdiction of organization or the substantive equivalent available in the jurisdiction of organization for each Loan Party and Parent from the appropriate governmental officer in such jurisdiction.
(d)    No Default Certificate. The Administrative Agent shall have received a certificate, signed by a Financial Officer of the Company, dated as of the Effective Date (i) stating that no Default has occurred and is continuing, (ii) stating that the representations and warranties contained in the Loan Documents are true and correct in all material respects as of such date, and (iii) certifying as to any other factual matters as may be reasonably requested by the Administrative Agent.
(e)    Fees. The Lenders and the Administrative Agent shall have received all fees required to be paid, and all expenses for which invoices have been presented (including the reasonable fees and expenses of legal counsel as provided in Section 9.03) at least two Business Days prior to the Effective Date. All such amounts will be paid with proceeds of Loans made on the Effective Date and will be reflected in the funding instructions given by the Borrower Representative to the Administrative Agent on or before the Effective Date.
(f)    Lien Searches. The Administrative Agent shall have received the results of a recent lien searches in such locations as determined by the Administrative Agent, and such search shall reveal no Liens on any of the assets of the Loan Parties or Parent except for Liens permitted by Section 6.02 or discharged on or prior to the Effective Date pursuant to a pay-off letter or other documentation satisfactory to the Administrative Agent.
(g)    Pay-Off Letter. The Administrative Agent shall have received satisfactory pay-off letters for all existing Indebtedness to be repaid from the proceeds of the initial Borrowing, confirming that all Liens upon any of the property of the Loan Parties and Parent constituting Collateral will be terminated concurrently with such payment and all letters of credit issued or guaranteed as part of such Indebtedness shall have been cash collateralized or supported by a Letter of Credit.

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(h)    Funding Account. The Administrative Agent shall have received a notice setting forth the deposit account(s) of the Borrowers (the “Funding Account”) to which the Administrative Agent is authorized by the Borrowers to transfer the proceeds of any Borrowings requested or authorized pursuant to this Agreement.
(i)    Customer List. The Administrative Agent shall have received a true and complete customer list for each Borrower and its Subsidiaries, which list shall state the customer’s name, mailing address and phone number and shall be certified as true and correct by a Financial Officer of the Borrower Representative; provided, however, that such customer lists shall exclude any individual payors.
(j)    Collateral Access and Control Agreements. The Administrative Agent shall have received (i) each Collateral Access Agreement required to be provided pursuant to Section 4.13 of the Security Agreement and (ii) subject to Section 5.13, each Deposit Account Control Agreement and Government Receivables Account Agreements required to be provided pursuant to the Security Agreement.
(k)    Solvency. The Administrative Agent shall have received a solvency certificate signed by a Financial Officer of the Company dated the Effective Date.
(l)    Borrowing Base Certificate. The Administrative Agent shall have received a Borrowing Base Certificate which calculates the Borrowing Base as of July 31, 2015, together with customary supporting documentation and supplemental reporting to be agreed.
(m)    Closing Availability. After giving effect to all Transactions occurring on the Effective Date and after giving pro forma effect to the dividend to be made under clause (a) of the definition of Specified Post Closing Dividends, Availability shall not be less than $40,000,000.
(n)    Pledged Equity Interests; Stock Powers; Pledged Notes. The Administrative Agent shall have received (i) the certificates representing the Equity Interests pledged pursuant to the Security Agreement and Parent Pledge Agreement, together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof and (ii) each promissory note (if any) pledged to the Administrative Agent to be delivered pursuant to the Security Agreement endorsed (without recourse) in blank (or accompanied by an executed transfer form in blank) by the pledgor thereof.
(o)    Filings, Registrations and Recordings. Each document (including any Uniform Commercial Code financing statement) required by the Collateral Documents or under law or reasonably requested by the Administrative Agent to be filed, registered or recorded in order to create in favor of the Administrative Agent, for the benefit of itself, the Lenders and the other Secured Parties, a perfected Lien on the Collateral described therein, prior and superior in right to any other Person (other than with respect to Liens expressly permitted by Section 6.02), shall be in proper form for filing, registration or recordation.
(p)    Insurance. The Administrative Agent shall have received evidence of insurance coverage in form, scope, and substance reasonably satisfactory to the Administrative Agent and

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otherwise in compliance with the terms of Section 5.10 hereof and Section 4.12 of the Security Agreement.
(q)    Letter of Credit Application. If a Letter of Credit is requested to be issued on the Effective Date, the Administrative Agent shall have received a properly completed letter of credit application (whether standalone or pursuant to a master agreement, as applicable).
(r)    Tax Withholding. The Administrative Agent shall have received a properly completed and signed IRS Form W-8 or W-9, as applicable, for each Loan Party and Parent.
(s)    USA PATRIOT Act, Etc. The Administrative Agent and the Lenders shall have received all documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act, for each Loan Party and Parent.
(t)    Governmental Approvals. All governmental and third party approvals necessary in connection with the Transactions (including, without limitation, the Parent Pledge Agreement) shall have been obtained on satisfactory terms and shall be in full force and effect.
(u)    Other Documents. The Administrative Agent shall have received such other documents as the Administrative Agent, the Issuing Bank, any Lender or their respective counsel may have reasonably requested.
The Administrative Agent shall notify the Borrowers, the Lenders and the Issuing Bank of the Effective Date, and such notice shall be conclusive and binding. Notwithstanding the foregoing, the obligations of the Lenders to make Loans and of the Issuing Bank to issue Letters of Credit hereunder shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 9.02) at or prior to 3:00 p.m., New York time, on November 29, 2015 (and, in the event such conditions are not so satisfied or waived, the Commitments shall terminate at such time).
Section 4.02.    Each Credit Event. The obligation of each Lender to fund any Loan, and of the Issuing Bank to issue, amend, renew or extend any Letter of Credit, is subject to the satisfaction of the following conditions:
(a)    The representations and warranties of the Loan Parties and Guarantors set forth in the Loan Documents shall be true and correct in all material respects with the same effect as though made on and as of the date such Loan is incurred or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date, and that any representation or warranty which is subject to any materiality qualifier shall be required to be true and correct in all respects).

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(b)    At the time of and immediately after giving effect to such Loan or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, (i) no Default shall have occurred and be continuing and (ii) no Protective Advance shall be outstanding.
(c)    After giving effect to any Loan or the issuance, amendment, renewal or extension of any Letter of Credit, Availability shall not be less than zero.
The request by the Borrower Representative and acceptance by the Borrowers of the proceeds of any Loan and each issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the Borrowers on the date thereof as to the matters specified in paragraphs (a), (b), and (c) of this Section.
Notwithstanding the failure to satisfy the conditions precedent set forth in paragraphs (a) or (b) of this Section, unless otherwise directed by the Required Lenders, the Administrative Agent may, but shall have no obligation to, continue to make Loans and an Issuing Bank may, but shall have no obligation to, issue, amend, renew or extend, or cause to be issued, amended, renewed or extended, any Letter of Credit for the ratable account and risk of Lenders from time to time if the Administrative Agent believes that making such Loans or issuing, amending, renewing or extending, or causing the issuance, amendment, renewal or extension of, any such Letter of Credit is in the best interests of the Lenders.
ARTICLE V
AFFIRMATIVE COVENANTS
Until the Commitments shall have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full and all Letters of Credit shall have expired or terminated in each case without any pending draw, and all LC Disbursements shall have been reimbursed, each Loan Party executing this Agreement covenants and agrees, jointly and severally with all of the other Loan Parties, with the Lenders that:
Section 5.01.    Financial Statements; Borrowing Base and Other Information. The Borrowers will furnish to the Administrative Agent and each Lender:
(a)    within ninety (90) days after the end of each fiscal year of the Company, the Specified Audited Annual Financial Statements;
(b)    within forty-five (45) days after the end of each of the first three fiscal quarters of each fiscal year of the Company, the Specified Quarterly Financial Statements;
(c)    during any Increased Reporting Period, within thirty (30) days after the end of each fiscal month of the Company (beginning with the first fiscal month ending after such Increased Reporting Period commences), the Specified Monthly Financial Statements;
(d)    concurrently with any delivery of financial statements under clause (a), (b) or (c) above, a certificate of a Financial Officer of the Borrower Representative in substantially the form of Exhibit C (i) certifying, in the case of the financial statements delivered under clause (b) or (c),

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as to the matters described in the definitions of Specified Quarterly Financial Statements or Specified Monthly Financial Statements, as applicable, (ii) certifying as to whether a Default has occurred and is continuing and, if a Default has occurred and is continuing, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (iii) setting forth reasonably detailed calculations of the Fixed Charge Coverage Ratio (whether or not required to be tested pursuant to Section 6.12) and, if applicable, demonstrating compliance with Section 6.12, and (iv) stating whether any change in GAAP or in the application thereof has occurred since the date of the audited financial statements referred to in Section 3.04 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;
(e)    as soon as available but in any event no later than the end of, and no earlier than 30 days prior to the end of, each fiscal year of the Company, a copy of the plan and forecast (including a projected consolidated and consolidating balance sheet, income statement and funds flow statement) of the Company and its Subsidiaries for each month of the upcoming fiscal year (the “Projections”) in form reasonably satisfactory to the Administrative Agent;
(f)    on or before each Borrowing Base Reporting Date, as of the period then ended, a Borrowing Base Certificate and supporting information in connection therewith, together with any additional reports with respect to the Borrowing Base as the Administrative Agent may reasonably request;
(g)    on or before each Borrowing Base Reporting Date, as of the period then ended, all delivered electronically in a text formatted file acceptable to the Administrative Agent:
(i)    a detailed aging of the Borrowers’ Accounts, including all invoices aged by invoice date and due date (with an explanation of the terms offered), prepared in a manner reasonably acceptable to the Administrative Agent, together with a summary specifying the name, address, and balance due for each Account Debtor;
(ii)    a worksheet of calculations prepared by the Borrowers to determine Eligible Accounts, such worksheets detailing the Accounts excluded from Eligible Accounts and the reason for such exclusion; provided, that during any Increased Reporting Period, the Borrower shall only be required to provide the information in this clause (ii) on a monthly basis;
(iii)    a reconciliation of the Borrowers’ Accounts between (A) the amounts shown in the Borrowers’ general ledger and financial statements and the reports delivered pursuant to clause (i) above and (B) the amounts and dates shown in the reports delivered pursuant to clause (i) above and the Borrowing Base Certificate delivered pursuant to clause (g) above as of such date;
(iv)    a reconciliation of the loan balance per the Borrowers’ general ledger to the loan balance under this Agreement; and
(v)    a daily schedule of cash receipts from Eligible Accounts.

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(h)    on or before each Borrowing Base Reporting Date, as of the month most recently ended, a schedule and aging of the Borrowers’ accounts payable, delivered electronically in a text formatted file reasonably acceptable to the Administrative Agent;
(i)    within 45 days after the end of each fiscal year and at such other times as the Administrative Agent may reasonably request, an updated customer list for each Borrower and its Subsidiaries, which list shall state the customer’s name, mailing address and phone number, delivered electronically in a text formatted file acceptable to the Administrative Agent and certified as true and correct by a Financial Officer of the Borrower Representative;
(j)    promptly upon the Administrative Agent’s request:
(i)    copies of invoices issued by the Borrowers in connection with any Accounts, credit memos, shipping and delivery documents, and other information related thereto; and
(ii)    a schedule detailing the balance of all intercompany accounts of the Loan Parties;
(k)    at such other times as may be reasonably requested by the Administrative Agent, as of the period then ended, the Borrowers’ sales journal, cash receipts journal (identifying trade and non-trade cash receipts) and debit memo/credit memo journal;
(l)    within five days after the first Business Day of each March, a certificate of good standing or the substantive equivalent available in the jurisdiction of incorporation, formation or organization for each Loan Party from the appropriate governmental officer in such jurisdiction;
(m)    promptly after any request therefor by the Administrative Agent or any Lender, copies of (i) any documents described in Section 101(k)(1) of ERISA that any Borrower or any ERISA Affiliate may request with respect to any Multiemployer Plan and (ii) any notices described in Section 101(l)(1) of ERISA that any Borrower or any ERISA Affiliate may request with respect to any Multiemployer Plan; provided that if a Borrower or any ERISA Affiliate has not requested such documents or notices from the administrator or sponsor of the applicable Multiemployer Plan, the applicable Borrower or the applicable ERISA Affiliate shall promptly make a request for such documents and notices from such administrator or sponsor and shall provide copies of such documents and notices promptly after receipt thereof; and
(n)    promptly following any request therefor, such other information regarding the operations, changes in ownership of Equity Interests, business affairs and financial condition of Parent (to the extent not readily available on the website of the SEC at http://www.sec.gov), Intermediate Holdco, any Loan Party or any Subsidiary, or compliance with the terms of this Agreement, as the Administrative Agent or any Lender may reasonably request.
The Company represents and warrants that it, its controlling Person and any Subsidiary, in each case, if any, either (i) has no registered or publicly traded securities outstanding, or (ii) files its financial statements with the SEC and/or makes its financial statements available to potential holders of its 144A securities, and, accordingly, the Company hereby (i) authorizes the

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Administrative Agent to make the financial statements to be provided under Section 5.01(a) and (b) above (collectively or individually, as the context requires, the “Financial Statements”), along with the Loan Documents, available to Public-Siders and (ii) agree that at the time such Financial Statements are provided hereunder, they shall already have been made available to holders of its securities. The Company will not request that any other material be posted to Public-Siders without expressly representing and warranting to the Administrative Agent in writing that such materials do not constitute material non-public information within the meaning of the federal securities laws or that the Company has no outstanding publicly traded securities, including 144A securities.
Section 5.02.    Notices of Material Events. The Borrowers will furnish to the Administrative Agent and each Lender prompt (after becoming aware thereof, but in any event within any time period that may be specified below) written notice of the following:
(a)    the occurrence of any Default;
(b)    receipt of any notice of any investigation by a Governmental Authority or any litigation or proceeding commenced or threatened (in writing) against any Loan Party or any Subsidiary that (i) seeks damages in excess of $5,000,000, (ii) seeks injunctive relief, (iii) is asserted or instituted against any Plan, its fiduciaries or its assets, (iv) alleges criminal misconduct by any Loan Party or any Subsidiary, (v) alleges a material violation of, or seeks to impose remedies under, any Environmental Law or related Requirement of Law, or seeks to impose Environmental Liability, (vi) asserts liability on the part of any Loan Party or any Subsidiary in excess of $5,000,000 in respect of any tax, fee, assessment, or other governmental charge, or (vii) involves any product recall;
(c)    any Lien (other than Permitted Encumbrances) or claim made or asserted against any of the Collateral;
(d)    within seven (7) Business Days after receipt thereof, any and all material default notices received under or with respect to any leased location or public warehouse where Collateral is located;
(e)    the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, would reasonably be expected to result in liability of the Loan Parties and their Subsidiaries in an aggregate amount exceeding $1,000,000;
(f)    (i) pending or threatened (in writing) proceedings related to, any material violation by the Company or any of its Subsidiaries of any Healthcare Law, including (x) any investigation or audit (other than routine audits conducted by an Governmental Authority so long as the potential liability under such routine audit does not exceed $1,000,000 for each such audit) or proceeding involving a material violation of any Healthcare Law and (y) any criminal or material civil investigation initiated, claim filed or disclosure required by the Office of Inspector General, the Department of Justice, Center for Medicare & Medicaid Services, or any other Governmental Authority or (ii) any criminal indictment or conviction of any officer or employee of the Company or any Subsidiary under any Healthcare Law;

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(g)    any written notice from any Governmental Authority or other regulatory body that the Company or any of its Subsidiaries should have its material licensure, provider or supplier number or accreditation suspended, revoked or limited in any material way, or have its eligibility to participate in Medicare, Medicaid or any other government program to accept assignments or rights to reimbursement under Medicaid, Medicare or any other government program regulations suspended, revoked or limited in any material way; and
(h)    any other development that results, or would reasonably be expected to result in, a Material Adverse Effect.
Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the Borrower Representative setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.
Section 5.03.    Existence; Conduct of Business; Fiscal Year. Each Loan Party will, and will cause each Subsidiary to, (a) do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, qualifications, licenses, permits, franchises, governmental authorizations, intellectual property rights, licenses and permits material to the conduct of its business, and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted, provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.03 or any asset sales permitted under Section 6.05 and except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect, and (b) carry on and conduct its business in substantially the same manner and in substantially the same fields of enterprise (or a reasonable extension thereof) as it is presently conducted (other than operations no longer commercially practicable, used or desirable in the ordinary course of business). On or before December 31, 2015, the Company and its Subsidiaries shall change their fiscal year end from October 31 to December 31.
Section 5.04.    Payment of Obligations. Each Loan Party will, and will cause each Subsidiary to, pay or discharge all material Taxes and all other material liabilities and obligations owing to any Governmental Authority (other than Material Indebtedness) before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) such Loan Party or Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) such liabilities would not result in aggregate liabilities in excess of $5,000,000 and none of the Collateral would become subject to forfeiture or loss as a result of the contest; provided, however, that each Loan Party will, and will cause each Subsidiary to, remit withholding taxes and other payroll taxes to appropriate Governmental Authorities as and when claimed to be due, notwithstanding the foregoing exceptions.
Section 5.05.    Maintenance of Properties. Each Loan Party will, and will cause each Subsidiary to, keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear, casualty and condemnation excepted, except where the failure to do so would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

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Section 5.06.    Books and Records; Inspection Rights. Each Loan Party will, and will cause each Subsidiary to, (a) keep proper books of record and account in which full, true and correct (in all material respects) entries are made of all dealings and transactions in relation to its business and activities and (b) permit any representatives designated by the Administrative Agent or any Lender (including employees of the Administrative Agent, any Lender or any consultants, accountants, lawyers, agents and appraisers retained by the Administrative Agent), upon reasonable prior notice, to visit and inspect its properties, to conduct at such Loan Party’s premises field examinations of such Loan Party’s assets, liabilities, books and records, including examining and making extracts from its books and records, environmental assessment reports and Phase I or Phase II studies, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested; provided, however, that, unless an Event of Default has occurred and is continuing, (i) only two such field examination per calendar year shall be at the expense of the Loan Parties and (ii) the Loan Parties shall not be required to pay more than $20,000 per field examination for each such field examination performed after the Effective Date. For the avoidance of doubt, there shall be no limit on the frequency of examinations and evaluations during the existence of an Event of Default and all such examinations and evaluations conducted during the existence of an Event of Default shall be at the expense of the Loan Parties. Each Loan Party acknowledges that the Administrative Agent, after exercising its rights of inspection, may prepare and distribute to the Lenders certain Reports pertaining to each Loan Party’s assets for internal use by the Administrative Agent and the Lenders.
During the course of the above-described visits, inspections, examinations and discussions, representatives of the Administrative Agent and the Lenders may encounter individually identifiable healthcare information as defined under HIPAA or other confidential information relating to healthcare patients (collectively, the “Confidential Healthcare Information”). The Parent and its Subsidiaries maintaining such Confidential Healthcare Information shall, consistent with HIPAA’s “minimum necessary” provisions, permit such disclosure for their “healthcare operations” purposes. Unless otherwise required by law, the Administrative Agent and the Lenders and their respective representatives shall not require or perform any act that would cause the Parent or any of its Subsidiaries to violate any laws, regulations or ordinances intended to protect the privacy rights of healthcare patients, including, without limitation, HIPAA.
Section 5.07.    Compliance with Laws. Each Loan Party will, and will cause each Subsidiary to, comply with each Requirement of Law applicable to it or its property (including without limitation Environmental Laws and Healthcare Laws), except where the failure to comply would not reasonably be expected to (a) result in, either individually or in the aggregate, liability on the part of the Loan Parties and their Subsidiaries, or any of them, owing to any Governmental Authority and/or any Person who constitutes a “whistleblower” in respect of any such matter, in excess of $10,000,000 or (b) have a Material Adverse Effect. Each Loan Party will maintain in effect and enforce policies and procedures designed to ensure compliance by such Loan Party, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.

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Section 5.08.    Use of Proceeds.
(a)    The proceeds of the Loans and the Letters of Credit will be used only for general corporate purposes and working capital needs of the Loan Parties (including for Investments, Capital Expenditures and Restricted Payments) subject to the restrictions otherwise set forth in this Agreement, and to refinance certain Indebtedness on the Effective Date. No part of the proceeds of any Loan and no Letter of Credit will be used, whether directly or indirectly, (i) for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X or (ii) to make any Acquisition other than a Permitted Acquisition.
(b)    No Borrower will request any Borrowing or Letter of Credit, and no Borrower shall use, and each Borrower shall procure that its Subsidiaries and its and their respective directors, officers, employees and agents shall not use, the proceeds of any Borrowing or Letter of Credit (a) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (b) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, or (c) in any manner that would result in the violation of any Sanctions applicable to any party hereto.
Section 5.09.    Accuracy of Information. The Loan Parties will ensure that any information, including financial statements or other documents, furnished to the Administrative Agent or the Lenders in connection with this Agreement or any other Loan Document or any amendment or modification hereof or thereof or waiver hereunder or thereunder contains no material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, and the furnishing of such information shall be deemed to be a representation and warranty by the Borrowers on the date thereof as to the matters specified in this Section 5.09; provided that, with respect to projected financial information, the Loan Parties will only ensure that such information was prepared in good faith based upon assumptions believed to be reasonable at the time made or delivered.
Section 5.10.    Insurance. Each Loan Party will, and will cause each Subsidiary to, maintain with financially sound and reputable carriers having a financial strength rating of at least A- by A.M. Best Company (a) insurance in such amounts (with no greater risk retention) and against such risks (including, without limitation: loss or damage by fire and loss in transit; theft, burglary, pilferage, larceny, embezzlement, and other criminal activities; business interruption; and general liability) and such other hazards, as is customarily maintained by companies of established repute of a similar size engaged in the same or similar businesses operating in the same or similar locations and (b) all insurance required pursuant to the Collateral Documents. The Borrowers will furnish to the Lenders, upon request of the Administrative Agent, information in reasonable detail as to the insurance so maintained.
Section 5.11.    Casualty and Condemnation. The Borrowers will (a) furnish to the Administrative Agent and the Lenders prompt written notice of any casualty or other insured damage to any material portion of the Collateral or the commencement of any action or proceeding for the taking of any material portion of the Collateral or interest therein under power of eminent domain or by condemnation or similar proceeding and (b) ensure that the Net Proceeds of any such event

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(whether in the form of insurance proceeds, condemnation awards or otherwise) are collected and applied in accordance with the applicable provisions of this Agreement and the Collateral Documents.
Section 5.12.    Additional Collateral; Further Assurances.
(a)    Subject to applicable Requirements of Law, each Loan Party will cause each Domestic Subsidiary (other than an Excluded Subsidiary) formed or acquired after the date of this Agreement to become a Loan Party by executing a Joinder Agreement. Upon execution and delivery thereof, each such Person (i) shall automatically become either a Loan Guarantor or, if its Accounts are to be included in the Borrowing Base, a Borrower hereunder and thereupon shall have all of the rights, benefits, duties and obligations in such capacity under the Loan Documents and (ii) will grant Liens to the Administrative Agent, for the benefit of the Administrative Agent and the other Secured Parties, in any property of such Loan Party which constitutes Collateral.
(b)    Each Loan Party will cause (i) 100% of the issued and outstanding Equity Interests of each of its Domestic Subsidiaries and (ii) 65% of the issued and outstanding Equity Interests entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) and 100% of the issued and outstanding Equity Interests not entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) in each Foreign Subsidiary directly owned by such Borrower or any Domestic Subsidiary to be subject at all times to a first priority, perfected Lien in favor of the Administrative Agent, for the benefit of the Administrative Agent and the other Secured Parties, pursuant to the terms and conditions of the Loan Documents or other security documents as the Administrative Agent shall reasonably request.
(c)    Effective as of the date that Intermediate Holdco becomes the owner of 100% of the issued and outstanding Equity Interests of the Company (i) Intermediate Holdco shall execute a non-recourse pledge agreement in form and substance substantially similar to the Parent Pledge Agreement, or in another form reasonably satisfactory to the Administrative Agent (the “Intermediate Holdco Pledge Agreement”), pursuant to which, among other things, 100% of the issued and outstanding Equity Interests of the Company shall be subject to a first priority, perfected Lien in favor of the Administrative Agent, for the benefit of the Administrative Agent and the other Secured Parties, (ii) the Parent shall execute an amendment of the Parent Pledge Agreement in form and substance reasonably satisfactory to the Administrative Agent, pursuant to which, among other things, 100% of the issued and outstanding Equity Interests of Intermediate Holdco shall be subject to a first priority, perfected Lien in favor of the Administrative Agent, for the benefit of the Administrative Agent and the other Secured Parties, and (iii) the Loan Parties shall deliver a legal opinion in form and substance reasonably satisfactory to the Administrative Agent in connection therewith. Upon execution and delivery of the Intermediate Holdco Pledge Agreement, Intermediate Holdco shall automatically become a Guarantor hereunder (only to the extent of its non-recourse obligations under the Intermediate Holdco Pledge Agreement).
(d)    Without limiting the foregoing, each Loan Party will, and will cause each Subsidiary to, execute and deliver, or cause to be executed and delivered, to the Administrative Agent such documents, agreements and instruments, and will take or cause to be taken such further actions (including the execution, delivery, filing and recording, and maintenance of, as applicable, financing

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statements, Deposit Account Control Agreements, Government Receivables Account Agreements, and other documents and such other actions or deliveries of the type required by Section 4.01, as applicable), which may be required by any Requirement of Law or which the Administrative Agent may, from time to time, reasonably request to carry out the terms and conditions of this Agreement and the other Loan Documents and to ensure perfection and priority of the Liens created or intended to be created by the Collateral Documents, all in form and substance reasonably satisfactory to the Administrative Agent and all at the expense of the Loan Parties.
(e)    If any material assets are acquired by any Loan Party after the Effective Date (other than assets constituting Collateral under the Security Agreement that become subject to the Lien under the Security Agreement upon acquisition thereof), the Borrower Representative will (i) notify the Administrative Agent and the Lenders thereof and, if requested by the Administrative Agent or the Required Lenders, cause such assets to be subjected to a Lien securing the Secured Obligations and (ii) take, and cause each applicable Loan Party to take, such actions as shall be necessary or reasonably requested by the Administrative Agent to grant and perfect such Liens, including actions described in paragraph (d) of this Section, all at the expense of the Loan Parties.
(f)    With respect to the Domestic Subsidiaries that are not Loan Parties, if any (each a “Specified Person”), if, as of the end of any fiscal quarter for which financial statements have been delivered pursuant to Section 5.01(a) or (b), it is determined that (i) the consolidated total assets of all such Specified Persons on the last day of such fiscal quarter exceeds 2.5% of the consolidated total assets of the Company and its Subsidiaries or (ii) the consolidated revenues of all such Specified Persons as of the last day of such fiscal quarter for the four fiscal quarter period then ending exceeds 2.5% of the consolidated total revenues of the Company and its Subsidiaries for such four fiscal quarter period, then the Borrowers shall, and shall cause their Subsidiaries to, cause such number of such Specified Persons to become Loan Parties pursuant to this Section 5.12 as is necessary to cause the matters described in clauses (i) and (ii) above to cease to be true after giving pro forma effect to any such Specified Person’s becoming a Loan Party.
Section 5.13.    Post Closing Covenants.
(a)    On or before December 7, 2015 (or such later date as agreed in writing by the Administrative Agent), the Loan Parties shall deliver to the Administrative Agent a duly executed Deposit Account Control Agreement (as defined in the Security Agreement) for each Deposit Account, securities account and similar account (other than any Excluded Account but specifically including the Collection Account) of any Loan Party maintained with PNC Bank, National Association, or JPMorgan Chase Bank, N.A.
(b)    On or before February 3, 2016 (or such later date as agreed in writing by the Administrative Agent), the Loan Parties shall deliver to the Administrative Agent a duly executed Deposit Account Control Agreement (as defined in the Security Agreement) for each Deposit Account, securities account and similar account (other than any Excluded Account but specifically including the Collection Account) of any Loan Party maintained with any depository bank (other than those covered by the foregoing clause (a)) to the extent necessary for the Loan Parties to comply with Section 7.1 of the Security Agreement.

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(c)    On or before December 7, 2015 (or such later date as agreed in writing by the Administrative Agent), the Loan Parties shall deliver to the Administrative Agent endorsements in form and substance reasonably satisfactory to the Administrative Agent for all insurance policies required under the Security Agreement and under Section 5.20 to the extent necessary for the Loan Parties to comply with Section 4.12(b) of the Security Agreement.
(d)    On or before November 13, 2015 (or such later date as agreed in writing by the Administrative Agent), the Loan Parties shall deliver to the Administrative Agent all certificates representing or evidencing Pledged Collateral (as defined in the Security Agreement and the Parent Pledge Agreement), together with stock powers executed in blank.
ARTICLE VI
NEGATIVE COVENANTS
Until the Commitments shall have expired or been terminated and the principal of and interest on each Loan and all fees, expenses and other amounts payable under any Loan Document shall have been paid in full and all Letters of Credit shall have expired or terminated, in each case without any pending draw, and all LC Disbursements shall have been reimbursed, each Loan Party executing this Agreement covenants and agrees, jointly and severally with all of the other Loan Parties, with the Lenders that:
Section 6.01.    Indebtedness. No Loan Party will, nor will it permit any Subsidiary to, create, incur, assume or suffer to exist any Indebtedness, except:
(a)    the Secured Obligations;
(b)    Indebtedness existing on the date hereof and set forth in Schedule 6.01 and extensions, renewals, refinancings and replacements of any such Indebtedness in accordance with clause (f) hereof;
(c)    Indebtedness of any Borrower to any Subsidiary and of any Subsidiary to any Borrower or any other Subsidiary, provided that (i) Indebtedness of any Subsidiary that is not a Loan Party to any Borrower or any other Loan Party shall be subject to Section 6.04 and (ii) Indebtedness of any Loan Party to any Subsidiary that is not a Loan Party shall be subordinated to the Secured Obligations on terms reasonably satisfactory to the Administrative Agent;
(d)    Guarantees by any Borrower of Indebtedness of any Subsidiary and by any Subsidiary of Indebtedness of any Borrower or any other Subsidiary, provided that (i) the Indebtedness so Guaranteed is permitted by this Section 6.01, (ii) Guarantees by any Borrower or any other Loan Party of Indebtedness of any Subsidiary that is not a Loan Party shall be subject to Section 6.04 and (iii) Guarantees by any Loan Party permitted under this clause (d) shall be subordinated to the Secured Obligations on the same terms as the Indebtedness so Guaranteed is subordinated to the Secured Obligations;

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(e)    Indebtedness of any Borrower or any Subsidiary incurred to finance the acquisition, construction or improvement of any fixed or capital assets (whether or not constituting purchase money Indebtedness), including Capital Lease Obligations and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and extensions, renewals and replacements of any such Indebtedness in accordance with clause (f) below; provided that (i) such Indebtedness is incurred prior to or within 120 days after such acquisition or the completion of such construction or improvement and (ii) the aggregate principal amount of Indebtedness permitted by this clause (e) together with any Refinance Indebtedness in respect thereof permitted by clause (f) below, shall not exceed $20,000,000 at any time outstanding;
(f)    Indebtedness which represents extensions, renewals, refinancing or replacements (such Indebtedness being so extended, renewed, refinanced or replaced being referred to herein as the “Refinance Indebtedness”) of any of the Indebtedness described in clause (b) hereof (such Indebtedness being referred to herein as the “Original Indebtedness”); provided that (i) such Refinance Indebtedness does not increase the principal amount or interest rate of the Original Indebtedness, (ii) any Liens securing such Refinance Indebtedness are not extended to any additional property of any Loan Party or any Subsidiary, (iii) no Loan Party or any Subsidiary that is not originally obligated with respect to repayment of such Original Indebtedness is required to become obligated with respect to such Refinance Indebtedness, (iv) such Refinance Indebtedness does not result in a shortening of the average weighted maturity of such Original Indebtedness, and (v) if such Original Indebtedness was subordinated in right of payment to the Secured Obligations, then the terms and conditions of such Refinance Indebtedness must include subordination terms and conditions that are at least as favorable to the Administrative Agent and the Lenders as those that were applicable to such Original Indebtedness;
(g)    Indebtedness owed to any Person providing workers’ compensation, health, disability or other employee benefits or property, casualty or liability insurance, pursuant to reimbursement or indemnification obligations to such Person, in each case incurred in the ordinary course of business;
(h)    Indebtedness of any Loan Party in respect of performance bonds, bid bonds, appeal bonds, surety bonds and similar obligations, in each case provided in the ordinary course of business;
(i)    Indebtedness incurred in the ordinary course of business in respect of netting services, overdraft protections, employee credit card programs and other similar services in connection with cash management and deposit accounts, Indebtedness in connection with drafts payable for payroll and other ordinary course expense items, and Indebtedness owed to depository banks for returned items incurred in the ordinary course of business;
(j)    Indebtedness assumed in connection with Permitted Acquisitions or Indebtedness of any Person existing at the time such Person is merged with or into or consolidated with, or becomes a Subsidiary of, a Borrower or any Subsidiary of a Borrower in connection with Permitted Acquisitions; provided, that (i) such Indebtedness is not incurred in connection with or in contemplation of such other Person merging with or into, or becoming a Subsidiary of such Borrower or such Subsidiary, (ii) such Indebtedness is not subject to any Guarantees except Guarantees or

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Persons acquired in such Permitted Acquisition not created in connection with, or in contemplation of, such Permitted Acquisition, and (iii) the aggregate principal amount of such Indebtedness shall not exceed $2,500,000 at any time outstanding; and
(k)    other unsecured Indebtedness in an aggregate principal amount not exceeding $10,000,000 at any time outstanding; provided that the aggregate principal amount of Indebtedness of the Borrowers’ Subsidiaries that are not Loan Parties permitted by this clause (k) shall not exceed $1,000,000 at any time outstanding.
Section 6.02.    Liens. No Loan Party will, nor will it permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including Accounts) or rights in respect of any thereof, except:
(a)    Liens created pursuant to any Loan Document;
(b)    Permitted Encumbrances;
(c)    any Lien on any property or asset of any Borrower or any Subsidiary existing on the date hereof and set forth in Schedule 6.02; provided that (i) such Lien shall not apply to any other property or asset of such Borrower or Subsidiary or any other Borrower or Subsidiary and (ii) such Lien shall secure only those obligations which it secures on the date hereof, and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;
(d)    Liens on fixed or capital assets acquired, constructed or improved by any Borrower or any Subsidiary; provided that (i) such Liens secure Indebtedness permitted by clause (e) of Section 6.01, (ii) such Liens and the Indebtedness secured thereby are incurred prior to or within 120 days after such acquisition or the completion of such construction or improvement, and (iii) such Liens shall not apply to any other property or assets of such Borrower or Subsidiary or any other Borrower or Subsidiary;
(e)    any Lien existing on any property or asset (other than Accounts, Inventory, or any Deposit Account) prior to the acquisition thereof by any Borrower or any Subsidiary or existing on any property or asset (other than Accounts and Inventory) of any Person that becomes a Loan Party after the date hereof prior to the time such Person becomes a Loan Party; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Loan Party, as the case may be, (ii) such Lien shall not apply to any other property or assets of the Loan Party and (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Loan Party, as the case may be, and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;
(f)    Liens of a collecting bank arising in the ordinary course of business under Section 4‑208 of the UCC in effect in the relevant jurisdiction covering only the items being collected upon;

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(g)    Liens arising out of Sale and Leaseback Transactions permitted by Section 6.06;
(h)    Licenses, sublicenses, leases and subleases granted by a Loan Party or any Subsidiary and leases and subleases (by a Loan Party or a Subsidiary as lessor or sublessor) in the ordinary course of business not interfering any material respect with the business of the Loan Parties or any Subsidiaries;
(i)    Liens consisting of an agreement to sell property which is the subject of an asset purchase agreement in connection with an asset sale permitted by Section 6.05;
(j)    Liens consisting of earnest money deposits made in connection with Permitted Acquisitions or Investments permitted hereunder;
(k)    Liens on fixed assets of a Subsidiary acquired pursuant to a Permitted Acquisition so long as (i) such Liens were not incurred in anticipation or contemplation of such Permitted Acquisition, (ii) such Liens do not extend to assets not subject to such Lien at the time of such Permitted Acquisition and (iii) are either Permitted Encumbrances hereunder or encumber assets of such Subsidiary (other than stock of such Subsidiary) with an aggregate fair market value not in excess of $2,500,000;
(l)    Liens consisting of initial prepayments and security deposits in connection with leases, utility services and similar transactions entered into by the applicable Loan Party or Subsidiary of a Loan party in the ordinary course of business and not required as a result of any breach of any agreement or default in payment of any obligation; and
(m)    Liens granted by a Subsidiary that is not a Loan Party in favor of any Borrower or another Loan Party in respect of Indebtedness owed by such Subsidiary.
Notwithstanding the foregoing, none of the Liens permitted pursuant to this Section 6.02 may at any time attach to any Loan Party’s (1) Accounts, other than those permitted under clause (a) of the definition of Permitted Encumbrances and clause (a) above and (2) Inventory, other than those permitted under clauses (a) and (b) of the definition of Permitted Encumbrances and clause (a) above.
Section 6.03.    Fundamental Changes. (a) No Loan Party will, nor will it permit any Subsidiary to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Event of Default shall have occurred and be continuing (i) any Subsidiary of any Borrower may merge into a Borrower in a transaction in which such Borrower is the surviving entity, (ii) any Loan Party (other than a Borrower) may merge into any other Loan Party in a transaction in which the surviving entity is a Loan Party and (iii) any Subsidiary that is not a Loan Party may liquidate or dissolve if the Borrower which owns such Subsidiary determines in good faith that such liquidation or dissolution is in the best interests of such Borrower and is not materially disadvantageous to the Lenders; provided that any such merger involving a Person that is not a wholly owned Subsidiary immediately prior to such merger shall not be permitted unless also permitted by Section 6.04.

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(b)    No Loan Party will, nor will it permit any Subsidiary to, engage in any business other than businesses of the type conducted by the Borrowers and their Subsidiaries on the date hereof and businesses reasonably related thereto.
(c)    Subject to Section 5.03, no Loan Party, Parent, or Intermediate Holdco will, nor will it permit any Subsidiary of any Loan Party to, change its fiscal year from the basis in effect on the Effective Date.
(d)    No Loan Party, Parent, or Intermediate Holdco will change the accounting basis upon which its financial statements are prepared (except in accordance with GAAP) in any manner that would impact the calculation of the covenant in Section 6.12 (whether or not required to be tested pursuant to Section 6.12) without the prior written consent of the Required Lenders.
Section 6.04.    Investments, Loans, Advances, Guarantees and Acquisitions. No Loan Party will, nor will it permit any Subsidiary to, form any subsidiary after the Effective Date, or purchase, hold or acquire (including pursuant to any merger with any Person that was not a Loan Party and a wholly owned Subsidiary prior to such merger) any evidences of Indebtedness or Equity Interests (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, Guarantee any obligations of, or make or permit to exist any investment or any other interest in, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person constituting a business unit (whether through purchase of assets, merger or otherwise) (the each of the foregoing, an “Investment”), except:
(a)    Permitted Investments;
(b)    Investments in existence on the date hereof and described in Schedule 6.04;
(c)    Investments by the Borrowers and the Subsidiaries in Equity Interests in their respective Subsidiaries, provided that (A) any such Equity Interests held by a Loan Party shall be pledged pursuant to the Security Agreement (subject to the limitations applicable to Equity Interests of a Foreign Subsidiary referred to in Section 5.12) and (B) the aggregate amount of Investments by Loan Parties in Subsidiaries that are not Loan Parties (together with outstanding intercompany loans permitted under clause (B) to the proviso to Section 6.04(d) and outstanding Guarantees permitted under the proviso to Section 6.04(e)) shall not exceed $5,000,000 at any time outstanding (in each case determined without regard to any write-downs or write-offs);
(d)    loans or advances made by any Loan Party to any Subsidiary and made by any Subsidiary to a Loan Party or any other Subsidiary, provided that (A) any such loans and advances made by a Loan Party to a Subsidiary that is not a Loan Party shall be evidenced by a promissory note pledged pursuant to the Security Agreement and (B) the amount of such loans and advances made by Loan Parties to Subsidiaries that are not Loan Parties (together with outstanding investments permitted under clause (B) to the proviso to Section 6.04(c) and outstanding Guarantees permitted under the proviso to Section 6.04(e)) shall not exceed $5,000,000 at any time outstanding (in each case determined without regard to any write-downs or write-offs);

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(e)    Guarantees constituting Indebtedness permitted by Section 6.01, provided that the aggregate principal amount of Indebtedness of Subsidiaries that are not Loan Parties that is Guaranteed by any Loan Party (together with outstanding investments permitted under clause (B) to the proviso to Section 6.04(c) and outstanding intercompany loans permitted under clause (B) to the proviso to Section 6.04(d)) shall not exceed $5,000,000 at any time outstanding (in each case determined without regard to any write-downs or write-offs);
(f)    Permitted Acquisitions;
(g)    loans or advances made by a Loan Party to its employees on an arms-length basis in the ordinary course of business consistent with past practices for travel and entertainment expenses, relocation costs and similar purposes up to a maximum of $1,000,000 in the aggregate at any one time outstanding;
(h)    notes payable, or stock or other securities issued by Account Debtors to a Loan Party pursuant to negotiated agreements with respect to settlement of such Account Debtor’s Accounts in the ordinary course of business, consistent with past practices;
(i)    Investments in the form of Swap Agreements permitted by Section 6.07;
(j)    Investments of any Person existing at the time such Person becomes a Subsidiary of a Borrower or consolidates or merges with a Borrower or any of the Subsidiaries (including in connection with a Permitted Acquisition) so long as such Investments were not made in contemplation of such Person becoming a Subsidiary or of such merger;
(k)    Investments received in connection with the disposition of assets permitted by Section 6.05;
(l)    other Investments not to exceed $1,000,000 in the aggregate at any time outstanding; and
(m)    Investments constituting deposits described in clauses (c) and (d) of the definition of the term “Permitted Encumbrances”.
For the avoidance of doubt, Investments in the Parent and certain of its Subsidiaries shall be subject to Section 6.09(b).
Section 6.05.    Asset Sales. No Loan Party will, nor will it permit any Subsidiary to, sell, transfer, lease or otherwise dispose of any asset, including any Equity Interest owned by it, nor will any Borrower permit any Subsidiary to issue any additional Equity Interest in such Subsidiary (other than to another Borrower or another Subsidiary in compliance with Section 6.04), except:
(a)    sales, transfers and dispositions of (i) Inventory in the ordinary course of business, (ii) used, obsolete, worn out or surplus equipment or property in the ordinary course of business, (iii) dispositions of fixed assets no longer used or useful in the ordinary course of business;

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(b)    sales, transfers and dispositions of assets to any Borrower or any Subsidiary, provided that any such sales, transfers or dispositions involving a Subsidiary that is not a Loan Party shall be made in compliance with Section 6.09;
(c)    sales, transfers and dispositions of Accounts in connection with the compromise, settlement or collection thereof;
(d)    sales, transfers and dispositions of Permitted Investments and other investments permitted by (i) clauses (i) and (m) of Section 6.04 and (ii) clauses (j) and (k) of Section 6.04; provided, that, with respect to this subclause (ii), no Default is in existence;
(e)    Sale and Leaseback Transactions permitted by Section 6.06;
(f)    dispositions resulting from any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset of any Borrower or any Subsidiary; and
(g)    terminations of leases by the applicable Loan Party or Subsidiary of a Loan Party in the ordinary course of business that do not interfere in any material respect with the business of the Loan Parties or their Subsidiaries;
(h)    any sale, transfer, assignment, disposition, abandonment or lapse of Intellectual Property that is no longer commercially practicable, usable or desirable in the conduct of business, in the ordinary course of business; and
(i)    sales, transfers and other dispositions of assets (other than (i) Equity Interests in a Subsidiary unless all Equity Interests in such Subsidiary are sold and (ii) Accounts of a Borrower) that are not permitted by any other clause of this Section, provided that the aggregate fair market value of all assets sold, transferred or otherwise disposed of in reliance upon this paragraph (i) shall not exceed $5,000,000 during any fiscal year of the Company;
provided that all sales, transfers, leases and other dispositions permitted hereby (other than those permitted by paragraphs (b), (f), (g) and (h) above) shall be made for fair value and for at least 75% cash consideration.
Section 6.06.    Sale and Leaseback Transactions. No Loan Party will, nor will it permit any Subsidiary to, enter into any arrangement, directly or indirectly, whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property sold or transferred (a “Sale and Leaseback Transaction”).
Section 6.07.    Swap Agreements. No Loan Party will, nor will it permit any Subsidiary to, enter into any Swap Agreement, except (a) Swap Agreements entered into to hedge or mitigate risks to which any Borrower or any Subsidiary has actual exposure (other than those in respect of Equity Interests of any Borrower or any of its Subsidiaries), and (b) Swap Agreements entered into

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in order to effectively cap, collar or exchange interest rates (from floating to fixed rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of any Borrower or any Subsidiary.
Section 6.08.    Restricted Payments; Certain Payments of Indebtedness. (a) No Loan Party will, nor will it permit any Subsidiary to, declare or make, or agree to declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except (i) each of Borrowers may declare and pay dividends with respect to its common stock payable solely in additional shares of its common stock, and, with respect to its preferred stock, payable solely in additional shares of such preferred stock or in shares of its common stock, (ii) Subsidiaries of the Company may declare and pay dividends ratably with respect to their Equity Interests, and (iii) Specified Post Closing Dividends.
(b)    No Loan Party will, nor will it permit any Subsidiary to, make or agree to pay or make, directly or indirectly, any payment or other distribution (whether in cash, securities or other property) of or in respect of principal of or interest on any Subordinated Indebtedness, or any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Subordinated Indebtedness, except payment of regularly scheduled interest and principal payments as and when due in respect of any Subordinated Indebtedness permitted under Section 6.01, other than payments prohibited by the subordination provisions thereof.
Section 6.09.    Transactions with Affiliates.
(a)    No Loan Party will, nor will it permit any Subsidiary to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) transactions that (i) are in the ordinary course of business and (ii) are at prices and on terms and conditions not less favorable (except in de minimus respects) to such Loan Party or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties, (b) transactions between or among any Loan Parties not involving any other Affiliate, (c) any investment permitted by Sections 6.04(c) or 6.04(d), (d) any Indebtedness permitted under Section 6.01(c), (e) any Restricted Payment permitted by Section 6.08, (f) loans or advances to employees permitted under Section 6.04, (g) the payment of reasonable fees to directors of any Borrower or any Subsidiary who are not employees of such Borrower or Subsidiary, and compensation and employee benefit arrangements paid to, and indemnities provided for the benefit of, directors, officers or employees of the Borrowers or their Subsidiaries in the ordinary course of business, and (h) any issuances of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment agreements, stock options and stock ownership plans approved by a Borrower’s board of directors.
(b)    No Loan Party will, nor will it permit any Subsidiary, to Guaranty or make any other Investment in the Parent or any Subsidiary of the Parent that is not also a Subsidiary of the Company.
Section 6.10.    Restrictive Agreements. No Loan Party will, nor will it permit any Subsidiary to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of such Loan Party or any Subsidiary

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to create, incur or permit to exist any Lien upon any of its property or assets, or (b) the ability of any Subsidiary to pay dividends or other distributions with respect to any of its Equity Interests or to make or repay loans or advances to any Borrower or any other Subsidiary or to Guarantee Indebtedness of any Borrower or any other Subsidiary; provided that (i) the foregoing shall not apply to restrictions and conditions imposed by any Requirement of Law or by any Loan Document, (ii) the foregoing shall not apply to restrictions and conditions existing on the date hereof identified on Schedule 6.10 (but shall apply to any extension or renewal of, or any amendment or modification expanding the scope of, any such restriction or condition), (iii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided that such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder, (iv) clause (a) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness and (v) clause (a) of the foregoing shall not apply to customary provisions in leases restricting the assignment thereof.
Section 6.11.    Amendment of Organizational Documents. No Loan Party will, nor will it permit any Subsidiary to, amend, modify or waive any of its rights under its charter, articles or certificate of incorporation or organization, by-laws, operating, management or partnership agreement or other organizational or governing documents to the extent any such amendment, modification or waiver would be materially adverse to the Lenders.
Section 6.12.    Fixed Charge Coverage Ratio. The Borrowers will not permit the Fixed Charge Coverage Ratio as of the end of any fiscal quarter, commencing with the fiscal quarter ending immediately preceding the date on which the Borrowers’ Availability is less than the greater of (a) $22,500,000 and (b) 12.5% of the Aggregate Revolving Commitment, to be less than  1.0 to 1.0.   Once such covenant is in effect, compliance with the covenant will be discontinued, so long as no Event of Default shall have occurred and be continuing: (i) on the day immediately succeeding the last day of the fiscal quarter which includes the 30th consecutive day on which the Borrowers’ Availability remains in excess of the greater of (a) $22,500,000 and (b) 12.5% of the Aggregate Revolving Commitment, and (ii) no more than three (3) times in any period of twelve (12) consecutive months.
Section 6.13.    Holding Company. Intermediate Holdco shall not, directly or indirectly, conduct, transact or otherwise engage in, or commit to conduct, transact or otherwise engage in, any business or operations (including the making of any Investment, the incurrence of Indebtedness, or the granting of Liens), or own, lease, manage or otherwise operate any properties or assets, other than:
(a)    its ownership of the Equity Interests of the Company;
(b)    the maintenance of its legal existence (including the ability to incur fees, costs and expenses related to such maintenance);
(c)    the performance of its obligations under the Loan Documents to which it is a party;

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(d)    participating in tax, accounting and other administrative matters as a member of the consolidated group of the Parent, Intermediate Holdco, the Company, and the Subsidiaries;
(e)    any issuance of Equity Interests;
(f)    the making of Restricted Payments to the extent the Company is permitted to make such Restricted Payments under Section 6.08;
(g)    the providing of compensation and indemnification to officers, consultants, managers and directors; and
(h)    activities incidental to the business or activities described in the foregoing subclauses (a) through (g).
ARTICLE VII
EVENTS OF DEFAULT
If any of the following events (“Events of Default”) shall occur:
(a)    the Borrowers shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;
(b)    the Borrowers shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement or any other Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three (3) Business Days;
(c)    any representation or warranty made or deemed made by or on behalf of Parent, Intermediate Holdco, any Loan Party or any Subsidiary in, or in connection with, this Agreement or any other Loan Document or any amendment or modification hereof or thereof or waiver hereunder or thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any other Loan Document or any amendment or modification hereof or thereof or waiver hereunder or thereunder, shall prove to have been materially incorrect when made or deemed made;
(d)    any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02(a), 5.03 (with respect to a Loan Party’s existence) or 5.08 or in Article VI;
(e)    Parent, Intermediate Holdco, or any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those which constitute a default under another Section of this Article), and such failure shall continue unremedied for a period of (i) five (5) days after the earlier of Parent’s, Intermediate Holdco’s, or any Loan Party’s knowledge of such breach or notice thereof from the Administrative Agent (which notice will be given at the request of any Lender) if such breach relates to terms or provisions of Section 5.01, 5.02 (other than Section 5.02(a)), 5.06, or 5.13 of this Agreement or (ii) 30 days after the earlier of

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Parent’s, Intermediate Holdco’s, or any Loan Party’s knowledge of such breach or notice thereof from the Administrative Agent (which notice will be given at the request of any Lender) if such breach relates to terms or provisions of any other Section of this Agreement;
(f)    any Loan Party or Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness (other than any intercompany Indebtedness), when and as the same shall become due and payable and such failure continues after the applicable grace or notice period, if any, specified in the document relating thereto;
(g)    any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (g) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness to the extent such sale or transfer is permitted by Section 6.05;
(h)    an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Parent, Intermediate Holdco, a Loan Party or Subsidiary of a Loan Party or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Parent, Intermediate Holdco, any Loan Party or Subsidiary of a Loan Party or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for sixty (60) days or an order or decree approving or ordering any of the foregoing shall be entered;
(i)    the Parent, Intermediate Holdco, any Loan Party or Subsidiary of a Loan Party shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Parent, Intermediate Holdco, such Loan Party or Subsidiary of a Loan Party or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;
(j)    the Parent, Intermediate Holdco, any Loan Party or Subsidiary of a Loan Party shall become unable, admit in writing its inability, or publicly declare its intention not to, or fail generally to pay its debts as they become due;
(k)    (i) one or more judgments for the payment of money in an aggregate amount in excess of $10,000,000 shall be rendered against any Loan Party, any Subsidiary or any combination

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thereof and the same shall remain undischarged for a period of thirty (30) consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by such judgment creditor to attach or levy upon any assets of any Loan Party or Subsidiary to enforce any such judgment; or (ii) any Loan Party or Subsidiary shall fail within thirty (30) days to discharge one or more non-monetary judgments or orders which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect, which judgments or orders, in any such case, are not stayed on appeal or otherwise being appropriately contested in good faith by proper proceedings diligently pursued;
(l)    an ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with all other ERISA Events that have occurred, would reasonably be expected to result in a Material Adverse Effect;
(m)    a Change in Control shall occur;
(n)    the occurrence of any “default”, as defined in any Loan Document (other than this Agreement) or the breach of any of the terms or provisions of any Loan Document (other than this Agreement), which default or breach continues beyond any period of grace therein provided;
(o)    the Loan Guaranty or any Obligation Guaranty shall fail to remain in full force or effect in all material respects or any action shall be taken to discontinue or to assert the invalidity or unenforceability of the Loan Guaranty or any Obligation Guaranty, or any Guarantor shall fail to comply with any of the terms or provisions of the Loan Guaranty or any Obligation Guaranty to which it is a party, or any Guarantor shall deny that it has any further liability under the Loan Guaranty or any Obligation Guaranty to which it is a party, or shall give notice to such effect, including, but not limited to notice of termination delivered pursuant to Section 10.08 or any notice of termination delivered pursuant to the terms of any Obligation Guaranty;
(p)    except as permitted by the terms of any Collateral Document, (i) any Collateral Document shall for any reason fail to create a valid security interest in any Collateral not included in the Borrowing Base with an aggregate fair market value in excess of $250,000 purported to be covered thereby, or (ii) any Lien securing any Secured Obligation and covering any Collateral not included in the Borrowing Base with an aggregate fair market value in excess of $250,000 shall cease to be a perfected, first priority Lien (subject to Liens permitted by Section 6.02);
(q)    any Collateral Document covering any Collateral not included in the Borrowing Base with an aggregate fair market value in excess of $250,000 shall fail to remain in full force or effect or any action shall be taken to discontinue or to assert the invalidity or unenforceability of any Collateral Document;
(r)    any material provision of any Loan Document for any reason ceases to be valid, binding and enforceable in accordance with its terms (or any Loan Party or Guarantor shall challenge the enforceability of any Loan Document or shall assert in writing, or engage in any action or inaction that evidences its assertion, that any provision of any of the Loan Documents has ceased to be or otherwise is not valid, binding and enforceable in accordance with its terms); or

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(s)    any Loan Party or Subsidiary or any officer or employee thereof is criminally convicted under any Healthcare Law that would reasonably be expected to result in a Material Adverse Effect;
then, and in every such event (other than an event with respect to the Borrowers described in clause (h) or (i) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower Representative, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, whereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, but ratably as among the Classes of Loans and the Loans of each Class at the time outstanding, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), whereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrowers accrued hereunder, shall become due and payable immediately, in each case without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers; and in the case of any event with respect to the Borrowers described in clause (h) or (i) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrowers accrued hereunder, shall automatically become due and payable, in each case without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers. Upon the occurrence and during the continuance of an Event of Default, the Administrative Agent may, and at the request of the Required Lenders shall, increase the rate of interest applicable to the Loans and other Obligations as set forth in this Agreement and exercise any rights and remedies provided to the Administrative Agent under the Loan Documents or at law or equity, including all remedies provided under the UCC.
ARTICLE VIII
THE ADMINISTRATIVE AGENT
Section 8.01.    Appointment. Each of the Lenders, on behalf of itself and any of its Affiliates that are Secured Parties and the Issuing Bank hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf, including execution of the other Loan Documents, and to exercise such powers as are delegated to the Administrative Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto. In addition, to the extent required under the laws of any jurisdiction other than the U.S., each of the Lenders and the Issuing Bank hereby grants to the Administrative Agent any required powers of attorney to execute any Collateral Document governed by the laws of such jurisdiction on such Lender’s or Issuing Bank’s behalf. The provisions of this Article are solely for the benefit of the Administrative Agent and the Lenders (including the Swingline Lender and the Issuing Bank), and the Loan Parties shall not have rights as a third party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” as used herein or in any other Loan Documents (or any similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used as a

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matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.
Section 8.02.    Rights as a Lender. The bank serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with any Loan Party or any Subsidiary or any Affiliate thereof as if it were not the Administrative Agent hereunder.
Section 8.03.    Duties and Obligations. The Administrative Agent shall not have any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02), and, (c) except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Loan Party or any Subsidiary that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02) or in the absence of its own gross negligence or willful misconduct as determined by a final nonappealable judgment of a court of competent jurisdiction. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Borrower Representative or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or in connection with any Loan Document, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, (v) the creation, perfection or priority of Liens on the Collateral or the existence of the Collateral, or (vi) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.
Section 8.04.    Reliance. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (who may be counsel

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for the Borrowers), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
Section 8.05.    Actions through Sub-Agents. The Administrative Agent may perform any and all of its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as the Administrative Agent.
Section 8.06.    Resignation. Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may resign at any time by notifying the Lenders, the Issuing Bank and the Borrower Representative. Upon any such resignation, the Required Lenders shall have the right, with the consent of the Borrower Representative (unless an Event of Default shall have occurred and be continuing or unless such successor is an existing Lender), to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders and the Issuing Bank and with the prior consent of the Borrower Representative (unless an Event of Default shall have occurred and be continuing or unless such successor is an existing Lender), appoint a successor Administrative Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank. Upon the acceptance of its appointment as Administrative Agent hereunder by its successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents. The fees payable by the Borrowers to a successor Administrative Agent shall be the same as those payable to its predecessor, unless otherwise agreed by the Borrowers and such successor. Notwithstanding the foregoing, in the event no successor Administrative Agent shall have been so appointed and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its intent to resign, the retiring Administrative Agent may give notice of the effectiveness of its resignation to the Lenders, the Issuing Bank and the Borrowers, whereupon, on the date of effectiveness of such resignation stated in such notice, (a) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents, provided that, solely for purposes of maintaining any security interest granted to the Administrative Agent under any Collateral Document for the benefit of the Secured Parties, the retiring Administrative Agent shall continue to be vested with such security interest as collateral agent for the benefit of the Secured Parties and, in the case of any Collateral in the possession of the Administrative Agent, shall continue to hold such Collateral, in each case until such time as a successor Administrative Agent is appointed and accepts such appointment in accordance with this paragraph (it being understood and agreed that the retiring Administrative Agent shall have no duly or obligation to take any further action under any Collateral Document, including any action required to maintain the perfection of any such

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security interest), and (b) the Required Lenders shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, provided that (i) all payments required to be made hereunder or under any other Loan Document to the Administrative Agent for the account of any Person other than the Administrative Agent shall be made directly to such Person and (ii) all notices and other communications required or contemplated to be given or made to the Administrative Agent shall also directly be given or made to each Lender and the Issuing Bank. Following the effectiveness of the Administrative Agent’s resignation from its capacity as such, the provisions of this Article, Section 2.17(d) and Section 9.03, as well as any exculpatory, reimbursement and indemnification provisions set forth in any other Loan Document, shall continue in effect for the benefit of such retiring Administrative Agent, its sub‑agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent and in respect of the matters referred to in the proviso under clause (a) above.
Section 8.07.    Non-Reliance.
(a)    Each Lender acknowledges and agrees that the extensions of credit made hereunder are commercial loans and letters of credit and not investments in a business enterprise or securities. Each Lender further represents that it is engaged in making, acquiring or holding commercial loans in the ordinary course of its business and has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement as a Lender, and to make, acquire or hold Loans hereunder. Each Lender shall, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information (which may contain material, non-public information within the meaning of the United States securities laws concerning the Borrowers and their Affiliates) as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document, any related agreement or any document furnished hereunder or thereunder and in deciding whether or to the extent to which it will continue as a Lender or assign or otherwise transfer its rights, interests and obligations hereunder.
(b)    Each Lender hereby agrees that (i) it has requested a copy of each Report prepared by or on behalf of the Administrative Agent; (ii) the Administrative Agent (A) makes no representation or warranty, express or implied, as to the completeness or accuracy of any Report or any of the information contained therein or any inaccuracy or omission contained in or relating to a Report and (B) shall not be liable for any information contained in any Report; (iii) the Reports are not comprehensive audits or examinations, and that any Person performing any field examination will inspect only specific information regarding the Loan Parties and will rely significantly upon the Loan Parties’ books and records, as well as on representations of the Loan Parties’ personnel and that the Administrative Agent undertakes no obligation to update, correct or supplement the Reports; (iv) it will keep all Reports confidential and strictly for its internal use, not share the Report with any Loan Party or any other Person except as otherwise permitted pursuant to this Agreement; and (v) without limiting the generality of any other indemnification provision contained in this Agreement, (A) it will hold the Administrative Agent and any such other Person preparing a Report harmless from any action the indemnifying Lender may take or conclusion the indemnifying Lender

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may reach or draw from any Report in connection with any extension of credit that the indemnifying Lender has made or may make to the Borrower, or the indemnifying Lender’s participation in, or the indemnifying Lender’s purchase of, a Loan or Loans; and (B) it will pay and protect, and indemnify, defend, and hold the Administrative Agent and any such other Person preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses, and other amounts (including reasonable attorneys’ fees) incurred by the Administrative Agent or any such other Person as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender.
Section 8.08.    Other Agency Titles. If and when applicable, no “arranger”, “Bookrunner”, “syndication agent”, or “documentation agent” shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such. Without limiting the foregoing, none of such Lenders shall have or be deemed to have a fiduciary relationship with any Lender. Each Lender hereby makes the same acknowledgments with respect to the relevant Lenders in their respective capacities as an “arranger”, “Bookrunner”, “syndication agent”, or “documentation agent”, as applicable, as it makes with respect to the Administrative Agent in the preceding paragraph.
Section 8.09.    Not Partners or Co-Venturers; Administrative Agent as Representative of the Secured Parties. (a) The Lenders are not partners or co-venturers, and no Lender shall be liable for the acts or omissions of, or (except as otherwise set forth herein in case of the Administrative Agent) authorized to act for, any other Lender. The Administrative Agent shall have the exclusive right on behalf of the Lenders to enforce the payment of the principal of and interest on any Loan after the date such principal or interest has become due and payable pursuant to the terms of this Agreement.
(b)    In its capacity, the Administrative Agent is a “representative” of the Secured Parties within the meaning of the term “secured party” as defined in the New York Uniform Commercial Code. Each Lender authorizes the Administrative Agent to enter into each of the Collateral Documents to which it is a party and to take all action contemplated by such documents. Each Lender agrees that no Secured Party (other than the Administrative Agent) shall have the right individually to seek to realize upon the security granted by any Collateral Document, it being understood and agreed that such rights and remedies may be exercised solely by the Administrative Agent for the benefit of the Secured Parties upon the terms of the Collateral Documents. In the event that any Collateral is hereafter pledged by any Person as collateral security for the Secured Obligations, the Administrative Agent is hereby authorized, and hereby granted a power of attorney, to execute and deliver on behalf of the Secured Parties any Loan Documents necessary or appropriate to grant and perfect a Lien on such Collateral in favor of the Administrative Agent on behalf of the Secured Parties.
Section 8.10.    Flood Laws. Chase has adopted internal policies and procedures that address requirements placed on federally regulated lenders under the National Flood Insurance Reform Act of 1994 and related legislation (the “Flood Laws”). Chase, as administrative agent or collateral agent on a syndicated facility, will post on the applicable electronic Platform (or otherwise distribute to each Lender in the syndicate) documents that it receives in connection with the Flood Laws.

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However, Chase reminds each Lender and Participant in the facility that, pursuant to the Flood Laws, each federally regulated Lender (whether acting as a Lender or Participant in the facility) is responsible for assuring its own compliance with the flood insurance requirements.
ARTICLE IX
MISCELLANEOUS
Section 9.01.    Notices. (a) Except in the case of notices and other communications expressly permitted to be given by telephone or Electronic Systems (and subject in each case to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile, as follows:

(i)	if to any Loan Party, to the Borrower Representative at:
481 Edward H. Ross Drive
Elmwood Park, NJ 07407
Attention:    Nicholas Papazicos, Senior Vice President and
    Chief Financial Officer
Facsimile No:     (201) 475-8730
with a copy to:
OPKO Health, Inc.
4400 Biscayne Blvd.
Miami, Florida 33137
Attention:    Adam Logal, Senior Vice President and
    Chief Financial Officer
Facsimile No: (305) 575-4140

(ii)	if to the Administrative Agent, the Issuing Bank or the Swingline Lender, to JPMorgan Chase Bank, N.A. at:
JPMorgan Chase Bank, N.A.
3424 Peachtree Road NE, Suite 2300
Atlanta, GA 30326
Attention: Portfolio Manager
Facsimile No: 404-926-2579

(iii)	if to any other Lender, to it at its address or facsimile number set forth in its Administrative Questionnaire.
All such notices and other communications (i) sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received, (ii) sent by facsimile shall be deemed to have been given when sent, provided that if not given during normal business hours of the recipient, such notice or communication shall be deemed to have been given

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at the opening of business on the next Business Day of the recipient, or (iii) delivered through Electronic Systems to the extent provided in paragraph (b) below shall be effective as provided in such paragraph.
(b)    Notices and other communications to the Lenders hereunder may be delivered or furnished by Electronic Systems pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender. Each of the Administrative Agent and the Borrower Representative (on behalf of the Loan Parties) may, in its discretion, agree to accept notices and other communications to it hereunder by Electronic Systems pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. Unless the Administrative Agent otherwise proscribes, all such notices and other communications (i) sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if not given during the normal business hours of the recipient, such notice or communication shall be deemed to have been given at the opening of business on the next Business Day for the recipient, and (ii) posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, e-mail or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day of the recipient.
(c)    Any party hereto may change its address, facsimile number or e-mail address for notices and other communications hereunder by notice to the other parties hereto.
(d)    Electronic Systems.
(i)    Each Loan Party agrees that the Administrative Agent may, but shall not be obligated to, make Communications (as defined below) available to the Issuing Bank and the other Lenders by posting the Communications on Debt Domain, Intralinks, Syndtrak, ClearPar or a substantially similar Electronic System.
(ii)    Any Electronic System used by the Administrative Agent is provided “as is” and “as available.” The Agent Parties (as defined below) do not warrant the adequacy of such Electronic Systems and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or any Electronic System. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrowers or the other Loan Parties, any Lender, the Issuing Bank or any other Person or entity for damages of any kind, including direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of any Borrower’s, any Loan Party’s or the Administrative Agent’s

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transmission of communications through an Electronic System. “Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Loan Party pursuant to any Loan Document or the transactions contemplated therein which is distributed by the Administrative Agent, any Lender or the Issuing Bank by means of electronic communications pursuant to this Section, including through an Electronic System.
Section 9.02.    Waivers; Amendments. (a) No failure or delay by the Administrative Agent, the Issuing Bank or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Issuing Bank and the Lenders hereunder and under any other Loan Document are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or the Issuing Bank may have had notice or knowledge of such Default at the time.
(b)    Except as provided in the first sentence of Section 2.09(f) (with respect to any commitment increase), neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except (x) in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Borrowers and the Required Lenders or (y) in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent and the Loan Party or Loan Parties that are parties thereto, with the consent of the Required Lenders; provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender (including any such Lender that is a Defaulting Lender), (ii) reduce or forgive the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce or forgive any interest or fees payable hereunder, without the written consent of each Lender (including any such Lender that is a Defaulting Lender) directly affected thereby (except in connection with the waiver of applicability of any post-default increase in interest rates, which waiver shall be effective with the consent of the Required Lenders), (iii) postpone any scheduled date of payment of the principal amount of any Loan or LC Disbursement, or any date for the payment of any interest, fees or other Obligations payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender (including any such Lender that is a Defaulting Lender) directly affected thereby (except in connection with the waiver of applicability of any post-default increase in interest rates, which waiver shall be effective with the consent of the Required Lenders), (iv) change Section 2.18(b) or (d) in a manner that would alter the manner in which payments are shared, without the written consent of each Lender (other than any Defaulting Lender), (v) increase the advance rate set forth in clause (a)(i) of the definition of Borrowing Base from that in effect on the Effective Date or add new categories of eligible assets,

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without the written consent of the Supermajority Revolving Lenders, (vi) change any of the provisions of this Section or the definition of “Required Lenders” or any other provision of any Loan Document specifying the number or percentage of Lenders (or Lenders of any Class) required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender (other than any Defaulting Lender) directly affected thereby, (vii) change Section 2.20, without the consent of each Lender (other than any Defaulting Lender), (viii) release all or substantially all of the value of the guarantees provided by the Guarantors (except as otherwise permitted herein or in the other Loan Documents from time to time), without the written consent of each Lender (other than any Defaulting Lender), or (ix) except as provided in clause (c) of this Section or in any Collateral Document, release all or substantially all of the Collateral, without the written consent of each Lender (other than any Defaulting Lender); provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, the Issuing Bank or the Swingline Lender hereunder without the prior written consent of the Administrative Agent, the Issuing Bank or the Swingline Lender, as the case may be (it being understood that any amendment to Section 2.20 shall require the consent of the Administrative Agent, the Issuing Bank and the Swingline Lender). The Administrative Agent may also amend the Commitment Schedule to reflect assignments entered into pursuant to Section 9.04. Any amendment, waiver or other modification of this Agreement or any other Loan Document that by its terms affects the rights or duties under this Agreement of the Lenders of one or more Classes (but not the Lenders of any other Class), may be effected by an agreement or agreements in writing entered into by the Borrower and the requisite number or percentage in interest of each affected Class of Lenders that would be required to consent thereto under this Section if such Class of Lenders were the only Class of Lenders hereunder at the time.
(c)    The Lenders and the Issuing Bank hereby irrevocably authorize the Administrative Agent, at its option and in its sole discretion, to release any Liens granted to the Administrative Agent by the Loan Parties on any Collateral (i) upon the termination of all of the Commitments, payment and satisfaction in full in cash of all Secured Obligations (other than Unliquidated Obligations), and the cash collateralization of all Unliquidated Obligations in a manner satisfactory to each affected Lender, (ii) constituting property being sold or disposed of if the Loan Party disposing of such property certifies to the Administrative Agent that the sale or disposition is made in compliance with the terms of this Agreement (and the Administrative Agent may rely conclusively on any such certificate, without further inquiry), and to the extent that the property being sold or disposed of constitutes 100% of the Equity Interests of a Subsidiary, the Administrative Agent is authorized to release any Loan Guaranty or Obligation Guaranty provided by such Subsidiary, (iii) constituting property leased to a Loan Party under a lease which has expired or been terminated in a transaction permitted under this Agreement, or (iv) as required to effect any sale or other disposition of such Collateral in connection with any exercise of remedies of the Administrative Agent and the Lenders pursuant to Article VII. Except as provided in the preceding sentence, the Administrative Agent will not release any Liens on Collateral without the prior written authorization of the Required Lenders; provided that, the Administrative Agent may in its discretion, release its Liens on Collateral valued in the aggregate not in excess of $500,000 during any calendar year without the prior written authorization of the Required Lenders(it being agreed that the Administrative Agent may rely conclusively on one or more certificates of the Borrowers as to the value of any Collateral to be so released, without further inquiry). Any such release shall not in any manner discharge, affect, or

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impair the Obligations or any Liens (other than those expressly being released) upon (or obligations of the Loan Parties in respect of) all interests retained by the Loan Parties, including the proceeds of any sale, all of which shall continue to constitute part of the Collateral. Any execution and delivery by the Administrative Agent of documents in connection with any such release shall be without recourse to or warranty by the Administrative Agent.
(d)    If, in connection with any proposed amendment, waiver or consent requiring the consent of “each Lender” or “each Lender affected thereby,” the consent of the Required Lenders is obtained, but the consent of other necessary Lenders is not obtained (any such Lender whose consent is necessary but has not been obtained being referred to herein as a “Non-Consenting Lender”), then the Borrowers may elect to replace a Non-Consenting Lender as a Lender party to this Agreement, provided that, concurrently with such replacement, (i) another bank or other entity which is reasonably satisfactory to the Borrowers, the Administrative Agent and the Issuing Bank shall agree, as of such date, to purchase for cash the Loans and other Obligations due to the Non-Consenting Lender pursuant to an Assignment and Assumption and to become a Lender for all purposes under this Agreement and to assume all obligations of the Non-Consenting Lender to be terminated as of such date and to comply with the requirements of clause (b) of Section 9.04, and (ii) the Borrowers shall pay to such Non-Consenting Lender in same day funds on the day of such replacement (1) all interest, fees and other amounts then accrued but unpaid to such Non-Consenting Lender by the Borrowers hereunder to and including the date of termination, including without limitation payments due to such Non-Consenting Lender under Sections 2.15 and 2.17, and (2) an amount, if any, equal to the payment which would have been due to such Lender on the day of such replacement under Section 2.16 had the Loans of such Non-Consenting Lender been prepaid on such date rather than sold to the replacement Lender.
(e)    Notwithstanding anything to the contrary herein the Administrative Agent may, with the consent of the Borrower Representative only, amend, modify or supplement this Agreement or any of the other Loan Documents to cure any ambiguity, omission, mistake, defect or inconsistency.
Section 9.03.    Expenses; Indemnity; Damage Waiver. (a) The Loan Parties shall, jointly and severally, pay all (i) reasonable and documented out‑of‑pocket expenses incurred by the Administrative Agent and its Affiliates, including the reasonable and documented fees, charges and disbursements of one primary outside counsel for the Administrative Agent and Lenders, in connection with the syndication and distribution (including, without limitation, via the internet or through an Electronic System) of the credit facilities provided for herein, the preparation and administration of the Loan Documents and any amendments, modifications or waivers of the provisions of the Loan Documents (whether or not the transactions contemplated hereby or thereby shall be consummated), subject to any written agreement between the Administrative Agent and the Company in effect on the Effective Date, (ii) reasonable and documented out-of-pocket expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) out-of-pocket and documented expenses incurred by the Administrative Agent, the Issuing Bank or any Lender, including the fees, charges and disbursements of any counsel and other professional advisors for the Administrative Agent, the Issuing Bank or any Lender, in connection with the enforcement, collection or protection of its rights in connection with the Loan Documents, including its rights under this Section, or in

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connection with the Loans made or Letters of Credit issued hereunder, including all such out-of‑pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit. Expenses being reimbursed by the Loan Parties under this Section include, without limiting the generality of the foregoing, fees, costs and expenses incurred in connection with:
(i)    appraisals and insurance reviews;
(ii)    subject to Section 5.06, field examinations and the preparation of Reports based on the fees charged by a third party retained by the Administrative Agent or the internally allocated fees for each Person employed by the Administrative Agent with respect to each field examination, together with the reasonable and documented fees and expenses associated with collateral monitoring services performed by the Administrative Agent; provided that the Loan Parties shall not be liable for any such fees, costs and expenses in connection with the initial field exam conducted prior to the Effective Date in excess of $40,000;
(iii)    background checks regarding senior management and/or key investors, as deemed necessary or appropriate in the sole discretion of the Administrative Agent;
(iv)    Taxes, fees and other charges for (A) lien and title searches and title insurance and (B) filing financing statements and continuations, and other actions to perfect, protect, and continue the Administrative Agent’s Liens;
(v)    sums paid or incurred to take any action required of any Loan Party under the Loan Documents that such Loan Party fails to pay or take; and
(vi)    forwarding loan proceeds, collecting checks and other items of payment, and establishing and maintaining the accounts and lock boxes, and costs and expenses of preserving and protecting the Collateral.
All of the foregoing fees, costs and expenses may be charged to the Borrowers as Revolving Loans or to another deposit account, all as described in Section 2.18(c).
(b)    The Loan Parties shall, jointly and severally, indemnify the Administrative Agent, the Issuing Bank and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, penalties, incremental taxes, liabilities and related expenses, including the reasonable fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of the Loan Documents or any agreement or instrument contemplated thereby, the performance by the parties hereto of their respective obligations thereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by the Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence

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or Release of Hazardous Materials on or from any property owned or operated by a Loan Party or a Subsidiary, or any Environmental Liability related in any way to a Loan Party or a Subsidiary, (iv) the failure of a Loan Party to deliver to the Administrative Agent the required receipts or other required documentary evidence with respect to a payment made by a Loan Party for Taxes pursuant to Section 2.17, or (v) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not such claim, litigation, investigation or proceeding is brought by any Loan Party or their respective equity holders, Affiliates, creditors or any other third Person and whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, penalties, liabilities or related expenses (A) are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee or (B) arise from disputes solely among Indemnitees (other than (1) claims against an Indemnitee in its capacity, or in fulfilling its role, as an administrative agent or arranger or similar role under the Loan Documents and (2) claims that arise from any misrepresentation under or any default or the breach of any Loan Document, or from any actual or alleged performance or non-performance by the Parent, Intermediate Holdco, any Loan Party or any of its Subsidiaries or other Affiliates or any of their respective officers, directors, stockholders, partners, members, employees, agents, representatives or advisors, as determined by a final, non-appealable judgment of a court having competent jurisdiction). This Section 9.03(b) shall not apply with respect to Taxes other than any Taxes that represent losses or damages arising from any non-Tax claim.
(c)    To the extent that any Loan Party fails to pay any amount required to be paid by it to the Administrative Agent (or any sub-agent thereof), the Swingline Lender or the Issuing Bank (or any Related Party of any of the foregoing) under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent, the Swingline Lender or the Issuing Bank (or any Related Party of any of the foregoing), as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount (it being understood that the Loan Parties’ failure to pay any such amount shall not relieve any Loan Party of any default in the payment thereof); provided that the unreimbursed expense or indemnified loss, claim, damage, penalty, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent, the Swingline Lender or the Issuing Bank in its capacity as such.
(d)    To the extent permitted by applicable law, no Loan Party shall assert, and each Loan Party hereby waives, any claim against any Indemnitee (i) for any damages arising from the use by others of information or other materials obtained through telecommunications, electronic or other information transmission systems (including the Internet) other than any damages determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee or (ii) on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof; provided that, nothing in this paragraph (d) shall relieve any Loan Party of any obligation it may have to indemnify an Indemnitee against special, indirect,

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consequential or punitive damages asserted against such Indemnitee by a third party in accordance with this Agreement.
(e)    All amounts due under this Section shall be payable promptly after written demand therefor.
Section 9.04.    Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), except that (i) no Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by any Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Bank and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b)    (i)    Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more Persons (other than an Ineligible Institution) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment, participations in Letters of Credit and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:
(A)    the Borrower Representative, provided that the Borrower Representative shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof, and provided further that no consent of the Borrower Representative shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default has occurred and is continuing, any other assignee;
(B)    the Administrative Agent;
(C)    the Issuing Bank; and
(D)    the Swingline Lender.
(iii)    Assignments shall be subject to the following additional conditions:
(A)    except in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment

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(determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless each of the Borrower Representative and the Administrative Agent otherwise consent, provided that no such consent of the Borrower Representative shall be required if an Event of Default has occurred and is continuing;
(B)    each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;
(C)    the parties to each assignment shall execute and deliver to the Administrative Agent (x) an Assignment and Assumption or (y) to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to a Platform as to which the Administrative Agent and the parties to the Assignment and Assumption are participants, together with a processing and recordation fee of $3,500; and
(D)    the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Company, the other Loan Parties and their Related Parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws.
For the purposes of this Section 9.04(b), the terms “Approved Fund” and “Ineligible Institution” have the following meanings:
“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
“Ineligible Institution” means a (a) natural person, (b) a Defaulting Lender, its Subsidiary or its Lender Parent, (c) holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person or relative(s) thereof; provided that, such holding company, investment vehicle or trust shall not constitute an Ineligible Institution if it (x) has not been established for the primary purpose of acquiring any Loans or Commitments, (y) is managed by a professional advisor, who is not such natural person or a relative thereof, having significant experience in the business of making or purchasing commercial loans, and (z) has assets greater than $25,000,000 and a significant part of its activities consist of making or purchasing commercial loans and similar extensions of credit in the ordinary course of its business; or (d) a Loan Party or a Subsidiary or other Affiliate of a Loan Party.

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(iii)    Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 9.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.
(iv)    The Administrative Agent, acting for this purpose as a non-fiduciary agent of the Borrowers, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrowers, the Administrative Agent, the Issuing Bank and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrowers, the Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
(v)    Upon its receipt of (x) a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, or (y) to the extent applicable, an agreement incorporating an Assignment and Assumption by reference, pursuant to a Platform as to which the Administrative Agent and the parties to the Assignment and Assumption are participants, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.05, 2.06(d) or (e), 2.07(b), 2.18(d) or 9.03(c), the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.
(c)    Any Lender may, without the consent of the Borrowers, the Administrative Agent, the Issuing Bank or the Swingline Lender, sell participations to one or more banks or other entities

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(a “Participant”) other than an Ineligible Institution in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged; (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations; and (C) the Borrowers, the Administrative Agent, the Issuing Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant. The Borrowers agree that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 (subject to the requirements and limitations therein, including the requirements under Section 2.17(f) and (g) (it being understood that the documentation required under Section 2.17(f) shall be delivered to the participating Lender and the information and documentation required under Section 2.17(g) will be delivered to the Borrowers and the Administrative Agent)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Sections 2.18 and 2.19 as if it were an assignee under paragraph (b) of this Section; and (B) shall not be entitled to receive any greater payment under Section 2.15 or 2.17, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation.
Each Lender that sells a participation agrees, at the Borrowers’ request and expense, to use reasonable efforts to cooperate with the Borrowers to effectuate the provisions of Section 2.19(b) with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.18(c) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under this Agreement or any other Loan Document (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, Letters of Credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

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(d)    Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
Section 9.05.    Survival. All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, the Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 2.15, 2.16, 2.17 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any other Loan Document or any provision hereof or thereof.
Section 9.06.    Counterparts; Integration; Effectiveness; Electronic Execution. (a) This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.
(b)    Delivery of an executed counterpart of a signature page of this Agreement by telecopy, emailed .pdf or any other electronic means that reproduces an image of the actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to any document to be signed in connection with this Agreement and the transactions contemplated hereby or thereby shall be deemed to include Electronic Signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the

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Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.
Section 9.07.    Severability. Any provision of any Loan Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.
Section 9.08.    Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of any Loan Party against any of and all the Secured Obligations held by such Lender, irrespective of whether or not such Lender shall have made any demand under the Loan Documents and although such obligations may be unmatured. The applicable Lender shall notify the Borrower Representative and the Administrative Agent of such set-off or application, provided that any failure to give or any delay in giving such notice shall not affect the validity of any such set-off or application under this Section. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.
Section 9.09.    Governing Law; Jurisdiction; Consent to Service of Process. (a) The Loan Documents (other than those containing a contrary express choice of law provision) shall be governed by and construed in accordance with the internal laws (and not the law of conflicts) of the State of New York, but giving effect to federal laws applicable to national banks.
(b)    Each Loan Party hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any U.S. Federal or New York State court sitting in New York, New York in any action or proceeding arising out of or relating to any Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that the Administrative Agent, the Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Loan Party or its properties in the courts of any jurisdiction.
(c)    Each party hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto

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hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
(d)    Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.
Section 9.10.    WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, OTHER AGENT (INCLUDING ANY ATTORNEY) OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
Section 9.11.    Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.
Section 9.12.    Confidentiality. Each of the Administrative Agent, the Issuing Bank and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any Governmental Authority (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by any Requirement of Law or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies under this Agreement or any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Loan Parties or their Subsidiaries and their obligations, (g) with the consent of Parent or the Borrower Representative or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, the Issuing Bank or any Lender on a non-confidential basis from a source other than Parent, Intermediate Holdco, or the Borrowers. For the purposes of this Section, “Information” means all confidential information received from

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Parent or the Borrowers relating to Parent, the Borrowers or their respective business, other than any such information that is available to the Administrative Agent, the Issuing Bank or any Lender on a non-confidential basis prior to disclosure by Parent or the Borrowers and other than information pertaining to this Agreement routinely provided by arrangers to data service providers, including league table providers, that serve the lending industry. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
EACH LENDER ACKNOWLEDGES THAT INFORMATION AS DEFINED IN SECTION 9.12 FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE COMPANY, AND ITS AFFILIATES, THE OTHER LOAN PARTIES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.
ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY THE BORROWERS OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT THE COMPANY, THE LOAN PARTIES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES. ACCORDINGLY, EACH LENDER REPRESENTS TO THE BORROWERS AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.
Section 9.13.    Several Obligations; Nonreliance; Violation of Law. The respective obligations of the Lenders hereunder are several and not joint and the failure of any Lender to make any Loan or perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder. Each Lender hereby represents that it is not relying on or looking to any margin stock (as defined in Regulation U of the Board) for the repayment of the Borrowings provided for herein. Anything contained in this Agreement to the contrary notwithstanding, neither the Issuing Bank nor any Lender shall be obligated to extend credit to the Borrowers in violation of any Requirement of Law.
Section 9.14.    USA PATRIOT Act. Each Lender that is subject to the requirements of the USA PATRIOT Act hereby notifies each Loan Party that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies such Loan Party,

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which information includes the name and address of such Loan Party and other information that will allow such Lender to identify such Loan Party in accordance with the USA PATRIOT Act.
Section 9.15.    Disclosure. Each Loan Party, each Lender and the Issuing Bank hereby acknowledges and agrees that the Administrative Agent and/or its Affiliates from time to time may hold investments in, make other loans to or have other relationships with any of the Loan Parties and their respective Affiliates.
Section 9.16.    Appointment for Perfection. Each Lender hereby appoints each other Lender as its agent for the purpose of perfecting Liens, for the benefit of the Administrative Agent and the other Secured Parties, in assets which, in accordance with Article 9 of the UCC or any other applicable law can be perfected only by possession or control. Should any Lender (other than the Administrative Agent) obtain possession or control of any such Collateral, such Lender shall notify the Administrative Agent thereof, and, promptly upon the Administrative Agent’s request therefor shall deliver such Collateral to the Administrative Agent or otherwise deal with such Collateral in accordance with the Administrative Agent’s instructions.
Section 9.17.    Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.
Section 9.18.    Marketing Consent. The Borrowers hereby authorize Chase and its affiliates (including without limitation J.P. Morgan Securities LLC) (collectively, the “Chase Parties”), at their respective sole expense, but without any prior approval by the Borrowers, to publish such tombstones and give such other publicity to this Agreement as each may from time to time determine in its sole discretion. The foregoing authorization shall remain in effect unless and until the Borrower Representative notifies Chase in writing that such authorization is revoked.
ARTICLE X
LOAN GUARANTY
Section 10.01.    Guaranty. Each Loan Guarantor (other than those that have delivered a separate Guaranty) hereby agrees that it is jointly and severally liable for, and, as a primary obligor and not merely as surety, absolutely, unconditionally and irrevocably guarantees to the Secured Parties, the prompt payment when due, whether at stated maturity, upon acceleration or otherwise, and at all times thereafter, of the Secured Obligations and all costs and expenses payable pursuant

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to Section 9.03(a) (such costs and expenses, together with the Secured Obligations, collectively the “Guaranteed Obligations”; provided, however, that the definition of “Guaranteed Obligations” shall not include, and shall not create any guarantee by any Loan Guarantor of (or grant of security interest by any Loan Guarantor to support, as applicable), any Excluded Swap Obligations of such Loan Guarantor for purposes of determining any obligations of any Loan Guarantor). Each Loan Guarantor further agrees that the Guaranteed Obligations may be extended or renewed in whole or in part without notice to or further assent from it, and that it remains bound upon its guarantee notwithstanding any such extension or renewal. All terms of this Loan Guaranty apply to and may be enforced by or on behalf of any domestic or foreign branch or Affiliate of any Lender that extended any portion of the Guaranteed Obligations.
Section 10.02.    Guaranty of Payment. This Loan Guaranty is a guaranty of payment and not of collection. Each Loan Guarantor waives any right to require the Administrative Agent, the Issuing Bank or any Lender to sue the Parent, Intermediate Holdco, any Borrower, any Loan Guarantor, any other guarantor of, or any other Person obligated for, all or any part of the Guaranteed Obligations (each, an “Obligated Party”), or otherwise to enforce its payment against any collateral securing all or any part of the Guaranteed Obligations.
Section 10.03.    No Discharge or Diminishment of Loan Guaranty. (a) Except as otherwise provided for herein, the obligations of each Loan Guarantor hereunder are unconditional and absolute and not subject to any reduction, limitation, impairment or termination for any reason (other than the indefeasible payment in full in cash of the Guaranteed Obligations), including: (i) any claim of waiver, release, extension, renewal, settlement, surrender, alteration or compromise of any of the Guaranteed Obligations, by operation of law or otherwise; (ii) any change in the corporate existence, structure or ownership of any Borrower or any other Obligated Party liable for any of the Guaranteed Obligations; (iii) any insolvency, bankruptcy, reorganization or other similar proceeding affecting any Obligated Party or their assets or any resulting release or discharge of any obligation of any Obligated Party; or (iv) the existence of any claim, setoff or other rights which any Loan Guarantor may have at any time against any Obligated Party, the Administrative Agent, the Issuing Bank, any Lender or any other Person, whether in connection herewith or in any unrelated transactions.
(b)    The obligations of each Loan Guarantor hereunder are not subject to any defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of any of the Guaranteed Obligations or otherwise, or any provision of applicable law or regulation purporting to prohibit payment by any Obligated Party, of the Guaranteed Obligations or any part thereof.
(c)    Further, the obligations of any Loan Guarantor hereunder are not discharged or impaired or otherwise affected by: (i) the failure of the Administrative Agent, the Issuing Bank or any Lender to assert any claim or demand or to enforce any remedy with respect to all or any part of the Guaranteed Obligations; (ii) any waiver or modification of or supplement to any provision of any agreement relating to the Guaranteed Obligations; (iii) any release, non-perfection or invalidity of any indirect or direct security for the obligations of any Borrower for all or any part of the Guaranteed Obligations or any obligations of any other Obligated Party liable for any of the

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Guaranteed Obligations; (iv) any action or failure to act by the Administrative Agent, the Issuing Bank or any Lender with respect to any collateral securing any part of the Guaranteed Obligations; or (v) any default, failure or delay, willful or otherwise, in the payment or performance of any of the Guaranteed Obligations, or any other circumstance, act, omission or delay that might in any manner or to any extent vary the risk of such Loan Guarantor or that would otherwise operate as a discharge of any Loan Guarantor as a matter of law or equity (other than the indefeasible payment in full in cash of the Guaranteed Obligations).
Section 10.04.    Defenses Waived. To the fullest extent permitted by applicable law, each Loan Guarantor hereby waives any defense based on or arising out of any defense of any Borrower or any Loan Guarantor or the unenforceability of all or any part of the Guaranteed Obligations from any cause, or the cessation from any cause of the liability of any Borrower, any Loan Guarantor or any other Obligated Party, other than the indefeasible payment in full in cash of the Guaranteed Obligations. Without limiting the generality of the foregoing, each Loan Guarantor irrevocably waives acceptance hereof, presentment, demand, protest and, to the fullest extent permitted by law, any notice not provided for herein, as well as any requirement that at any time any action be taken by any Person against any Obligated Party or any other Person. Each Loan Guarantor confirms that it is not a surety under any state law and shall not raise any such law as a defense to its obligations hereunder. The Administrative Agent may, at its election, foreclose on any Collateral held by it by one or more judicial or nonjudicial sales, accept an assignment of any such Collateral in lieu of foreclosure or otherwise act or fail to act with respect to any collateral securing all or a part of the Guaranteed Obligations, compromise or adjust any part of the Guaranteed Obligations, make any other accommodation with any Obligated Party or exercise any other right or remedy available to it against any Obligated Party, without affecting or impairing in any way the liability of such Loan Guarantor under this Loan Guaranty except to the extent the Guaranteed Obligations have been fully and indefeasibly paid in cash. To the fullest extent permitted by applicable law, each Loan Guarantor waives any defense arising out of any such election even though that election may operate, pursuant to applicable law, to impair or extinguish any right of reimbursement or subrogation or other right or remedy of any Loan Guarantor against any Obligated Party or any security.
Section 10.05.    Rights of Subrogation. No Loan Guarantor will assert any right, claim or cause of action, including, without limitation, a claim of subrogation, contribution or indemnification, that it has against any Obligated Party or any Collateral, until the Loan Parties and the Loan Guarantors have fully performed all their obligations to the Administrative Agent, the Issuing Bank and the Lenders.
Section 10.06.    Reinstatement; Stay of Acceleration. If at any time any payment of any portion of the Guaranteed Obligations (including a payment effected through exercise of a right of setoff) is rescinded, or must otherwise be restored or returned upon the insolvency, bankruptcy or reorganization of any Borrower or otherwise (including pursuant to any settlement entered into by a Secured Party in its discretion), each Loan Guarantor’s obligations under this Loan Guaranty with respect to that payment shall be reinstated at such time as though the payment had not been made and whether or not the Administrative Agent, the Issuing Bank and the Lenders are in possession of this Loan Guaranty. If acceleration of the time for payment of any of the Guaranteed Obligations is stayed upon the insolvency, bankruptcy or reorganization of any Borrower, all such amounts

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otherwise subject to acceleration under the terms of any agreement relating to the Guaranteed Obligations shall nonetheless be payable by the Loan Guarantors forthwith on demand by the Administrative Agent.
Section 10.07.    Information. Each Loan Guarantor assumes all responsibility for being and keeping itself informed of the Borrowers’ financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations and the nature, scope and extent of the risks that each Loan Guarantor assumes and incurs under this Loan Guaranty, and agrees that none of the Administrative Agent, the Issuing Bank or any Lender shall have any duty to advise any Loan Guarantor of information known to it regarding those circumstances or risks.
Section 10.08.    Termination. Each of the Lenders and the Issuing Bank may continue to make loans or extend credit to the Borrowers based on this Loan Guaranty until five (5) days after it receives written notice of termination from any Loan Guarantor. Notwithstanding receipt of any such notice, each Loan Guarantor will continue to be liable to the Lenders for any Guaranteed Obligations created, assumed or committed to prior to the fifth day after receipt of the notice, and all subsequent renewals, extensions, modifications and amendments with respect to, or substitutions for, all or any part of such Guaranteed Obligations. Nothing in this Section 10.08 shall be deemed to constitute a waiver of, or eliminate, limit, reduce or otherwise impair any rights or remedies the Administrative Agent or any Lender may have in respect of, any Default or Event of Default that shall exist under clause (o) of Article VII hereof as a result of any such notice of termination.
Section 10.09.    Taxes. Each payment of the Guaranteed Obligations will be made by each Loan Guarantor without withholding for any Taxes, unless such withholding is required by law. If any Loan Guarantor determines, in its sole discretion exercised in good faith, that it is so required to withhold Taxes, then such Loan Guarantor may so withhold and shall timely pay the full amount of withheld Taxes to the relevant Governmental Authority in accordance with applicable law. If such Taxes are Indemnified Taxes, then the amount payable by such Loan Guarantor shall be increased as necessary so that, net of such withholding (including such withholding applicable to additional amounts payable under this Section), the Administrative Agent, Lender or Issuing Bank (as the case may be) receives the amount it would have received had no such withholding been made.
Section 10.10.    Maximum Liability. Notwithstanding any other provision of this Loan Guaranty, the amount guaranteed by each Loan Guarantor hereunder shall be limited to the extent, if any, required so that its obligations hereunder shall not be subject to avoidance under Section 548 of the Bankruptcy Code or under any applicable state Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act or similar statute or common law. In determining the limitations, if any, on the amount of any Loan Guarantor’s obligations hereunder pursuant to the preceding sentence, it is the intention of the parties hereto that any rights of subrogation, indemnification or contribution which such Loan Guarantor may have under this Loan Guaranty, any other agreement or applicable law shall be taken into account.

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Section 10.11.    Contribution.
(a)    To the extent that any Loan Guarantor shall make a payment under this Loan Guaranty (a “Guarantor Payment”) which, taking into account all other Guarantor Payments then previously or concurrently made by any other Loan Guarantor, exceeds the amount which otherwise would have been paid by or attributable to such Loan Guarantor if each Loan Guarantor had paid the aggregate Guaranteed Obligations satisfied by such Guarantor Payment in the same proportion as such Loan Guarantor’s “Allocable Amount” (as defined below) (as determined immediately prior to such Guarantor Payment) bore to the aggregate Allocable Amounts of each of the Loan Guarantors as determined immediately prior to the making of such Guarantor Payment, then, following indefeasible payment in full in cash of the Guarantor Payment and the Guaranteed Obligations (other than Unliquidated Obligations that have not yet arisen), and all Commitments and Letters of Credit have terminated or expired or, in the case of all Letters of Credit, are fully collateralized on terms set forth in this Agreement, the Swap Agreement Obligations and the Banking Services Obligations have terminated, such Loan Guarantor shall be entitled to receive contribution and indemnification payments from, and be reimbursed by, each other Loan Guarantor for the amount of such excess, pro rata based upon their respective Allocable Amounts in effect immediately prior to such Guarantor Payment.
(b)    As of any date of determination, the “Allocable Amount” of any Loan Guarantor shall be equal to the excess of the fair saleable value of the property of such Loan Guarantor over the total liabilities of such Loan Guarantor (including the maximum amount reasonably expected to become due in respect of contingent liabilities, calculated, without duplication, assuming each other Loan Guarantor that is also liable for such contingent liability pays its ratable share thereof), giving effect to all payments made by other Loan Guarantors as of such date in a manner to maximize the amount of such contributions.
(c)    This Section 10.11 is intended only to define the relative rights of the Loan Guarantors, and nothing set forth in this Section 10.11 is intended to or shall impair the obligations of the Loan Guarantors, jointly and severally, to pay any amounts as and when the same shall become due and payable in accordance with the terms of this Loan Guaranty.
(d)    The parties hereto acknowledge that the rights of contribution and indemnification hereunder shall constitute assets of the Loan Guarantor or Loan Guarantors to which such contribution and indemnification is owing.
(e)    The rights of the indemnifying Loan Guarantors against other Loan Guarantors under this Section 10.11 shall be exercisable upon the full and indefeasible payment of the Guaranteed Obligations in cash (other than Unliquidated Obligations that have not yet arisen) and the termination or expiry (or, in the case of all Letters of Credit, full cash collateralization in accordance with this Agreement), on terms reasonably acceptable to the Administrative Agent and the Issuing Bank, of the Commitments and all Letters of Credit issued hereunder and the termination of this Agreement, the Swap Agreement Obligations and the Banking Services Obligations.
Section 10.12.    Liability Cumulative. The liability of each Loan Party as a Loan Guarantor under this Article X is in addition to and shall be cumulative with all liabilities of each Loan Party

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to the Administrative Agent, the Issuing Bank and the Lenders under this Agreement and the other Loan Documents to which such Loan Party is a party or in respect of any obligations or liabilities of the other Loan Parties, without any limitation as to amount, unless the instrument or agreement evidencing or creating such other liability specifically provides to the contrary.
Section 10.13.    Keepwell. Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Guarantor to honor all of its obligations under this Guarantee in respect of a Swap Obligation (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 10.13 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 10.13 or otherwise under this Loan Guaranty or Obligation Guaranty, as applicable, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). Except as otherwise provided herein, the obligations of each Qualified ECP Guarantor under this Section 10.13 shall remain in full force and effect until the termination of all Swap Obligations. Each Qualified ECP Guarantor intends that this Section 10.13 constitute, and this Section 10.13 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Loan Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.
ARTICLE XI
THE BORROWER REPRESENTATIVE
Section 11.01.    Appointment; Nature of Relationship. The Company is hereby appointed by each of the Borrowers as its contractual representative (herein referred to as the “Borrower Representative”) hereunder and under each other Loan Document, and each of the Borrowers irrevocably authorizes the Borrower Representative to act as the contractual representative of such Borrower with the rights and duties expressly set forth herein and in the other Loan Documents. The Borrower Representative agrees to act as such contractual representative upon the express conditions contained in this Article XI. Additionally, the Borrowers hereby appoint the Borrower Representative as their agent to receive all of the proceeds of the Loans in the Funding Account(s), at which time the Borrower Representative shall promptly disburse such Loans to the appropriate Borrower(s), provided that, in the case of a Revolving Loan, such amount shall not exceed Availability. The Administrative Agent and the Lenders, and their respective officers, directors, agents or employees, shall not be liable to the Borrower Representative or any Borrower for any action taken or omitted to be taken by the Borrower Representative or the Borrowers pursuant to this Section 11.01.
Section 11.02.    Powers. The Borrower Representative shall have and may exercise such powers under the Loan Documents as are specifically delegated to the Borrower Representative by the terms of each thereof, together with such powers as are reasonably incidental thereto. The Borrower Representative shall have no implied duties to the Borrowers, or any obligation to the Lenders to take any action thereunder except any action specifically provided by the Loan Documents to be taken by the Borrower Representative.

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Section 11.03.    Employment of Agents. The Borrower Representative may execute any of its duties as the Borrower Representative hereunder and under any other Loan Document by or through authorized officers.
Section 11.04.    Notices. Each Borrower shall immediately notify the Borrower Representative of the occurrence of any Default hereunder referring to this Agreement describing such Default and stating that such notice is a “notice of default”. In the event that the Borrower Representative receives such a notice, the Borrower Representative shall give prompt notice thereof to the Administrative Agent and the Lenders as required in this Agreement. Any notice provided to the Borrower Representative hereunder shall constitute notice to each Borrower on the date received by the Borrower Representative.
Section 11.05.    Successor Borrower Representative. Upon the prior written consent of the Administrative Agent, the Borrower Representative may resign at any time, such resignation to be effective upon the appointment of a successor Borrower Representative. The Administrative Agent shall give prompt written notice of such resignation to the Lenders.
Section 11.06.    Execution of Loan Documents; Borrowing Base Certificate. The Borrowers hereby empower and authorize the Borrower Representative, on behalf of the Borrowers, to execute and deliver to the Administrative Agent and the Lenders the Loan Documents and all related agreements, certificates, documents, or instruments as shall be necessary or appropriate to effect the purposes of the Loan Documents, including, without limitation, the Borrowing Base Certificates and the Compliance Certificates. Each Borrower agrees that any action taken by the Borrower Representative or the Borrowers in accordance with the terms of this Agreement or the other Loan Documents, and the exercise by the Borrower Representative of its powers set forth therein or herein, together with such other powers that are reasonably incidental thereto, shall be binding upon all of the Borrowers.
Section 11.07.    Reporting. Each Borrower hereby agrees that such Borrower shall furnish promptly after each fiscal month to the Borrower Representative a copy of its Borrowing Base Certificate and any other certificate or report required hereunder or requested by the Borrower Representative on which the Borrower Representative shall rely to prepare the Borrowing Base Certificates and Compliance Certificate required pursuant to the provisions of this Agreement.
(Signature Pages Follow)

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.
BORROWERS:
BIO-REFERENCE LABORATORIES, INC. GENEDX, INC.
FLORIDA CLINICAL LABORATORY, INC.
MERIDIAN CLINICAL LABORATORY CORP.

By:	/s/ Nicholas Papazicos Name: Nicholas Papazicos Title: Senior Vice President and Chief

Financial Officer

OTHER LOAN PARTIES:
CAREEVOLVE.COM, INC.
BRLI-GENPATH DIAGNOSTICS INC
GENEDX MENA LLC

By:	/s/ Nicholas Papazicos Name: Nicholas Papazicos Title: Senior Vice President and Chief

Financial Officer

[BRLI - CREDIT AGREEMENT]

JPMORGAN CHASE BANK, N.A., individually and as Administrative Agent, Issuing Bank and Swingline Lender

By	/s/ Eric A. Anderson Name: Eric A. Anderson Title: Authorized Officer

[BRLI - CREDIT AGREEMENT]

COMMITMENT SCHEDULE

Lender	Revolving Commitment
JPMorgan Chase Bank, N.A.	$175,000,000
Total	$175,000,000

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